Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SUNEDISON, INC.,

SEV MERGER SUB INC.

AND

VIVINT SOLAR, INC.

Dated as of July 20, 2015

-i-

Exhibit A – Voting Agreement

Exhibit B – Form of Indenture

-ii-

INDEX OF DEFINED TERMS

Location of Definition
313 Acquisition	Recitals
Acquired Entity	Section 8.03(a)
Acquired Entity Facility	Section 8.03(b)
Affected Employees	Section 5.04(a)
affiliate	Section 8.03(c)
Affiliate Purchaser	Section 8.03(d)
Affiliate Sale	Section 8.03(e)
Affiliate Sale Agreement	Section 8.03(f)
Agreement	Preamble
Anticipated Closing Date	Section 8.03(mm)
Benefit Period	Section 5.04(a)
Book-Entry Share	Section 2.01(b)
Business Day	Section 8.03(g)
capital stock	Section 8.03(h)
Cash Consideration	Section 2.01(b)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Change or Changes	Section 8.03(l)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Notice	Section 7.01(i)
Code	Section 2.02(f)
Committed Bidder	Section 4.03(g)
Common Shares Trust	Section 2.02(b)(v)(B)
Company	Preamble
Company Board	Recitals
Company Change of Recommendation	Section 4.03(d)
Company Common Stock	Section 3.01(b)(i)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(B)
Company Employee Stock Plans	Section 3.01(b)(i)
Company Financial Advisors	Section 3.01(t)
Company Financial Statements	Section 3.01(e)(iii)
Company Indemnified Parties	Section 5.05(c)
Company Intellectual Property	Section 3.01(o)(ii)
Company Joint Venture	Section 8.03(i)
Company LTIP Award	Section 8.03(l)
Company Material Adverse Effect	Section 8.03(l)
Company Material Business	Section 4.03(a)
Company Material Contract	Section 3.01(w)(i)
Company Recommendation	Section 4.03(d)
Company Related Party	Section 7.04
Company Restricted Stock Unit	Section 8.03(k)
Company SEC Reports	Section 3.01(e)(i)
Company Stock Option	Section 8.03(n)

Location of Definition
Company Stockholder Approval	Section 3.01(s)
Company Stockholders’ Meeting	Section 3.01(d)(ii)
Company Superior Proposal	Section 4.03(e)
Company Systems	Section 3.01(p)
Company Takeover Proposal	Section 4.03(a)
Company Termination Fee	Section 7.03(a)
Company Voting Debt	Section 3.01(b)(iii)
Complaint	Section 8.03(m)
Conditional Commitment	Section 4.03(g)
Confidentiality Agreement	Section 4.03(a)
Consents	Section 3.01(d)(ii)
Contract	Section 8.03(o)
control	Section 8.03(c)
Controlled Group	Section 3.01(l)(ii)(D)
Controlled Group Liability	Section 3.01(l)(ii)(A)
Convertible Note	Section 8.03(p)
Convertible Note Consideration	Section 2.01(b)
Customer Agreement	Section 8.03(q)
Debt Financing	Section 3.02(j)(i)
Debt Financing Commitments	Section 3.02(j)(i)
Debt Financing Parties	Section 8.03(r)
Debt Financing Sources	Section 3.02(j)(i)
DGCL	Recitals
Disqualified Person	Section 8.03(s)
Dissenting Stockholder	Section 2.01(d)
Dissenting Stockholder Shares	Section 2.01(d)
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Environmental Claim	Section 3.01(n)(vii)(A)
Environmental Laws	Section 3.01(n)(vii)(B)
Environmental Permits	Section 3.01(n)(ii)
Equity Award Exchange Ratio	Section 2.03(f)(i)
Equity Award Measurement Price	Section 2.03(f)(ii)
ERISA	Section 3.01(l)(i)
Excess Shares	Section 2.02(b)(v)(A)
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Excluded Share and Excluded Shares	Section 2.01(a)
Expense Reimbursement	Section 7.03(c)
Fairness Opinion	Section 3.01(t)
Fee Letters	Section 3.02(j)(i)
FTC	Section 5.03(b)
GAAP	Section 3.01(e)(iii)
Governmental Authority	Section 3.01(d)(i)
Hazardous Materials	Section 3.01(n)(vii)(C)
Host Customer	Section 8.03(t)

-iii-

Location of Definition
HSR Act	Section 3.01(d)(ii)
indebtedness	Section 8.03(u)
Indenture	Section 8.03(v)
Intellectual Property	Section 3.01(o)(iv)
Intervening Event	Section 4.03(e)
Joint Proxy/S-4	Section 3.01(d)(ii)
Joint Venture	Section 8.03(w)
knowledge	Section 8.03(x)
laws	Section 3.01(d)(i)
Leased Real Property	Section 8.03(y)
Leases	Section 8.03(z)
Letter of Transmittal	Section 2.02(b)(i)
Lien	Section 3.01(b)(iv)
LTIP Payment	Section 2.03(d)
LTIP Plans	Section 8.03(bb)
Marketing Period	Section 8.03(aa)
Measurement Price	Section 2.01(b)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
New Plans	Section 5.04(c)
New Tax Equity Funds	Section 4.01(e)
New Tax Equity Transaction Documents	Section 4.01(d)
Non-Recourse Party	Section 8.15
NYSE	Section 2.01(b)
Offering Documents	Section 8.03(cc)
Old Plans	Section 5.04(c)
Option Payment	Section 2.03(a)
Options	Section 8.03(dd)
orders	Section 3.01(d)(i)
Other Employee Benefit Plan	Section 5.04(b)
Outside Counsel Only Material	Section 5.02(a)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.01(b)
Parent Disclosure Letter	Section 3.02
Parent Employee Stock Plan	Section 8.03(ee)
Parent Financial Statements	Section 3.02(e)(iii)
Parent Joint Venture	Section 8.03(ff)
Parent Material Adverse Effect	Section 8.03(gg)
Parent Restricted Stock Unit	Section 8.03(hh)
Parent SEC Reports	Section 3.02(e)(i)
Parent Stock Option	Section 8.03(ii)
Parent Voting Debt	Section 3.02(b)(iii)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(r)(ii)
person	Section 8.03(jj)
Plan	Section 3.01(l)(ii)(C)
Post-Signing Period	Section 8.03(kk)
Proxy Statement	Section 3.01(d)(ii)
Recapture Period	Section 8.03(ll)

Location of Definition
Recommendation Change Notice	Section 4.03(e)
Recommendation Change Notice Period	Section 4.03(e)
Related Party Agreements	Section 3.01(w)(i)(B)
Release	Section 3.01(n)(vii)(D)
Representative	Section 4.03(a)
Required Information	Section 8.03(mm)
Retiree Welfare Plan	Section 3.01(l)(iv)
Scheduled IP	Section 3.01(o)(i)
SEC	Section 3.01(d)(ii)
Section 16	Section 5.09
Section 1603	Section 8.03(nn)
Section 1603 Grant	Section 8.03(oo)
Section 1603 Grant Application	Section 8.03(pp)
Section 1603 Grant Project	Section 8.03(qq)
Section 1603 Guidance	Section 8.03(rr)
Securities Act	Section 3.01(e)(i)
Share or Shares	Section 2.01(a)
shares of capital stock	Section 8.03(h)
Single Employer Pension Plan	Section 3.01(l)(iv)
Solvent	Section 3.02(j)(v)
SOX	Section 3.01(e)(i)
Standstill Agreement	Section 4.03(c)
Stock Consideration	Section 2.01(b)
Stockholders Agreement	Section 8.03(ss)
Stockholders Agreement Waiver	Recitals
subsidiary	Section 8.03(tt)
Surviving Corporation	Section 1.01
Systems	Section 3.01(p)
Takeover Agreement	Section 4.03(d)
Takeover Laws	Section 3.01(u)
Takeover Provisions	Section 3.01(u)
Tax Equity Fund	Section 8.03(uu)
Tax Equity Investor	Section 8.03(vv)
Tax Equity Transaction Documents	Section 8.03(ww)
Tax Return	Section 3.01(k)
Taxes	Section 3.01(k)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.08
Treasury	Section 3.01(l)(vii)
Vested Company Option	Section 2.03(a)
Voting Agreement	Recitals
Willful Breach	Section 8.03(xx)

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2015 (this “Agreement”), by and among SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, the Merger Sub and the Company desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub have adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company has obtained a waiver of the consent obligation under the Stockholders Agreement that is required as a condition to the Company’s execution and delivery of this Agreement and the performance of the obligations contemplated hereby (the “Stockholders Agreement Waiver”);

WHEREAS, simultaneously with the execution of this Agreement, Parent and 313 Acquisition LLC, a Delaware limited liability company (“313 Acquisition”), are entering into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the terms thereof, 313 Acquisition has agreed, among other things, to vote its shares of Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

Section 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the parties shall cause the closing of the Merger (the “Closing”) to take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at such time). Notwithstanding anything herein to the contrary and notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, (a) if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall take place instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ written notice to the Company and (ii) the Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI and (b) in no event shall Parent or Merger Sub be required to complete the Merger and consummate the transactions contemplated hereby prior to September 30, 2015. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain “Vivint Solar, Inc.” and the provisions of the certificate of incorporation of Merger Sub regarding the incorporator of Merger Sub shall be omitted) and as amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable law (and subject to Section 5.05 hereof).

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The parties shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of Company Common Stock or any capital stock of Merger Sub:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (a “Share” and collectively, the “Shares”) that is owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and each Share owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) (each such Share being an “Excluded Share” and collectively, “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Section 2.02(b)(v), (i) an amount in cash equal to $9.89 without interest (the “Cash Consideration”), (ii) the principal amount of $3.30 of a Convertible Note on the terms and conditions set forth in the form of Indenture attached hereto as Exhibit B (the “Convertible Note Consideration”) and (iii) that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Stock Consideration”) equal to the quotient determined by dividing $3.31 by the Measurement Price and rounding the result to the nearest 1/100,000 of a share (the “Exchange Ratio”) provided, however, that if the Measurement Price is less than $27.51, the Exchange Ratio will be 0.120 and if the Measurement Price is greater than $33.62, the Exchange Ratio will be 0.098 (the Stock Consideration, together with the Cash Consideration, and the Convertible Note

Consideration, the “Merger Consideration”). From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Excluded Shares and Dissenting Stockholder Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares and Dissenting Stockholder Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares and Dissenting Stockholder Shares) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor as contemplated by Section 2.02(b)(v) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate or receipt of an “agent’s message” in accordance with Section 2.02, all without interest. “Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the New York Stock Exchange (“NYSE”) for the thirty (30) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Effective Time (as reported by The Wall Street Journal for each such trading day, or, if not reported by The Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who (a) is entitled to demand and properly demands appraisal of such shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholder Shares”, and each stockholder holding Dissenting Stockholder Shares, a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Stockholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.01, without any interest thereon and less any applicable withholding taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal of any shares or settle or offer to settle any such demands.

Section 2.02 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, (i) a number of Convertible Notes sufficient to deliver the aggregate Convertible Notes Consideration, (ii) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (iii) a cash amount in immediately available funds equal to the aggregate Cash Consideration and any cash in lieu of fractional shares pursuant to Section 2.02(b)(v) (the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall engage the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Cash Consideration portion of such Merger Consideration made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, (iii) deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or (v) a combination of the foregoing, in each case, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the level required to make prompt cash payment of the Cash Consideration shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to promptly make such cash payments. For the avoidance of doubt, the Exchange Fund deposited with the Paying Agent at or immediately following the Effective Time shall include the portion of the Cash Consideration or the shares of Parent Common Stock or Convertible Notes that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Stockholder Shares.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form, reasonably acceptable to Parent and the Company (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to this Section 2.02(b).

(ii) Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to this Section 2.02(b). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) Transfer of Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment pays any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(iv) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(v) No Fractional Shares; No Fractional Convertible Notes.

(A) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Paying Agent (reduced by any fees of the Paying Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.02(b) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.02(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as reasonably practicable after the Effective Time, the Paying Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then-prevailing prices on the NYSE in the manner provided in Section 2.02(b)(v)(B).

(B) The sale of the Excess Shares by the Paying Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Paying Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Paying Agent shall determine the portion of the Common Shares Trust to which each former holder of Shares shall be entitled, if any, by multiplying (I) the amount of the aggregate proceeds comprising the Common Shares Trust by (II) a fraction, (x) the numerator of which is the amount of the fractional share interest to which such former holder of Shares would otherwise be entitled and (y) the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(C) No fraction of a Convertible Note shall be issued pursuant to the issuance of Convertible Note Consideration in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to any fractional Convertible Notes (after aggregating all fractional Convertible Notes issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional Convertible Notes equal to the face value of such fractional Convertible Notes. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Convertible Notes was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Convertible Notes.

(D) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock and Convertible Notes, the Paying Agent shall make available such amounts to such holders of shares of Parent Common Stock and Convertible Notes without interest, subject to and in accordance with Section 2.02.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

(d) Termination of Exchange Fund; Abandoned Property. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(e) No Liability. Notwithstanding anything to the contrary in Section 2.02(d), none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

(h) Adjustments to Merger Consideration. In the event that the Company or Parent changes the number of shares of Company Common Stock, Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then any number or amount contained herein which is based upon the price of Parent Common Stock, including the Measurement Price, or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, the Stock Consideration, Convertible Note Consideration, the Cash Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.03 Treatment of Company Employee Stock Plan. The Company will adopt resolutions and provide all required notices to effect the following:

(a) Effect on Vested Company Stock Options. Subject to any written agreement between the relevant holder and Parent and/or the Company, at the Effective Time, each Company Stock Option (or portion thereof) that is outstanding, vested, and unexercised as of immediately prior to the Effective Time (or that vests as a result of the occurrence of the Effective Time) (each a “Vested Company Option”), shall without any action on the part of Parent, Merger Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Company Employee Stock Plan, be converted into and shall become a right to receive an amount in cash (without interest) to be paid through the Company’s payroll system equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess, if any, of (A) the sum of (x) the Stock Consideration multiplied by the Measurement Price, (y) the principal amount of the Convertible Note Consideration, and (z) the Cash Consideration less (B) the exercise price per share of such Company Stock Option (the “Option Payment”), less any required Tax withholdings. Each then outstanding and unvested Company Stock Option immediately prior to the Effective Time, that is held by a non-employee director or person who shall not continue to provide services to the Company or any subsidiary on or after the Effective Time shall vest in full as of immediately prior to the Effective Time and be treated as a Vested Company Option under this Agreement. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the holders of Company Stock Options, a cash amount in immediately available funds equal to the aggregate amount of the Option Payments to be paid through the Company’s payroll systems.

(b) Effect on Unvested Company Options. Subject to any written agreement between the relevant holder and Parent and/or the Company, as of the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time (other than a Vested Company Option), shall be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.03. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Employee Stock Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the Merger). As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be exercisable for that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, and (ii) shall be adjusted in a manner which complies with Section 409A of the Code. Promptly following the Effective Time, but in no event more than ten (10) Business Days after the Closing Date, Parent shall issue to each holder of an outstanding Company Stock Option that is converted into a Parent Stock Option hereunder a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(c) Effect on Company Restricted Stock Units. Subject to any written agreement between the relevant holder and Parent and/or the Company, as of the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding as of immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company Restricted Stock Unit (or portion thereof) that becomes vested as a result of the consummation of the Merger and is settled in Shares that, in turn, converts into the right to receive the Merger Consideration pursuant to Section 2.01 shall be assumed by Parent and shall be converted into a Parent Restricted Stock Unit in accordance with this Section 2.03. Each such Parent Restricted Stock Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the

Company Employee Stock Plan, in any award agreement or in such Company Restricted Stock Unit by reason of this Agreement or the Merger). As of the Effective Time, each such Parent Restricted Stock Unit as so assumed and converted shall represent the right to receive that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by the Equity Award Exchange Ratio, rounded down to the nearest whole share. Promptly following the Effective Time, but in no event more than ten (10) Business Days after the Closing Date, Parent shall issue to each holder of a Company Restricted Stock Unit that is converted into a Parent Restricted Stock Unit a document evidencing the foregoing assumption of such Company Restricted Stock Unit by Parent. Each then outstanding Company Restricted Stock Unit immediately prior to the Effective Time, that is held by a non-employee director or person who shall not continue to provide services to the Company on or after the Effective Time shall vest in full as of immediately prior to the Effective Time and settled in Shares that, in turn, convert into the right to receive the Merger Consideration pursuant to Section 2.01.

(d) Effect on Company LTIP Awards. As of the Effective Time, each Company LTIP Award that is outstanding as of immediately prior to the Effective Time shall by its terms and without any action on the part of Parent or the Company, become fully vested and converted into the right to receive a payment (each, an “LTIP Payment”), calculated in accordance with the applicable LTIP Plan, and payable in accordance with the terms thereof. Following the Effective Time, Parent shall pay, or cause to be paid, each LTIP Payment in accordance with the terms of the applicable LTIP Plan and any applicable award agreement.

(e) Form S-8. As soon as practicable after the Effective Time (but in no event later than ten Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to such Parent Stock Options, Parent Restricted Stock Units, and Company LTIP Awards eligible for registration on Form S-8.

(f) Definitions. For purposes of this Section 2.03:

(i) “Equity Award Exchange Ratio” shall mean the sum of (1) the Exchange Ratio, (2) the quotient of: (A) the principal amount of the Convertible Note Consideration divided by (B) the Equity Award Measurement Price and rounding the result to the nearest 1/100,000 of a share, and (3) the quotient of: (A) the Cash Consideration divided by (B) the Equity Award Measurement Price and rounding the result to the nearest 1/100,000 of a share.

(ii) “Equity Award Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on the NYSE for the ten (10) consecutive trading days ending on (and including) the third (3rd) trading day immediately prior to the Effective Time (as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as set forth in (i) the letter dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that, other than in the case of Section 3.01(c) (Authority), Section 3.01(s) (Vote Required), or Section 3.01(u) (Takeover Laws Inapplicable), disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the “Company Disclosure Letter”) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Company SEC Reports publicly filed with the SEC on or after January 1, 2014 and at least two calendar days prior to the date hereof (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.01(c) (Authority), Section 3.01(s) (Vote Required), or Section 3.01(u) (Takeover Laws Inapplicable)), the Company represents and warrants to Parent as follows:

(a) Organization and Qualification.

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for such failures to be in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of the Company and its subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Exhibit 21.1 of the Company 10-K, dated March 13, 2015 includes, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act) of the Company and their respective jurisdictions of organization. No subsidiary of the Company owns any stock in the Company. The Company has disclosed or delivered to Parent prior to the date of this Agreement a true and complete copy of the Company’s and its subsidiaries’ certificates of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date hereof, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

(ii) Section 3.01(a) of the Company Disclosure Letter sets forth a list of all the Company Joint Ventures, including the name of each such entity and its owners.

(iii) Except for interests in the subsidiaries of the Company and the Company Joint Ventures, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(b) Capital Stock.

(i) The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, par value $0.01 (the “Company Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01, of the Company. As of July 15, 2015 there were outstanding (A) 106,477,391 shares of Company Common Stock, (B) Company Stock Options to purchase an aggregate of 9,343,629 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 3,668,648 shares of Company Stock were exercisable), (C) Company Restricted Stock Units with respect to an aggregate of 751,516 shares of Company Common Stock, (D) Company LTIP Awards with respect to an aggregate of 3,382,356 shares of Company Common Stock (which is included in the number of shares of Company Common Stock available and reserved for issuance under the Company Employee Stock Plans), (E) no shares of preferred stock, and (F) 21,124,645 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company Employee Stock Plans. “Company Employee Stock Plans” means the Company’s 2014 Equity Incentive Plan, the 2013 Omnibus Incentive Plan, and the LTIP Plans.

(ii) As of the close of business on July 15, 2015, except as set forth in this Section 3.01(b) and except for changes since such date permitted by Section 4.01 of this Agreement or the Company Disclosure Letter or resulting from the exercise of Company Stock Options or the settlement of Company Restricted Stock Units and Company LTIP Awards, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.01 of this Agreement or the Company Disclosure Letter), there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in the Company, (C) warrants, calls, Options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Company Voting Debt”) on any matters on which the Company stockholders may vote are issued or outstanding nor are there any outstanding Options obligating the Company or any of its subsidiaries to issue or sell any Company Voting Debt or to grant, extend or enter into any Option with respect thereto.

(iv) All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a subsidiary of the Company free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, charges, rights of first refusal, transfer restrictions or voting restrictions of any kind (each a “Lien”); and (B) all of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each Company Joint Venture that are held by the Company or any subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or such subsidiary of the Company, free and clear of Liens. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of the Company, any subsidiary of the Company or the Company Joint Ventures.

(c) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 3.02(m), to consummate the transactions contemplated hereby and pursuant to the Voting Agreement, including the Merger, subject to any regulatory approvals referenced in Section 3.01(d)(ii). The execution, delivery and performance of this Agreement and the Voting Agreement by the Company or its stockholders (including under the Stockholders Agreement) and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(ii) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, and (C) recommending that the holders of the Company Common Stock adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently withdrawn or modified in any manner adverse to Parent.

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its subsidiaries or any of the Company Joint Ventures, or (B) subject to the obtaining of the Company Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the filings and approvals described in Section 3.01(d)(ii), (x) any statute, law, rule, regulation or ordinance (together, “laws”), (y) any judgment, order, writ, injunction or decree (together, “orders”), of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a “Governmental Authority”) applicable to the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, except for any such conflict or violation that would not be material to the Company and its subsidiaries, taken as a whole or (z) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, concession, Lease or Contract, excluding from clauses (x) and (z) any Company Employee Benefit Plans and such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the “Company Stockholders’ Meeting”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and Parent’s registration statement on Form S-4 as a prospectus in which the Proxy Statement will be included (the “Joint Proxy/S-4”), and the declaration of effectiveness of the portion thereof consisting of the Joint Proxy/S-4 by the SEC, and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the NYSE; and (D) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and such filings with any other Governmental Authorities, no consent, approval, license, permit, order or authorization of a Governmental Authority (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company, its subsidiaries or the Company Joint Ventures in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) The Company and its subsidiaries have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company or any of its subsidiaries pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since October 1, 2014 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2014, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to the Company) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) The Company maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to Parent prior to the date of this Agreement.

(f) Absence of Certain Changes or Events. Since December 31, 2014, through the date hereof, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) since March 31, 2015 and prior to the date hereof, there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 4.01.

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of December 31, 2014 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement or (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries, in the Company Financial Statements or the Company SEC Reports.

(h) Legal Proceedings. There are no claims, actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings, audits, inquiries, or reviews, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of the Company, investigations pending or threatened against the Company, any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its subsidiaries nor any of the Company Joint Ventures or any of their respective assets is a party to or subject to any order, judgment, decree, settlement, injunction or rule of any Governmental Authority applicable to the Company or any of its subsidiaries or the Company Joint Ventures that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(j) Permits; Compliance with Laws and Orders.

(i) The Company, its subsidiaries and the Company Joint Ventures hold all material permits, licenses, certificates, notices, authorizations, approvals and similar Consents of all Governmental Authorities (“Permits”) necessary to own, lease and operate their respective assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have a Company Material Adverse Effect. No such

Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or impairment of such Permit, except where such suit or proceeding would not and would not reasonably be expected to result in a Company Material Adverse Effect. The Company, its subsidiaries and the Company Joint Ventures are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2012, neither the Company, nor its subsidiaries nor the Company Joint Ventures has received any written claim or notice that it is not in compliance in all material respects with the terms of any such Permits, except for any such claim or notice as would not be material to the Company and its subsidiaries taken as a whole.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company, its subsidiaries and the Company Joint Ventures are not, and since January 1, 2012 have not been, in material violation of or material default under any material law or order of any Governmental Authority, and neither the Company nor its subsidiaries nor the Company Joint Ventures has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority; and (B) the Company is, and since October 1, 2014 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries, and each Company Joint Venture, is, and since January 1, 2012 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern the Company’s or any of its subsidiaries’ or any of the Company Joint Ventures’ collection or use of any personal information of any person. Since January 1, 2012, (A) to the knowledge of the Company, there have not been any incidents of material (1) data security breaches, (2) complaints or notices to the Company or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by the Company or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Company, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(k) Taxes. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i) Each of the Company, its subsidiaries and the Company Joint Ventures has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations. All Taxes of the Company, its subsidiaries and the Company Joint Ventures, whether or not shown to be due and owing on such Tax Returns, have been timely paid. The Company and each of its subsidiaries and each of the Company Joint Ventures has properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers or otherwise related to the provision of utilities in the jurisdictions in which the Company, its subsidiaries and the Company Joint Ventures operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor its subsidiaries nor the Company Joint Ventures has incurred any liability for Taxes outside the ordinary course of business.

(iii) There is no foreign, federal, state, or local audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy that are pending or being conducted with respect to any Taxes or Tax Return of the Company, its subsidiaries and the Company Joint Ventures, and neither the Company nor its subsidiaries nor the Company Joint Ventures has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company, its subsidiaries and the Company Joint Ventures, as applicable, does not file a Tax Return that the Company or such subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries or the Company Joint Ventures has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its subsidiaries or the Company Joint Ventures has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice that a deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, its subsidiaries and the Company Joint Ventures, and no requests for waivers of the time to assess any Taxes are pending. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, any of its subsidiaries, or the Company Joint Ventures filed or received since December 31, 2011.

(iv) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any income Taxes that are currently in force.

(v) Neither the Company nor its subsidiaries nor the Company Joint Ventures is a party to or bound by any Tax allocation, sharing, or similar agreement (other than (I) any such agreement entered into in the ordinary course of business the primary focus of which is not Taxes and (II) agreements with or among the Company, its subsidiaries and the Company Joint Ventures), and neither the Company nor its subsidiaries nor the Company Joint Ventures (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company, its subsidiaries and the Company Joint Ventures) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company, its subsidiaries or the Company Joint Ventures.

(vii) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(viii) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(ix) Neither the Company nor any of its subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(x) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(xi) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vii) election by the Company or any subsidiary thereof under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(xii) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures has requested any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any Tax authority.

(xiii) There is no request for a private letter ruling or similar formal tax guidance pending with respect to the Company, any of its subsidiaries or the Company Joint Ventures in respect of any Taxes in any jurisdiction, nor has the Company nor any of its subsidiaries nor the Company Joint Ventures ever received such a private letter ruling or similar formal tax guidance.

For purposes of this Agreement:

“Taxes” means any and all federal, state, local and foreign net income, gross income, gross receipts, estimated, escheat, abandoned or unclaimed property, alternative or add-on minimum, sales, use, capital stock, ad valorem, transfer, franchise, windfall, profits, license, lease, goods and services, withholding, payroll, net worth, employment, unemployment, workers compensation, social security, disability, excise, severance, stamp, occupation, premium, real property, personal property, value added, environmental, customs, duties or other taxes of any kind whatsoever and denominated by any name whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes (including the schedules attached thereto and any amendments thereof) required to be filed with respect to Taxes.

(l) Employee Benefit Plans; ERISA.

(i) Each material Company Employee Benefit Plan is listed on Section 3.01(l)(i) of the Company Disclosure Letter. All the Company Employee Benefit Plans have been established, maintained, funded and administered in all material respects in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code. Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other person. The material employment agreements, severance agreements or severance policies applicable to the Company or any of its subsidiaries are the agreements and policies that are disclosed in Section 3.01(l)(i) of the Company Disclosure Letter. With respect to each Company Employee Benefit Plan sponsored by the Company, the Company has made available to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current and most recent summary plan descriptions or similar descriptions, (C) the most recently filed Form 5500 and schedules thereto, (D) the most recent IRS determination letters, and (E) the most recent actuarial reports.

(ii) As used herein:

(A) “Controlled Group Liability” means any and all liabilities and obligations (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

(B) “Company Employee Benefit Plan” means any Plan (1) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, (2) in which the current or former employees or directors of the Company or any of its subsidiaries participate, or (3) under or with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations;

(C) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit or compensation plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and

(D) “Controlled Group” means any person that, at any relevant time, could be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iii) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, that has had or would reasonably be expected to result in material liability to the Company. Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company or any of its subsidiaries have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company or any of its subsidiaries have been made or properly accrued.

(iv) Except as set forth on Section 3.01(l)(iv) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries nor any member of the Controlled Group maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA (“Single Employer Pension Plan”), (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage) (“Retiree Welfare Plan”). Except as set forth on Section 3.01(l)(iv) of the Company Disclosure Letter, each Retiree Welfare Plan, including Company cost sharing or funding provisions, can be amended, modified, or terminated by the Company at any time without the consent of any participant in such Retiree Welfare Plan or any other person.

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) none of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan; and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(vi) Section 3.01(l)(vi) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of all or a substantial portion of the assets of the Company, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of funding, payment of or vesting in, or a material increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii) Each Company Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2012 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2010 and December 31, 2012 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

(viii) Neither the Company nor any of its subsidiaries has incurred nor does any of them reasonably expect to incur any liability arising in connection with the termination of, or a complete or partial withdrawal from, any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(ix) To the Company’s knowledge, any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its subsidiaries is not an employee under applicable law or for any purpose including, without limitation, for Tax withholding purposes or Company Employee Benefit Plan participation purposes. The Company and its subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its subsidiaries in any capacity being improperly excluded from participating in a Company Employee Benefit Plan.

(m) Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings (other than infrequent, isolated activities involving a small number of employees) by any union or labor organization to organize any employees of the Company, and no such activities or proceedings have occurred within the past five (5) years. Since December 31, 2012, there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company or any of its subsidiaries and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2012, neither the Company nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

(n) Environmental Matters.

(i) Each of the Company, its subsidiaries and the Company Joint Ventures since January 1, 2011 has been and is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company, its subsidiaries and the Company Joint Ventures has obtained all Permits required under Environmental Laws (collectively, the “Environmental Permits”), necessary for their operations or the occupancy of the Leased Real Property as of or prior to the date of this Agreement, as applicable, except where the failure to obtain such Environmental Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. All such Environmental Permits are validly issued, in full force and effect, except where the failure to be validly issued and in full force and effect has not and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Environmental Claims, actions or proceedings to challenge, modify, revoke or terminate any such Environmental Permits except such Environmental Claims, actions or proceedings that have not had and if determined adversely would not reasonably be expected to have, a Company Material Adverse Effect. The Company, its subsidiaries and the Company Joint Ventures are and since January 1, 2011 have been in material compliance with all terms and conditions of the Environmental Permits, except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened:

(A) against the Company or any of its subsidiaries or any of the Company Joint Ventures;

(B) against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its subsidiaries or any of the Company Joint Ventures; or

(C) to the knowledge of the Company, against any real property currently or formerly owned, operated or leased by the Company or any of its subsidiaries or any of the Company Joint Ventures, except in the case of clause (C) any Environmental Claim in any way related to any real property owned, leased or operated by any Host Customers that would not reasonably be expected to result in a material liability of the Company, its subsidiaries or the Company Joint Ventures and in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a material liability (contingent or otherwise) of the Company, its subsidiaries or the Company Joint Ventures;

(iv) There have not been any Releases of, or exposure of any person to, any Hazardous Material that has or would reasonably be expected to give rise to any material Environmental Claim against or liability of the Company or any of its subsidiaries or any of the Company Joint Ventures, except in each case for such Releases or exposure that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(v) The Company, its subsidiaries and the Company Joint Ventures have not received any written notice alleging any actual or alleged material violation of or material liability that remains outstanding and unresolved relating to any of them or their business or their facilities, arising under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.

(vi) There is no site, property or facility to or from which the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous Materials, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(vii) The Company, its subsidiaries and the Company Joint Ventures do not possess any environmental site assessment, audit reports or other documents identifying any material environmental, health or safety violations or any material liabilities arising under Environmental Laws.

As used in this Section 3.01(n):

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, proceedings or written notices of noncompliance, or written notice of violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit or relating to Hazardous Materials or Releases;

(B) “Environmental Laws” means applicable domestic or foreign federal, state and local laws, principles of common law, statutes, regulations, ordinances and orders and determinations to the extent binding on the Company or its subsidiaries, relating to pollution, the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to the environment, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is prohibited, limited or regulated, or may give rise to liability or standards of conduct, under any applicable Environmental Law; and

(D) “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(o) Intellectual Property.

(i) Section 3.01(o)(i) of the Company Disclosure Letter contains a complete and accurate list of all applied for or registered material Intellectual Property rights (including Internet domain names) (“Scheduled IP”). All Scheduled IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(ii) To the knowledge of the Company, the Company and its subsidiaries own all right, title and interest in and to, or have sufficient rights to use pursuant to valid and enforceable written licenses, all material Intellectual Property used or held for use in, or that is necessary for, the operation of the Company’s or any of its subsidiaries’ business as currently conducted (including all Scheduled IP) (collectively, the “Company Intellectual Property”), free and clear of all Liens; except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its subsidiaries has taken reasonable actions to maintain, protect and enforce the Company Intellectual Property owned by the Company or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, requiring persons, including current and former employees, consultants and contractors, that have developed material software or other material Intellectual Property for the Company or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to the Company or its subsidiary of all such Intellectual Property developed for the Company or its subsidiary during the course of and within the scope of such person’s employment or other engagement with the Company or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Company and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted during the past three (3) years against the Company or any of its subsidiaries, and, to the knowledge of the Company, none have been threatened, by any person that (1) allege that the Company or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Company Intellectual Property owned by the Company or any of its subsidiaries; (B) to the knowledge of the Company, neither the Company nor any of its subsidiaries, nor the conduct of the business of the Company or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any person, and (C) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) As used herein, “Intellectual Property” means all intellectual property and all corresponding rights throughout the world, including (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals and goodwill associated with any of the foregoing; (B) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith and counterparts thereof; (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights; (D) trade secrets, know-how and proprietary and other confidential information, including inventions (whether or not patentable or reduced to practice), improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals); (E) software (including source code, executable code, systems, tools, data, databases, applications, firmware and related documentation) and (F) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(p) Company Systems. To the knowledge of the Company, the computer systems, including the software, firmware, hardware, networks, interfaces, applications, platforms and related systems (the “Systems”) owned or leased by or licensed to the Company or any of the subsidiaries (collectively, the “Company Systems”) in the conduct of its business are sufficient for the immediate needs of the Company and its subsidiaries in all material respects; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, in the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not impair the right, title or interest of the Company or any of its subsidiaries in or to any Company Systems or Company Intellectual Property owned or exclusively in-licensed by the Company or any of its subsidiaries, and all Company Systems and Company Intellectual Property shall be owned or available for use by the Company and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company owned or used the Company Systems and Company Intellectual Property immediately prior to the Effective Time.

(q) Real Property.

(i) The Company does not own any real property.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease Document). The Company has delivered to Parent a true and complete copy of each Lease relating to such Leased Real Property.

(iii) The Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprise all of the real property used in the business of the Company or any of its subsidiaries excluding, for avoidance of doubt, real property owned, leased or operated by any Host Customer.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter, is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company nor any of its subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy such Leased Real Property or any portion thereof, (iii) neither the Company nor any of its subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein and (iv) no uncured default of a material nature on the part of the Company or, if applicable, any of its subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Lease.

(r) Personal Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries, as applicable, have good and marketable title to, or valid leasehold interests in or valid rights under contracts to use, all of their property and assets reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet and prior to the date hereof, free and clear of all Liens, except Permitted Liens, except as have been disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice. This Section 3.01(r) does not relate to Leased Real Property or interests in real property, such items being the subject of Section 3.01(q), or to Intellectual Property, such items being the subject of Section 3.01(o).

(ii) For purposes of this Section 3.01(r), “Permitted Liens” shall mean (1) Liens under workmen’s compensation, unemployment insurance or similar laws, or security for governmental charges, in each case incurred or made in the ordinary course of business consistent with past practice and for which appropriate reserves have been established in accordance with GAAP, (2) Liens imposed by law, including carriers’, warehousemen’s, materialmens’, mechanics’ or other similar Liens, as well as Liens granted by the Company or its subsidiaries or the Company Joint Ventures to suppliers of goods in order to secure payment for such goods, in each case incurred or granted in the ordinary course of business consistent with past practice relating to obligations not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (3) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (4) statutory Liens for Taxes or Liens as security for contested Taxes not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, (5) licenses granted to third parties in the ordinary course of business by the Company or its subsidiaries, (6) any easements, encumbrances, zoning, land use, covenants, conditions and restrictions, matters that would be shown by a real property survey or similar matters affecting any Leased Real Property or any Acquired Entity Facility, (7) Liens granted by any Tax Equity Fund pursuant to the Tax Equity Transaction Documents or permitted by the Tax Equity Transaction Documents, and (8) Liens set forth on Section 3.01(r) of the Company Disclosure Letter.

(s) Vote Required. After giving effect to the Stockholders Agreement Waiver, the affirmative vote or a written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of securities of the Company which is required to adopt this Agreement, to approve the Merger and to consummate the other transactions contemplated hereby (the “Company Stockholder Approval”).

(t) Opinions of Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”), dated as of the date of this Agreement, of Morgan Stanley & Co. LLC (the “Company Financial Advisors”) that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of the Company Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than 313 Acquisition). A signed copy of such Fairness Opinion will be made available to Parent promptly following receipt of such written opinion from the Company Financial Advisors following the date of this Agreement.

(u) Takeover Laws Inapplicable. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m) are accurate, the approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “affiliate transaction”, “business combination” or other antitakeover regulations or laws, including Section 203 of the DGCL (the “Takeover Laws”) and other anti-takeover provisions set forth in the Company’s certificate of incorporation, including Article X, Section 10.1 thereof or its by-laws (collectively, “Takeover Provisions”). The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, the requirements of any such Takeover Laws or Takeover Provisions. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

(v) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2015, each of the Company and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in commercially reasonable amounts, (ii) all of the material insurance policies of the Company are in full force and effect and (iii) neither the Company nor any of its subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy maintained by the Company and its subsidiaries other than as is customary in connection with renewals of existing insurance policies.

(w) Company Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, Section 3.01(w) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which any of the Company, any of its subsidiaries or any of the Company Joint Ventures is a party, by which any of them is bound or to which any of their respective assets or properties is subject (each such Contract, together with each Contract filed as an exhibit to the Company SEC Reports, a “Company Material Contract”):

(A) each Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but has not been filed as an exhibit to the Company SEC Reports;

(B) each Contract other than Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter, that (1) limits in any material respect either the type of business in which the Company, its subsidiaries or any Company Joint Venture (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business; (2) obligates the Company or any of its subsidiaries or any

Company Joint Venture to conduct business on an exclusive or preferential basis with any third party and that is material; (3) would require the disposition of any material assets or line of business of the Company, its subsidiaries or any of the Company Joint Ventures (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement; (4) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $2,000,000; (5) is a material Contract that grants “most favored nation” status of any type by the Company or its subsidiaries to any person; (6) is reasonably expected to involve future expenditures by the Company and/or any of its subsidiaries of more than $2,000,000 in the one-year period following the date hereof and cannot be terminated by the Company or its subsidiaries on less than ninety (90) days’ notice without material payment or penalty, excluding Leases; (7) involves any acquisition, disposition or material licensing arrangement that contains representations, warranties, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 in the one-year period following the date hereof; (8) between the Company or any of its subsidiaries or any Company Joint Venture, on the one hand, and any director, officer or affiliate of any of the foregoing (other than a wholly-owned subsidiary of the Company), shareholder of 313 Acquisition LLC or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company, any of its subsidiaries or any Company Joint Venture has an obligation to indemnify any such person, but not including Company Employee Benefit Plans (Contracts within this clause (8), the “Related Party Agreements”); (9) pursuant to which (x) the Company or any of its subsidiaries has granted to any person any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to and owned by the Company or its subsidiary, other than pursuant to Contracts granting non-exclusive rights that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent in the ordinary course of business consistent with past practice, or (y) a third party has granted to the Company or any of its subsidiaries any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property rights that are material to the Company, other than non-exclusive licenses of software (including software licensed through software as a service arrangements) that is generally commercially available or non-exclusive licenses granted to the Company as a customer in the ordinary course of business consistent with past practice, or (10) involves any material research or development activity conducted by, for or with the Company or any of its subsidiaries that is material to the Company or any of its subsidiaries, including any material joint development agreement;

(C) each Contract, excluding Leases, that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $2,000,000 (I) evidencing indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guaranteeing any such indebtedness of a third party, (III) containing a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, prohibiting the pledging of capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, or prohibiting the issuance of guarantees by any subsidiary of the Company or (IV) obligating the Company or its subsidiaries to make any capital commitment or capital expenditure, or (2) has the economic effect of any of the items set forth in subclause (1) above;

(D) any stockholders, investor rights, registration rights or similar agreement or arrangement;

(E) any material collective bargaining agreement or other material Contract with any labor union;

(F) any partnership or joint venture that is material to the Company and its subsidiaries, taken as a whole; and

(G) each Contract with any Governmental Authority, other than pursuant to Contracts that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent.

(ii) Except for Contracts filed as exhibits to the Company SEC Reports, the Company has provided to Parent prior to the date of this Agreement a true and completed copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any subsidiary of the Company nor any Company Joint Venture is in breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) could result in a breach or default under any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company, the subsidiary of the Company or the Company Joint

Venture which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, relating to creditors’ rights generally and to general equitable principles.

(x) Brokers. Except for the Company Financial Advisors, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries that is entitled to any fee from the Company or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company has provided to Parent on or prior to the date hereof each letter of engagement entered into with the Company Financial Advisors in connection with the transactions contemplated by this Agreement.

(y) Tax Equity:

(i) The Company has made available to Parent a list of each Acquired Entity Facility that is a Section 1603 Grant Project.

(ii) All annual certifications and reports required to be filed with the U.S. Department of Treasury with respect to each Section 1603 Grant Project have been timely and properly filed, except as would not have a material effect on all Section 1603 Grant Projects, taken as a whole.

(iii) Except as would not have a material effect on all Section 1603 Grant Projects, taken as a whole, to the knowledge of the Company, no act, event or circumstance has occurred or existed, that would result in the recapture, loss or disallowance of all or any portion of the Section 1603 Grant received by any Section 1603 Grant Project, including without limitation, as a result of any of the Acquired Entities or their affiliates being or having been a Disqualified Person; provided that no representation is being made for this purpose in respect of the transactions contemplated by this Agreement.

(iv) To the knowledge of the Company, no notice has been received by any Acquired Entity which indicates that the Section 1603 Grant received for any Section 1603 Grant Project is, as of the date of the Agreement under audit, examination, review or investigation, is subject to any action or proceeding by any Governmental Authority.

(v) Except as set forth in Section 3.01(y)(v) of the Company Disclosure Letter, to the knowledge of the Company, no Acquired Entity has received notice that any Tax Equity Fund or Tax Equity Investor (or any corporation that directly or indirectly holds 100% of the ownership interest in the applicable Tax Equity Investor) is, or is reasonably expected to be, subject to any audit, examination, review, investigation, action or proceeding by any taxing authority, which audit, examination, review, investigation, action or proceeding concerns in whole or in part such person’s direct or indirect interest in any Acquired Entity Facility.

(z) Product Warranties; Recalls. None of the Company or any of its subsidiaries has made any material express warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than in the ordinary course of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each product sold or delivered and each service rendered by the Company or any of its subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no products manufactured and/or sold by the Company or any of its subsidiaries have been the subject of any recall, and there are no pending voluntary recalls and no pending or, to the Company’s knowledge, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Company’s and its subsidiaries’ products have complied, and are expected to continue to comply with applicable specifications and government safety standards, and have been, and are expected to be, substantially free from deficiencies or defects.

(aa) No Other Representations or Warranties; Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent by the Company and its subsidiaries, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, its subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that Company and its subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, the Company and its subsidiaries hereby acknowledge that neither Parent nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article III, the Company acknowledges that neither Parent nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to the Company or any of its subsidiaries by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

Section 3.02 Representations and Warranties of Parent and Merger Sub. Except as set forth in (i) the letter dated the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (it being understood that, other than in the case of Section 3.02(c) (Authority), or Section 3.02(p) (Voting Requirements), disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is readily apparent from the face of such disclosure) (the “Parent Disclosure Letter”) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Parent SEC Reports publicly filed with the SEC on or after January 1, 2014 and at least two calendar days prior to the date hereof (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.02(c) (Authority), or Section 3.02(p) (Voting Requirements), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization and Qualification.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub have disclosed or delivered to the Company prior to the date of this Agreement a true and complete copy of its certificates of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date hereof, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock of Parent. As of June 30, 2015, there were outstanding (A) 314,640,137 shares of Parent Common Stock, (B) Parent Stock Options to purchase an aggregate of

15,655,682 shares of Parent Common Stock (of which Options to purchase an aggregate of 9,682,286 shares of Parent Common Stock were exercisable), (C) Parent Restricted Stock Units with respect to an aggregate of 9,705,417 shares of Parent Common Stock, (D) no shares of preferred stock, and (E) 12,458,753 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. 2015 Long-Term Incentive Plan, 558,000 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. 2015 Non-Employee Director Incentive Plan, and 2,000,000 shares of Parent Common Stock reserved for issuance under the SunEdison, Inc. Employee Stock Purchase Plan.

(ii) As of the close of business on July 17, 2015, except as set forth in this Section 3.02(b) and except for changes since such date resulting from the exercise of Options to purchase Parent Common Stock or the settlement of restricted stock units, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other equity interests in Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in Parent, (C) warrants, calls, Options or other rights to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other equity interests in Parent or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Parent Voting Debt”) on any matters on which Parent stockholders may vote are issued or outstanding nor are there any outstanding Options obligating Parent or any of its subsidiaries to issue or sell any Parent Voting Debt or to grant, extend or enter into any Option with respect thereto.

(iv) All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable, including shares which constitute a portion of the Merger Consideration and any Parent Common Stock issuable upon conversion of the Convertible Note Consideration. Sufficient shares of Parent Common Stock have been reserved for the issuance of the maximum number of shares of Parent Common Stock issuable upon conversion of the Convertible Notes. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or a subsidiary of Parent, free and clear of any Liens. All of the shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each Parent Joint Venture that are held by Parent or any subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or such subsidiary of Parent. The Convertible Notes, including the Convertible Notes which constitute a portion of the Merger Consideration, have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture, will be valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be entitled to the benefits of the Indenture. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Parent or any of its subsidiaries is a party in favor of any person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of Parent, any subsidiary of Parent or the Parent Joint Ventures.

(c) Authority.

(i) Each of Parent and Merger Sub has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and pursuant to the Indenture (with respect to Parent only) and the Voting Agreement, including the Merger, subject to any regulatory approvals referenced in Section 3.02(d)(ii). The execution, delivery and performance of this Agreement, the Indenture and the Voting Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub with respect to this Agreement and the Voting Agreement and Parent with respect to the Indenture and no other corporate or other legal entity, as the case may be, proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Merger, other than the approval of this Agreement by the sole stockholder of Merger Sub. Each of this Agreement and the Indenture has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles.

(ii) The board of directors of Parent duly, validly and unanimously adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, and (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by Parent and Merger Sub and the Indenture by Parent do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and under the Indenture and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) the certificates of incorporation or by-laws (or other comparable organizational documents) of Parent or Merger Sub, or (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(d), including the filings and approvals described in Section 3.02(d)(ii), any laws or orders of any Governmental Authority applicable to Parent or Merger Sub or any of their respective assets or properties, or (C) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, permit, concession, contract, lease, obligation or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with the SEC of the Joint Proxy/S-4 and the declaration of effectiveness of the Joint Proxy/S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the NYSE; and (D) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the Indenture by Parent, the performance by Parent and Merger

Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not or would not reasonably be expected to have a Parent Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) The Parent and its subsidiaries have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2014 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2014, neither Parent nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent and Merger Sub) in all material respects the consolidated financial position of Parent and Merger Sub and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) Parent maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent and Merger Sub in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s and Merger Sub’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s and Merger Sub’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement.

(f) Absence of Certain Changes or Events. Since December 31, 2014, through the date hereof, (i) Parent and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (iii) there has not been any action taken by Parent and Merger Sub or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.02.

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of December 31, 2014 included in the Parent Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2014, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement or (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto). Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

(h) Legal Proceedings. (i) There are no actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings, audits, inquiries or reviews, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of Parent, threatened against Parent nor to the knowledge of Parent investigations pending or threatened against Parent or Merger Sub or any of their respective assets and properties that, in each case, individually or in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect and (ii) neither Parent nor Merger Sub nor any of Parent’s material assets is a party to or subject to any order, judgment, decree, settlement, award, injunction or rule of any Governmental Authority that, individually or in the aggregate, would or would reasonably be expected to have a Parent Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the registration statement on Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Convertible Notes in the Merger will, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Joint Proxy/S-4 will comply, with respect to all information regarding Parent and Merger Sub, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(j) Financing.

(i) Parent has delivered to the Company correct and complete copies of (x) an executed commitment letter among Parent and Goldman Sachs Bank USA and (y) an executed commitment letter among TerraForm Power Operating, LLC and Goldman Sachs Bank USA,(each document in (x) and (y), including any related exhibits, schedules, annexes, supplements and other related documents), each dated on or about the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitments”), from each of the financing sources identified therein (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the Affiliate Sale (collectively, the “Debt Financing”), together with a customarily redacted fee letter from the Debt Financing Sources related to the Debt Financing (the “Fee Letter”).

(ii) Except for the Fee Letter or as expressly set forth in the Debt Financing Commitments, as of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which Parent or any of its affiliates is a party related to the funding or investing, as applicable, of the Debt Financing which could reasonably be expected to adversely affect the availability of the Debt Financing contemplated by the Debt Financing Commitments. Assuming satisfaction of the conditions set forth in Section 6.01 (to the extent any such condition is a condition under the control of the Company) and Section 6.03, Parent does not have any reason to believe, as of the date of this Agreement, that it or any of its subsidiaries or affiliates will be unable to satisfy all conditions to be satisfied by it, its subsidiaries and its controlled affiliates with respect to any of the Debt Financing Commitments at the time it, its subsidiaries and its affiliates is required to consummate the Closing hereunder or that the Debt Financing will not be available to Parent or its affiliates party thereto at the Closing, including any reason to believe that any of the Debt Financing Sources will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions.

(iii) As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitments, other than as expressly set forth in the Debt Financing Commitments. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitments, the net proceeds contemplated by the Debt Financing Commitments, together with other financial resources of Parent, whether directly held or available for use by Parent, and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its controlled affiliates on the Closing Date and funds that will be provided by controlled affiliates of Parent pursuant to the Affiliate Sale Agreement, in the aggregate, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Debt

Financing Commitments, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Debt Financing and any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger).

(iv) As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute valid and binding obligations of Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or any affiliate of Parent or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Debt Financing Commitments. Parent (or its applicable affiliate) has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Commitments and the Fee Letters on or before the date of this Agreement. As of the date hereof, (i) none of the Debt Financing Commitments or Fee Letters has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto) and (ii) none of the respective commitments under any of the Debt Financing Commitments have been withdrawn, terminated or rescinded (and no such withdrawal, termination or recission is contemplated by Parent or, to the knowledge of Parent, any other party thereto).

(v) Neither Parent nor Merger Sub is entering into this Agreement or the Debt Financing Commitment with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the payment of the aggregate Merger Consideration payable to the holders of Company Common Stock and equity awards pursuant to Article II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, indebtedness incurred pursuant to the issuance of the Convertible Notes pursuant to the Merger, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(vi) Affiliate Sale Agreement. Parent has delivered to the Company a correct and complete copy of the executed Affiliate Sale Agreement. As of the date of this Agreement, the Affiliate Sale Agreement is in full force and effect and constitute valid and binding obligations of Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and any of its affiliates party thereto and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or any affiliate of Parent or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Affiliate Sale Agreement. As of the date hereof, the Affiliate Sale Agreement has not been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto).

(k) Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Sub is, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(l) Brokers. As of the date hereof, except for any such fees payable to Goldman, Sachs & Co., and Bank of America Merrill Lynch, none of Parent or Merger Sub, nor any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or Merger Sub, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

(m) Ownership of Company Capital Stock. Except for the Voting Agreement, none of Parent, Merger Sub or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or Section 10.3(g) of the Company’s certificate of incorporation (other than as contemplated by this Agreement).

(n) Permits; Compliance with Laws and Orders.

(i) Each of Parent, Merger Sub and each of their respective subsidiaries hold all Permits necessary to own, lease and operate their respective assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have a Parent Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or impairment of such Permit, except where such suit or proceeding would not and would not reasonably be expected to result in a Parent Material Adverse Effect. Each of Parent, Merger Sub and each of their respective subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2012, none of Parent, Merger Sub or any of their respective subsidiaries has received any written claim or notice that it is not in compliance in all material respects with the terms of any such Permits, except for any such claim or notice as would not be material to Parent and its subsidiaries taken as a whole.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each of Parent, Merger Sub, and each of their respective subsidiaries is not, and since January 1, 2012 has not been, in material violation of or material default under any material law or order of any Governmental Authority, and none of Parent, Merger Sub or any of their respective subsidiaries has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority; and (B) Parent is, and since October 1, 2014 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent, Merger Sub, and each of their respective subsidiaries, is, and since January 1, 2012 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern Parent’s, Merger Sub’s or any of their respective subsidiaries’ collection or use of any personal information of any person. Since January 1, 2012, (A) to the knowledge of Parent, there have not been any incidents of material (1) data security breaches, (2) complaints or notices to Parent or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by Parent or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Parent, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(o) Parent Common Stock. The Parent Common Stock which constitutes a portion of the Merger Consideration, including any Parent Common Stock issuable upon conversion of the Convertible Note Consideration, has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

(p) Voting Requirements. (i) No vote of the stockholders of Parent is required by applicable law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent to consummate the Merger; and (ii) the affirmative vote of holders of a majority of the outstanding shares of common stock of Merger Sub entitled to vote thereon is the only vote of the holders of any class or series of capital stock of Merger Sub necessary for Merger Sub to adopt this Agreement and approve and consummate the Merger and the transactions contemplated by this Agreement.

(q) Taxes. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and each of its subsidiaries have filed all material Tax Returns required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes required to be paid (whether or not shown on any Tax Returns). The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or proposed, against Parent or any of its subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

(r) No Other Representations or Warranties; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any of its subsidiaries nor any Representative of any such persons or any of their respective subsidiaries makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.01 Covenants of the Company. From and after the date of this Agreement until the Effective Time, the Company covenants and agrees as to itself (and the Company shall cause its subsidiaries and use commercially reasonable efforts to cause the Company Joint Ventures to comply with this Section 4.01) (except as expressly permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed); provided, that no event or circumstance related to any of the following actions or omissions shall be deemed to be a breach of this Section 4.01 (i) actions or omissions in accordance with or contemplated by the Tax Equity Transaction Documents or Customer Agreements, (ii) actions or omissions required by any Governmental Authority or public or local utility, or (iii) actions or omissions by any Tax Equity Investor, lender, or customer; provided, however, that notwithstanding the terms of this Section 4.01, the Company shall be permitted to take the actions set forth on Section 4.01 of the Company Disclosure Schedules:

(a) Ordinary Course. The Company shall (and shall cause each of its subsidiaries to, and shall use reasonable best efforts to cause each of the Company Joint Ventures to) conduct their businesses in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws. Without limiting the generality of the foregoing, the Company shall (and shall cause each of its subsidiaries to, and shall use commercially reasonable efforts to cause each of the Company Joint Ventures to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business organizations, (ii) to maintain in effect all existing Permits and to timely submit renewal applications (as applicable) in all material respects, (iii) to keep available the services of their key officers and key employees, (iv) to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted), including the Company Systems in all material respects, and (v) to protect and maintain their material Company Intellectual Property that is owned by the Company or any of its subsidiaries, to use commercially reasonable efforts (unless otherwise mutually agreed to by Parent and the Company) to preserve its rights under any agreement with respect to any material Intellectual Property in-licensed to by the Company or any of its subsidiaries, and to preserve their relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b) Organizational Documents. The Company shall not amend or propose to amend its certificate of incorporation or its by-laws and shall cause each of its subsidiaries not to amend or propose to amend its certificates of incorporation or by-laws (or other comparable organizational documents) and shall use reasonable best efforts to cause each Company Joint Venture not to amend or propose to amend its certificate of incorporation or its by-laws (or other comparable organizational documents).

(c) Dividends; Share Reclassifications. The Company shall not, nor shall it cause or permit any of its subsidiaries to (and, except as required pursuant to any Tax Equity Transaction Document, shall use reasonable best efforts to cause the Company Joint Ventures not to, as applicable),

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company solely to its parent (or in the case of the Company Joint Ventures, with respect to distributions in the ordinary course of business consistent with past practice),

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, or

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by the Company’s wholly owned subsidiaries.

(d) Share Issuances. The Company shall not, nor shall it cause or permit any of its subsidiaries to (and shall use reasonable best efforts to cause the Company Joint Ventures not to), (A) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any capital stock, voting securities or other equity interest in the Company or any of its subsidiaries or any of the Company Joint Ventures or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto, other than in the case of (A) or (B) (i) issuances of Company Common Stock in respect of any exercise of Company Stock Options or the vesting or settlement of Company LTIP Awards, Company Restricted Stock Units or Company Stock Options, in each such case that were outstanding as of the date of this Agreement, except as set forth on Section 4.01(d)(i) of the Company Disclosure Letter in an amount not to exceed 154,371 shares of Company Common Stock or except as otherwise permitted by clauses (ii) through (vii) of this Section 4.01(d) and Section 4.01 of the Company Disclosure Letter, (ii) transactions between the Company and a wholly owned subsidiary, (iii) other issuances of shares of Company Common Stock, Company Stock Options or Company Restricted Stock Units (1) pursuant to current offer commitments as of the date hereof with an aggregate fair market value upon the date of issuance not exceeding $1,500,000 and, separately, (2) under the Company’s Foreman and Operation Manager RSU Bonus Plan 2015 with an aggregate fair market value upon the date of issuance not to exceed (x) in 2015, $2,800,000 in the aggregate, or (y) in 2016, $700,000 in the aggregate, (iv) issuances of Company Restricted Stock Units with vesting terms not inconsistent with existing Company Restricted Stock Units, as applicable, and made to newly-hired employees or pursuant to Company Employee Benefit Plans described or made available to Parent with an aggregate fair market value upon the date of issuance not to exceed (1) in 2015, $7,000,000 in the aggregate and (2) in 2016, $2,000,000 in the aggregate, (v) in connection with the Merger in accordance with the terms of this Agreement, (vi) for avoidance of doubt, redemption of equity interests in accordance with any call, put, withdrawal or early termination right under the Tax Equity Transaction Documents and the amendment of or entry into any documents similar to those listed on Annex A of the Company Disclosure Letter entered into with respect to such Company Joint Ventures (the “New Tax Equity Transaction Documents”) and (vii) pursuant to the accession of Company Joint Ventures to and all borrowings related to the Aggregation Facility. Subject to the foregoing, any issuances of shares of Company Common Stock, Company Stock Options or Company Restricted Stock Units by the Company pursuant to the terms of this Section 4.01(d) shall be made in the ordinary course of business, consistent with past practice and in a manner consistent with the applicable grant criteria set forth in the applicable Company Employee Stock Plan and award agreement.

(e) Acquisitions; Capital Expenditures. Except for (i) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.01(e) of the Company Disclosure Letter (which section shall set forth the fair market value or amount of such acquisitions or capital expenditures), (ii) expenditures of amounts consistent in all material respects with those disclosed on Section 4.01(e) of the Company Disclosure Letter, (iii) capital expenditures (A) required by law or Governmental Authorities or (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date hereof, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident, and (iv) capital expenditures made in the ordinary course of business and consistent with past practice with respect to the Company’s Tax Equity Funds and new Company Joint Ventures that the Company believes would be Tax Equity Funds listed on Section 8.03(rr) of the Company Disclosure Letter as of the date of this Agreement if entered into as the date hereof (“New Tax Equity Funds”), (including preparation costs with respect to the entry into New Tax Equity Funds), the Company shall not, nor shall it permit any of its subsidiaries to (and shall use reasonable best efforts to cause the Company Joint Ventures not to), make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business, if (w) in the case of any acquisition or acquisitions or series of acquisitions of any person, asset or property, the expected gross expenditures and commitments pursuant to all such acquisitions (including the amount of any indebtedness assumed in connection therewith) exceeds or may exceed, in the aggregate, $1,000,000, (x) in the case of capital expenditures, such capital expenditures exceed, in the aggregate, $1,000,000 or (y) in any case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Merger beyond the Termination Date.

(f) Dispositions. Except for (i) dispositions set forth in Section 4.01(f) of the Company Disclosure Letter, (ii) dispositions of obsolete equipment or assets or dispositions of assets being replaced in the ordinary course of business consistent with past practice, (iii) any transactions required to be consummated by the Company or any of its subsidiaries or any Company Joint Venture pursuant to an existing Contract described on Section 4.01(f) of the Company Disclosure Letter and, (iv) the sale, lease, license, assignment, transfer, grant of security interest or other Lien on or encumbrance of inventory, raw materials, equipment, supplies and Company products and the non-exclusive licensing of software (including, for the avoidance of doubt, in connection with the installation of solar panels), in the case of each of the items in this subclause (iv), in the ordinary course of the Company’s, any subsidiary’s or any Company Joint Venture’s business consistent with past practice, and on commercially reasonable terms to customers, or (v) transfers of Customer Agreements in the ordinary course of the Company’s, any subsidiary’s or any Company Joint Venture’s business, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, assign, transfer, grant any security interest in or other Lien on, fail to maintain or otherwise dispose of or encumber (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $500,000 or (B) any material Company Intellectual Property or Company Systems.

(g) Indebtedness. Notwithstanding anything in this Agreement to the contrary, except as disclosed in Section 4.01(g) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its subsidiaries to,

(i) incur, assume or otherwise become liable for, or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (A) short-term indebtedness incurred in the ordinary course of business, (B) the entry into capital leases relating to vehicles, office equipment, forklifts and other equipment in the ordinary course of business, (C) indebtedness incurred in connection with the refunding or refinancing of existing indebtedness (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (D) guarantees or other credit support issued or marketing positions established prior to the date of this Agreement, or (E) in addition to the guarantees or other credit support contemplated by subsection (i)(D) of this Section 4.01(g), additional guarantees or other credit support issued or marketing activities in the ordinary course of business;

(ii) make any loans or advances to any other person, other than (A) in the ordinary course of business consistent with past practice, or (B) to any direct or indirect wholly-owned subsidiary of the Company, or, in the case of a subsidiary of the Company, to the Company, in each case set forth in this clause (ii);

(iii) grant or incur any Lien (except for any Permitted Lien) that is material to the Company and its subsidiaries; or

(iv) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), or modify in any material respect the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among wholly owned subsidiaries of the Company.

(h) Employee Benefits. Except as required by law, or any Company Employee Benefit Plan listed on Section 3.01(l)(i) of the Company Disclosure Letter, or as disclosed in Section 4.01(h) of the Company Disclosure Letter or as otherwise expressly permitted by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to (i) enter into, create, adopt, amend or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the

Company or one of its subsidiaries and one or more of its directors or officers (other than any amendment that is immaterial or administrative in nature, (ii) except for normal increases for non-executives in the ordinary course of business consistent with past practice (which, with respect to annual on-target compensation, shall not exceed 10% of each such non-executive’s annual on-target compensation as of the date hereof), increase in any manner the annual on-target compensation or benefits of any director, executive officer or other employee (other than with respect to non-officer employees, spot bonus payments payable to employees of the Company or any subsidiary not to exceed One Million Dollars ($1,000,000) in the aggregate), or (iii) except for normal salary and wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of this Agreement and disclosed to Parent; provided, however, that the foregoing shall not restrict the Company or its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, as long as: (i) the total annual compensation in the aggregate of any such employee that is a general and administrative or marketing employee does not exceed $200,000, individually, and the aggregate additional compensation paid to all general and administrative and marketing employees does not exceed $2,000,000 in the aggregate for all general and administrative and marketing employees, excluding from each such amount any compensation paid to new hires that are recipients of unaccepted offers of employment as of the date hereof; (ii) the total annual compensation in the aggregate of any such employee whose compensation is primarily commission-based does not exceed $500,000, individually; and (iii) the aggregate additional compensation paid to all such employees in the operational and install organization over any sixty-day period does not exceed an amount equal to (x) $0.51 multiplied by (y) each DC watt of nameplate capacity for the photovoltaic systems installed by the Company or its subsidiaries over such sixty-day period.

(i) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by a change in law or GAAP.

(j) Insurance. The Company shall, and shall cause its subsidiaries to maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in commercially reasonable amounts in a manner consistent with past practice.

(k) Taxes. The Company shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of

Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice, except to the extent required by applicable law.

(l) Release of Claims. Except as disclosed in Section 4.01(l) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding against the Company or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2015 included in the Company SEC Reports, (B) do not exceed $100,000 individually or $500,000 in the aggregate during any consecutive twelve-month period or (C) where such monetary damages (other than with respect to the cost of the deductible) will be covered by any insurance policies of the Company or its subsidiaries or the Company Joint Ventures, as applicable, and (ii) with respect to any non-monetary terms and conditions therein, impose or require actions that would not be material to the Company and its subsidiaries, taken as a whole.

(m) Contracts. Except as permitted by Section 4.01(m) of the Company Disclosure Letter and except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would materially restrict, after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area, (ii) waive, release, or assign any material rights or material claims under, or materially modify or terminate any Company Material Contract, Lease or any other Contract that is material to the Company and its subsidiaries, taken as a whole, or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, except in the ordinary course of business and consistent with past practice or (iii) enter into any Contract that contains a change of control or similar provision that would require a payment to any counterparty thereto in connection with the consummation of the Merger and/or the other transactions contemplated in this Agreement, (A) in any manner that is materially adverse to the Company, (B) which would prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(n) Without in any way limiting any of the foregoing provisions set forth in Section 4.01(a) through Section 4.01(m), the Company shall not, and shall cause its subsidiaries not to authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed not to take pursuant to Section 4.01(a) through Section 4.01(m), and shall use reasonable best efforts to cause the Company Joint Ventures not to authorize any of, or commit or agree to take, whether in writing or otherwise, any of the actions that the Company has agreed to use reasonable best efforts to cause the Company Joint Ventures not to take.

Section 4.02 Covenants of Parent. From and after the date of this Agreement until the Effective Time, Parent covenants and agrees that (except as expressly permitted by this Agreement, as set forth in Section 4.02 of the Parent Disclosure Letter, as required by applicable law, as required to obtain the Debt Financing on the terms set forth in the Debt Commitment Letters or to effect the transactions contemplated by the Affiliate Sale Agreement, or to the extent that Company shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed); provided, that notwithstanding the obligations in this Section 4.02, if the Debt Financing is not, for any reason, available on the terms specified in the Debt Commitment Letters as in effect on the date hereof, nothing in this Section 4.02 shall prohibit Parent and its subsidiaries from, directly or indirectly, taking any actions that Parent determines in good faith are reasonably necessary in connection with obtaining the Debt Financing or any other financing necessary for it to consummate the transactions contemplated by this Agreement and fund any portion of the aggregate Cash Consideration and fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable at the Closing:

(a) Ordinary Course. Parent shall, and shall cause each of its subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws. Without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted) and to preserve their relationships with Governmental Authorities, customers, suppliers, joint venture partners, lenders, landlords and other persons having significant business dealings with it.

(b) Organizational Documents. Parent shall not amend or propose to amend its certificate of incorporation or its by-laws.

(c) Dividends; Share Reclassifications. Parent shall not,

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Parent solely to its parent,

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by Parent’s wholly owned subsidiaries.

(d) Accounting. Parent shall not make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as required by a change in law or GAAP.

(e) Taxes. Parent shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice except to the extent required by applicable law.

(f) Transactions. Parent shall not take any action, enter into any agreement, arrangement or understanding or authorize or approve or announce an intention to authorize or approve any of the foregoing, including with respect to any incurrence of indebtedness, if such action, agreement, arrangement, understanding, authorization, approval or announcement would reasonably be expected to prevent or materially delay or impede the consummation of the Merger and the transactions contemplated hereby, whether in connection with the acquisition of a substantial equity interest in or a substantial portion of the assets of any person or any business or division thereof (in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise).

(g) Without in any way limiting any of the foregoing provisions set forth in Section 4.02(a) through Section 4.02(f), Parent shall not, and shall cause its subsidiaries not to, authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Section 4.03 Non-Solicitation.

(a) Except as expressly permitted by this Section 4.03, from and after the date of this Agreement until the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article VII and (iii) the Termination Date (in the event the Company has the right to terminate this Agreement under Article VII on the Termination Date) the Company shall not, and shall not authorize or permit its subsidiaries or affiliates and its and their respective directors, executive officers or employees to, and shall use its reasonable best efforts to cause its and its affiliates’

respective investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent or Merger Sub or their respective Representatives) regarding any Company Takeover Proposal, (iii) furnish any nonpublic information regarding the Company or any of its subsidiaries to any person (other than Parent or Merger Sub or their respective Representatives) in connection with or in response to any Company Takeover Proposal, or (iv) resolve or agree to do any of the foregoing; provided, however, that this Section 4.03 shall not prohibit the Company, at any time prior to, but not after, obtaining the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its subsidiaries to, or entering into or participating in discussions or negotiations with, any person (and such person’s Representatives) in response to an unsolicited, written Company Takeover Proposal (that is not withdrawn) made after the date hereof that the Company Board or any committee thereof concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, if (A) such Company Takeover Proposal did not result from a material breach of this Section 4.03 with respect to such Company Takeover Proposal, (B) the Company Board or any committee thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (C) the Company has received (and provided a copy to Parent) from the person making such Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are substantially similar to those contained in the Confidentiality Agreement, dated as of June 8, 2015 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that such confidentiality agreement shall not be required to include a direct or indirect standstill provision. The Company shall promptly (and in any event within twenty four (24) hours) make available to Parent and its Representatives any nonpublic information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives and provide Parent with written notice confirming that such disclosure is being made pursuant to the Company’s obligations under this Section 4.03(a). For purposes of this Agreement, “Company Takeover Proposal” means any bona fide proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub or their respective Representatives) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 20% or more of the net revenues, net income or assets (including equity securities) of the Company and its subsidiaries, taken as a whole (a “Company Material Business”) or any assets representing 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, except for sales of assets in the ordinary course of business consistent with past practice, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the Company or of any subsidiary of the Company that is or that owns, operates or controls a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of the Company, (iv) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction pursuant to which the holders of Company Common Stock immediately preceding such transaction hold, directly or indirectly, (A) less than 80% of the equity interests in the surviving or resulting entity of such transaction or (B) businesses or assets that constitute less than 80% of the consolidated assets of the Company and its subsidiaries (v) any liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company or Company Joint Venture (including, for the avoidance of doubt any Tax Equity Fund) that is or that owns, operates or controls a Company Material Business, in each case other than the transactions contemplated by this Agreement; provided, however, that no proposal, offer or transaction involving any Tax Equity Investor, lender, or customer, but to which the Company is not party, shall be deemed to be a “Company Takeover Proposal; provided, further, however, that all (A) actions undertaken in accordance with the Tax Equity Transaction Documents and (B) offers, indications and inquiries, the negotiation of and any preparation for the entry into and the entry into new Company Joint Ventures that the Company believes would have been Tax Equity Funds if they had been entered into prior to the date hereof shall be deemed not to be Company Takeover Proposals. The Company agrees that in the event any of its controlled affiliates or subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 4.03, the Company shall be deemed to be in breach of this Section 4.03; provided, further, however, for the avoidance of doubt, that no Tax Equity Investor or lender shall be deemed to be a Representative of the Company, any of its subsidiaries or any Company Joint Venture.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after the directors or officers of the Company become aware of the occurrence of any event set forth in clauses (i) and (ii) below, and in any event within forty-eight (48) hours, after its receipt of (i) any Company Takeover Proposal or (ii) any indication of interest or request for nonpublic information in connection with a Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request (including providing the identity of the person or group of persons making or submitting such Company Takeover Proposal or request and (A) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements or (B) if it is oral, a reasonably detailed summary thereof). The Company shall promptly advise Parent orally and in writing with respect to any change to the material terms of any such Company Takeover Proposal (and in no event later than 48 hours following any such change or, solely if such change is with respect to the purchase price offered, in no event later than 24 hours following such change in purchase price).

(c) Upon the execution of this Agreement, the Company shall, and shall cause its subsidiaries and its and their respective officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its controlled affiliates and its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its controlled affiliates or subsidiaries or any of their respective officers, directors, employees or

Representatives, on the one hand, and any other person, on the other hand (other than Parent, Merger Sub and each of their respective Representatives) that relate to any Company Takeover Proposal and shall promptly deliver a written notice to each such person to the effect that the Company is ending all activities, discussions and negotiations with such person with respect to any Company Takeover Proposal, effective on the date of this Agreement, and shall use its reasonable best efforts, including through the exercise of any contractual rights, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve (12) months of the date hereof. Subject to any waivers that may be granted pursuant to and in accordance with Section 4.03(d)(iii), during the period from the date of this Agreement through the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party relating to or entered into in connection with a proposed business combination involving the Company (or other proposed transaction that is within the scope of the term “Company Takeover Proposal”) (a “Standstill Agreement”), including by obtaining injunctions to prevent any breaches of such Standstill Agreements and to enforce specifically the terms and provisions thereof; provided, however, that the Company may waive any Standstill Agreement to the extent necessary to allow the counterparty thereof to make a confidential Company Takeover Proposal to the Company Board prior to receipt of the Company Stockholder Approval in compliance with this Agreement if (and only if) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(d) Subject to Section 4.03(e) and Section 4.03(f), none of the Company, the Company Board or any committee thereof may: (i) (A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the recommendation of the Company Board or any committee thereof that the Company’s stockholders adopt the Merger and the transactions contemplated hereby (the “Company Recommendation”), (B) fail to include the Company Recommendation in the Joint Proxy/S-4, (C) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or propose to approve, endorse or recommend, or otherwise declare advisable (publicly or otherwise) any Company Takeover Proposal, or (D) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing, after the first public announcement of a Company Takeover Proposal by the Company or by the party that made the Company Takeover Proposal (any of the foregoing, a “Company Change of Recommendation”); (ii) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement, confidentiality agreement (other than a confidentiality agreement pursuant to Section 4.03(a)) or other similar agreement (a “Takeover Agreement”) relating to a Company Takeover Proposal; or (iii) grant any waiver, amendment or release under any Standstill Agreement, any Takeover Law or any Takeover Provisions; provided, however, that the Company may waive any Standstill Agreement, Takeover Law or any Takeover Provisions to the extent necessary to allow the counterparty thereof to make a confidential Company Takeover Proposal to the Company Board prior to receipt of the Company Stockholder Approval in compliance with this Agreement if (and only if) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board or any committee thereof may, prior to the receipt of the Company Stockholder Approval, (i) effect a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event and (ii) prior to the expiration of the Post-Signing Period, terminate this Agreement pursuant to Section 7.01(h) in order to enter into a written definitive agreement providing for a Company Takeover Proposal, in the case of clause (i) and clause (ii) if (and only if): (A) either (1) a written Company Takeover Proposal is made to the Company after the date of this Agreement and has not been withdrawn or (2) an Intervening Event has occurred and is continuing (B) such Company Takeover Proposal or Intervening Event did not result from any material breach of Section 4.03; (C) the Company Board or applicable committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that (1) in the case of a Company Change of Recommendation in respect of a Company Takeover Proposal, such Company Takeover Proposal constitutes a Company Superior Proposal or in the case of a Company Change of Recommendation in respect of an Intervening Event, such Intervening Event has occurred and is continuing and (2) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law; (D) the Company provides Parent three (3) Business Days’ (the “Recommendation Change Notice Period”) prior written notice that if at the expiration of the Recommendation Change Notice Period, such Company Takeover Proposal continues to be a Company Superior Proposal, or such Intervening Event is continuing, as applicable, it intends to take such action (a “Recommendation Change Notice”), which notice shall include the information with respect to such Company Superior Proposal that is specified in Section 4.03(b) (it being understood that (x) such Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material revision or amendment to the terms of any Company Superior Proposal (including, any change to the pricing thereof) shall require a new Recommendation Change Notice, except that the Recommendation Change Notice Period shall extend until the later to occur of (i) the expiration of the initial Recommendation Change Notice Period and (ii) two (2) Business Days following the date of such new Recommendation Change Notice); (E) during the Recommendation Change Notice Period, the Company negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement; and (F) at the end of the Recommendation Change Notice Period, the Company Board or applicable committee again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Recommendation Change Notice Period), (1) that in the case of a Company Change of Recommendation in respect of a Company Takeover Proposal, such Company Takeover Proposal continues to be a Company Superior Proposal or in the case of a Company Change of Recommendation in respect of an Intervening Event, such Intervening Event is continuing and (2) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. For purposes of this Agreement, “Company Superior Proposal” means any written Company Takeover Proposal (that is not withdrawn), that did not result from a material breach of this Section 4.03, and that the Company Board or committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable (taking into account such factors that the Company Board deems relevant including (i) all financial and strategic considerations that the Company Board deems relevant, relevant legal, financial, regulatory and other aspects of such Company Takeover Proposal and the Merger and the other transactions contemplated by this Agreement, (ii) the identity of the third party making such Company Takeover Proposal and (iii) the conditions, prospects, timing for completion and likelihood of consummation in accordance with its terms of such Company Takeover Proposal and the financing of such Company Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the references to “20%” (including the reference to 20% in the definition of “Company Material Business” in clause (i) of the definition of Company Takeover Proposal) and 80% in clauses (i), (ii) and (iii) of the definition of “Company Takeover Proposal,” in Section 4.03 shall each be deemed to be a reference to 50.01% and 49.99%, respectively. For purposes of this Agreement, an “Intervening Event” means an event, fact, circumstance, development or occurrence that materially affects the business, assets or operations of the Company, its subsidiaries and the Company Joint Ventures, taken as a whole, that is unknown to and is not reasonably foreseeable by the Company Board as of the date of this Agreement and becomes known to the Company Board prior to obtaining the Company Stockholder Approval and does not relate to a Company Takeover Proposal; provided, that in no event shall changes in law constitute an Intervening Event.

(f) Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board (or any committee thereof) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that if such disclosure relates to a Company Takeover Proposal, any disclosure made pursuant to clause (i) or (ii) of this Section 4.03(f) (other than any disclosure made in connection with a Company Change of Recommendation permitted by Section 4.03(e)), shall be deemed to constitute a Company Change of Recommendation unless the Company Board shall expressly publicly reaffirm the Company Recommendation in such disclosure (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

(g) If the Company Board or any committee thereof has determined to provide a Recommendation Change Notice with respect to a Company Takeover Proposal that constitutes a Company Superior Proposal, the parties hereby agree that, subject to compliance with Section 4.03(e) (except as modified by this Section 4.03(g)), and in order to enable the Company Board or committee thereof to be sufficiently comfortable that such Company Superior Proposal will remain available to the Company when and if this Agreement is terminated pursuant to Section 7.01(d), the Company may enter into a binding letter agreement (the “Conditional Commitment”) with the third party making such Company Superior Proposal (the “Committed Bidder”), which Conditional Commitment (i) may provide that such Committed Bidder is obligated, on behalf of the Company, to pay the Company Termination Fee and any other fee or expense required to be paid by the Company pursuant to the relevant provisions of Section 7.03 of this Agreement in accordance with the terms thereof, (ii) may attach as an exhibit thereto a fully negotiated agreement and plan of merger relating to such Company Superior Proposal and (iii) may provide that the Company shall enter into such agreement and/or such agreement automatically become binding on the Company only on and after (and in no event before) both (A) the termination of this Agreement in accordance with its terms and (B) the payment by the Company of the Company Termination Fee or any other fee or expense required to be paid under Section 7.03 and (C) without limiting Parent’s or Merger Sub’s obligations under this Agreement, shall not provide for the imposition of any liability or obligation on Parent or any of its subsidiaries or affiliates following the termination of this Agreement. Notwithstanding the foregoing, the parties further agree that in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Conditional Commitment permit the Committed Bidder to make any SEC or other regulatory filings in connection with the transactions contemplated by Conditional Commitment until the termination of this Agreement, unless otherwise required by law and (2) except as permitted by this Section 4.03, the Company shall otherwise remain subject to all of its obligations under this Agreement applicable thereto.

Section 4.04 Other Actions. Subject to the terms and conditions set forth in this Agreement, including Section 5.03, (and provided that Parent’s obligations to arrange and obtain the Debt Financing shall be governed solely by Section 4.05) the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries and controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to (i) consummate and make effective the Merger as soon as practicable and (ii) cause the satisfaction of all conditions set forth in Article VI.

Section 4.05 Financing.

(a) Efforts to Obtain the Financing. Parent shall use its (and shall cause its controlled affiliates to use their) reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Debt Financing Commitments on the terms and conditions described therein, (ii) maintain in effect the Debt Financing Commitments until the consummation of the transactions contemplated hereby and comply with its, and cause its controlled affiliates to comply with their, respective obligations thereunder, (iii) negotiate and enter into (and cause its controlled affiliates to negotiate and enter into) definitive agreements with respect to, and including as contemplated in, the Debt Financing Commitments on the terms and conditions (including the flex provisions, if applicable) contained in the Debt Financing Commitments and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Parent (and its controlled affiliates, as applicable) than the terms and conditions contained in the Debt Financing Commitments and would not adversely affect in a material manner (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iv) to satisfy (or, if deemed advisable by Parent, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Debt Financing Commitments (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished pursuant to Section 4.05(b)) and to consummate the Debt Financing at or prior to the Closing (it being understood that any bridge facility described in the Debt Financing Commitments may be terminated or reduced in accordance with the terms of the applicable Debt Financing Commitment); (v) to cause the Debt Financing Sources to fund the Financing at or prior to the Closing, including by enforcing such persons’ funding obligations (and the rights of Parent and its controlled affiliates) under the Debt Financing Commitments; and (vi) to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitments as and when they become due. Parent shall not agree (and shall not permit any of its controlled affiliate to agree) to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Commitments without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Debt Financing such that such cash proceeds, together with the financial resources of Parent and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its subsidiaries on the Closing Date, in the aggregate, are insufficient to fund the amounts required to be paid by Parent or Merger Sub under this Agreement and the other transactions contemplated by this Agreement (including, without limitation, to repay or refinance the indebtedness contemplated to be repaid or refinanced by the Debt Financing), (B) impose new or additional conditions, otherwise amend any of the conditions to the Debt Financing or otherwise be reasonably likely to prevent or delay or impair the ability of Parent (or any of its controlled affiliates) to obtain the Debt Financing or consummate the Merger and the other transactions contemplated by this Agreement, (C) prevent or delay (taking into account the Marketing Period) the Closing or funding of the Debt Financing, (D) adversely impact the ability of Parent to enforce its, or any of its controlled affiliates’ ability to enforce their, rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, in each case, relating to the funding thereunder, (E) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent (or any of its controlled affiliates) and the Company than those in the Debt Financing Commitments or (F) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur; provided, that subject to the foregoing, Parent may consent to, replace or amend the Debt Financing Commitments to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof. Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice (w) of any breach or default (or threatened breach or default) by any party to any of the Debt Financing Commitments as well as any material disputes or disagreements between or among any parties to the Debt Financing Commitments, in each case, of which Parent or Merger Sub become aware, (x) of the receipt of any written notice or other written communication from any Debt Financing Party with respect to any breach, default, termination or repudiation by any party to any of the Debt Financing Commitments or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitments or any definitive document related to the Debt Financing, (y) if Parent and Merger Sub determine in good faith that they or any of Parent’s controlled affiliates will not be able to satisfy any of their obligations with respect to the Debt Financing, or that they will otherwise not be able to obtain, some or any portion of the Debt Financing prior to the Termination Date, including any determination that any of the Debt Financing Parties will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions or (z) of any termination or waiver, amendment or other modification of the Debt Financing Commitments. If any portion of the Debt Financing contemplated by the Debt Financing Commitments or any of the proceeds from the Affiliate Sale become unavailable on the terms and conditions contemplated (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate Cash Consideration and any fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable in connection with the Closing, Parent and Merger Sub shall take any and all actions necessary (and shall cause Parent’s controlled affiliates to take all actions necessary) to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and fund any portion of the aggregate Cash Consideration and fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable at the Closing, as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing would otherwise occur pursuant to Section 1.02. Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Financing Commitments” shall include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “Debt Financing Parties” shall include the financing institutions contemplated to provide any such alternative financing. Parent shall keep, and shall cause its controlled affiliates to keep, the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing and the structuring and consummation of the Affiliate Sale and shall provide to the Company copies of all Debt Financing Commitments (including any related fee letters (customarily redacted), exhibits, schedules, annexes, supplements and other related documents). Parent and

Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any other financing or the consummation of the Affiliate Sale, and Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing or any other financing is not a condition to the Closing and that consummating the Affiliate Sale is not a condition to the Closing. Whether or not the Debt Financing has been obtained or the Affiliate Sale has been consummated, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.03, to consummate the Merger and the other transactions contemplated by this Agreement. The Company acknowledges that the covenants and obligations contained in this Section 4.05 and the Debt Financing Commitments are the sole and exclusive covenants and obligations of Parent and its subsidiaries and each of their respective Representatives in connection with obtaining the Debt Financing; provided, however, that Parent and Merger Sub expressly acknowledge and agree that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger (including pursuant to Section 1.02 and Section 1.03) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained or whether the Affiliate Sale has closed and, for avoidance of doubt, that Parent and Merger Sub shall be required to hold the Closing and consummate the Merger on any date, if so required pursuant to the terms and conditions of Section 1.02, regardless of whether the Debt Financing is available or has been obtained as of such date or whether the Affiliate Sale has closed as of such date.

(b) Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting advisors, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitments to be satisfied, which cooperation may include:

(i) assisting with the preparation of Offering Documents, registration statements, confidential information memoranda and similar documents required in connection with the Debt Financing,

(ii) preparing and furnishing to Parent and the Debt Financing Parties as promptly as practicable all Required Information and all other pertinent information and disclosures relating to the Company and its subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent, customary to assist in preparation of the Offering Documents and reasonably necessary to consummate the Debt Financing and identifying any portion of such information that constitutes material non-public information,

(iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its subsidiaries and the Debt Financing Parties and other potential lenders in the Debt Financing,

(iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Commitments, including assisting with the preparation of rating agency presentations,

(v) requesting and using reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors with respect to the Required Information,

(vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and providing customary closing certificates as may be required in connection with the Debt Financing and other customary documents as may be reasonably requested by Parent,

(vii) facilitating actions reasonably required for the pledging of collateral for the Debt Financing,

(viii) assisting the Debt Financing Parties in benefiting from the existing lending relationships of the Company and its subsidiaries,

(ix) requesting and using reasonable best efforts to obtain from the Company’s existing lenders such customary documents in connection with refinancings as reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases and instruments of termination or discharge,

(x) furnishing Parent and the Debt Financing Parties with all documentation and other information reasonably determined by the Debt Financing Parties to be required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended,

(xi) cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing,

(xii) cooperating with Parent to obtain such legal opinions, surveys and title insurance as reasonably requested by Parent or any of the Debt Financing Parties in connection with the Debt Financing, and

(xiii) providing monthly financial statements (to the extent the Company customarily prepares such financial statements) in the form and within the time such statements are customarily prepared by the Company;

provided, however, that (A) nothing in this Section 4.05(b) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (B) neither the Company nor any of its subsidiaries shall be required to (1) incur any liability (including any liability for Taxes, whether by withholding or otherwise) that is not contingent upon the Closing or, without limitation of the foregoing, execute any definitive financing documents (except the authorization letter delivered pursuant to the foregoing clause (iii)) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing, (2) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (3) give any indemnities that are effective prior to the Closing, (4) provide any information the disclosure of which is prohibited under applicable law or is legally privileged, or (5) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its subsidiaries is a party, (C) the requirement to provide the assistance described in clauses (vi), (vii), (ix) and (xi) above shall be conditioned on the actual occurrence of the Closing. In addition, no action, liability or obligation of the Company, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing, and (D) the only financial information the Company or its subsidiaries shall be required to deliver shall be the Required Information. Nothing in this Agreement will require (y) any officer or Representative of the Company or any of its subsidiaries to deliver any certificate or opinion or take any other action that would reasonably be expected to result in personal liability to such officer or Representative, or (z) the members of the Company’s Board of Directors as of the date hereof to approve any financing or definitive agreements related thereto prior to the Closing.

(c) Current Information. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ marks and logos in connection with the Debt Financing in a form and manner mutually agreed with the Company (such consent by the Company not to be unreasonably withheld, conditioned or delayed); provided, however, that such marks and logos are used in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries. The Company shall, use its reasonable best efforts, as promptly as practicable, to update or correct any Required Information to the extent required, as determined by the Company in its reasonable discretion, so that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading; provided, however, for avoidance of doubt, that the Marketing Period shall in no event be deemed to have not commenced or to be extended in connection with any update to the Required Information provided pursuant to this Section 4.05(b).

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger subsidiary will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings substantially similar to those in the Confidentiality Agreement or otherwise reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Indemnity and Reimbursement. Parent shall promptly, upon written request by the Company, reimburse the Company, its subsidiaries and affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries and affiliates in connection with any cooperation of the Company, its subsidiaries and affiliates contemplated by this Section 4.05 and shall indemnify and hold harmless the Company, its subsidiaries and affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Parent’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its subsidiaries or affiliates or any of their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.

(f) Affiliate Sale Agreement. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to close the Affiliate Sale, including (i) negotiate and enter into (and cause its controlled affiliates to negotiate and enter into) any agreements and other documents required to be entered into in connection with consummating the Affiliate Sale, (ii) satisfy on a timely basis all conditions to the closing of the Affiliate Sale and consummate the Affiliate Sale at or prior to the Closing (iii) cause the other parties to the Affiliate Sale to close at or prior to the Closing, including by enforcing Parent’s rights under the Affiliate Sale Agreement and (iv) causing the counterparties to the Affiliate Sale Agreement to not take any actions that would impair their ability to consummate the Affiliate Sale and deliver the purchase price contemplated by the Affiliate Sale Agreement to Parent. Parent shall not agree (and shall not permit any other party to the Affiliate Sale Agreement to agree) to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Affiliate Sale Agreement without the prior written consent of the

Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of proceeds to Parent from the Affiliate Sale, (B) impose new or additional conditions to, or otherwise amend any of the conditions to the Affiliate Sale Agreement or the Debt Financing, or otherwise be reasonably likely to prevent or delay or impair the ability of Parent (or any other party to the Affiliate Sale Agreement) to consummate the Affiliate Sale, obtain the Debt Financing and the payment of the purchase price pursuant to the Affiliate Sale to Parent or the consummate the Merger or the other transactions contemplated by this Agreement, (C) prevent or delay (taking into account the Marketing Period) the Closing, the consummation of the Affiliate Sale or the funding of the Debt Financing, (D) adversely impact the ability of Parent to enforce its, or any of its affiliates’ ability to enforce their, rights against the other parties to the Affiliate Sale Agreement or the definitive agreements with respect thereto, in each case, relating to the consummation of the Affiliate Sale or delivery of the purchase price thereunder to Parent, or (E) make the consummation of the Affiliate Sale or the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur. Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice (y) of any breach or default (or threatened breach or default) by any party to the Affiliate Sale Agreement as well as any material disputes or disagreements between or among any parties to the Affiliate Sale Agreement, in each case, of which Parent or Merger Sub become aware or (z) of any termination or waiver, amendment or other modification of the Affiliate Sale Agreement. Parent shall not agree to terminate the Affiliate Sale Agreement, and Parent shall take all and any necessary actions to keep the Affiliate Sale Agreement in effect and shall not take any action or omit to take any action that would provide a right of termination to any other party to the Affiliate Sale Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Company Stockholders’ Meeting; Preparation of the Joint Proxy/S-4.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) the Proxy Statement, (ii) Parent shall prepare and cause to be filed with the SEC the Joint Proxy/S-4 in which the Proxy Statement will be included with respect to the Parent Common Stock and Convertible Notes issuable in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Joint Proxy/S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Joint Proxy/S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Joint Proxy/S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its controlled affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy/S-4. The Joint Proxy/S-4 shall include the Fairness Opinion, the information that included the basis for rendering such opinion, any Company projections provided to Parent and the Financial Advisor that are referred to in the Fairness Opinion and all other information reasonably requested by each party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy/S-4, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy/S-4 or the Joint Proxy/S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy/S-4 or the Joint Proxy/S-4 received from the SEC. The Company and Parent shall use their reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Joint Proxy/S-4. Notwithstanding the foregoing, and except in connection with any Company Change of Recommendation in accordance with Section 4.03 (which the Company may include in the Proxy Statement and which Parent shall describe in the Form S-4 and Joint Proxy/S-4 at the Company’s request) and other than pursuant to Rule 425 of the Securities Act with respect to press releases made in compliance with Section 5.07, prior to filing the Joint Proxy/S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by the Company or Parent or any of their respective Representatives with respect thereto. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Joint Proxy/S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock or Convertible Notes issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock or Convertible Notes in the Merger, and the Company shall furnish all information concerning the Company, the Company subsidiaries and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the date of effectiveness under the Securities Act (with respect to the Joint Proxy/S-4), the Company or Parent discovers that any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be set forth in an amendment or supplement to the Joint Proxy/S-4 so that such document would not include any untrue of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to the Company’s stockholders.

(c) Unless a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event shall have occurred during the Post-Signing Period, promptly following the Post-Signing Period, (i) the Company shall take all steps necessary under applicable law, the Company’s certificate of incorporation, bylaws and the rules of NYSE to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of securing the Company Stockholder Approval, as promptly as practicable under applicable law, and use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement (including, distribute to the Company stockholders the Proxy Statement in accordance with applicable federal and state law and recommend to such stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby), (ii) take all other reasonable action necessary to secure the Company Stockholder Approval and (iii) cooperate and consult with the Parent with respect to each of the foregoing matters. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Company Stockholders’ Meeting if (a) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable law, order or a request from the SEC or its staff, (b) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting, including in order to give holders of Company Common Stock sufficient time to evaluate any information or disclosure that the Company has sent to such holders or otherwise made available to holders of Company Common Stock by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Change of Recommendation) or (c) if on the date for which the Company Stockholders’ Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares to conduct business at the meeting; provided, however, that, solely with respect to the postponement or adjournment set forth in clause (c), such adjournment or postponement (i) shall only be for one time and for a period of up to ten Business Days, and (ii) Parent shall have the right to require such postponement or adjournment in such circumstance. Notwithstanding the foregoing or anything in this Agreement to the contrary, the parties acknowledge and agree that a Company Change of Recommendation that occurs following the Post-Signing Period shall not affect or modify the obligations to call, give notice of and hold the Company Stockholders’ Meeting as set forth in this Section 5.01(c), unless Parent exercises its termination rights pursuant to Article VII hereof and, as a result, the Company pays to Parent the Company Termination Fee, and that unless (x) this Agreement is terminated in accordance with Article VII, if applicable, or (y) a Company Change of Recommendation in respect of a Company Takeover Proposal or Intervening Event shall have occurred during the Post-Signing Period (to the extent applicable pursuant to Article VII) (which, in the case of clause (y), shall only result in the Company no longer being required pursuant to the terms of this Section 5.01(c) to solicit proxies from its stockholders), the Company shall take all of the actions contemplated by this Section 5.01(c) regardless of whether the Board of Directors of the Company has approved, endorsed or recommended another Company Takeover Proposal or has withdrawn, modified or amended the Company Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such Company Stockholders’ Meeting. The Company shall keep the Parent updated with respect to the proxy solicitation results as reasonably requested by Parent.

(d) If requested by Parent, the Company shall promptly conduct a “broker search” as contemplated by and in accordance with Rule 14c-7 promulgated under the Exchange Act with respect to the mailing of the Joint Proxy/S-4 (based on an assumed mailing date requested by Parent).

Section 5.02 Access to Information; Confidentiality; Effect of Review.

(a) Access. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries and each of their respective Representatives to use reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, auditors, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent and Merger Sub and their respective Representatives such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as Parent and Merger Sub or their respective Representatives may reasonably request; provided that the foregoing shall not require the Company or any of its subsidiaries or Representatives to furnish any such materials that are otherwise publicly available; provided, further, that the Company shall not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection; (B) violate any obligations of the Company or any of its subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its subsidiaries is a party; or (C) breach, contravene, or violate any applicable law (including the HSR Act or any other antitrust or competition law); provided, further, that the Company shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Parent, Merger Sub and their respective Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C), including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent could be provided access to such information). Notwithstanding anything contained in this Agreement to the contrary, neither party shall be required to provide any access or make any disclosure to the other pursuant to this Section 5.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Any access to the Company’s properties shall not unreasonably interfere with the operations thereon, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” environmental testing. Notwithstanding the foregoing, any access to any Leased Real Property shall be subject to the Company’s reasonable security measures and the insurance requirements of the applicable Lease and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any environmental site assessment.

(b) To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement.

Section 5.03 Regulatory Matters; Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the Closing. Each party shall not take any actions that would or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied. Without limiting the foregoing or the provisions set forth in Section 5.03(b) (and subject to the terms and limitations in Section 5.03(b)), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 5.03 shall impose any obligation on Parent with respect to obtaining or arranging the Debt Financing, it being agreed that Parent’s obligations with respect to such matters shall be governed solely by Section 4.05 and the Debt Financing Commitments.

(b) Each of the Company and Parent shall as promptly as practicable but in no event later than ten (10) calendar days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and shall as promptly as reasonably practicable provide any supplemental information requested by applicable Governmental Authorities relating thereto. Any such notification and report form or supplemental information shall be in substantial compliance with the requirements of the HSR Act, as applicable. Each of the Company and Parent shall consult with one another (and their respective advisers) as to the form and content of any notification and report form or supplemental information supplied to any Governmental Authority, and allow the Company or Parent, as applicable (and their respective advisers) to review the same (as may be redacted to remove any estimate of the valuation of the

Company, its business or shares, any identification of or discussion with respect to other potential acquirers or to preserve any applicable privilege) in advance of submission and make such amendments as either may reasonably request. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority and shall respond as promptly as reasonably practicable to any such inquiry or request and shall as promptly as reasonably practicable provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act, and, to the extent permitted by any Governmental Authority: (i) to the extent reasonably practicable, inform each party prior to all material communications (including material telephone calls and meetings) with a Governmental Authority, (ii) allow either party the opportunity to participate in any such calls and meetings to the extent reasonably practicable, and (iii) allow each party (and their respective advisers) to review any material written communications before submission and to make such amendments to such communications as either the Company or Parent may reasonably request. Each party shall provide the other (and their advisers) with a final copy of any notification, report form or any other supplemental information submitted to and any other material written communications with any Governmental Authority, to the extent permitted by law. Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement, including pursuant to a request for an early termination of the waiting period thereunder. For purposes of this Section 5.03, the “reasonable best efforts” of Parent shall include promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under the HSR Act, and take any and all actions necessary to that effect, including, but not limited to, proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or the Company Joint Ventures, or otherwise offer or commit to take any action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or the Company Joint Ventures) or agree to any other remedy as a condition to obtaining any clearance required under the HSR Act; provided, however, that nothing herein shall require (and “reasonable best efforts” shall in no event require) Parent or any of its subsidiaries or affiliates to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on Parent, the Company and their respective subsidiaries and affiliates (including the Tax Equity

Funds), taken as a whole, following the consummation of the transactions contemplated hereby. Parent and its subsidiaries shall refrain from taking, directly or indirectly, any action (including engaging in, or agreeing to engage in, transactions in the industries in which the Company and the Company’s subsidiaries operate) that would reasonably be expected to delay or prevent clearance under the HSR Act for the consummation of the transactions contemplated by this Agreement.

(c) In addition to the obligations under Section 5.03(b), each of Parent and the Company shall use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties, including Governmental Authorities (other than pursuant to efforts with respect to the HSR Act referenced in Section 5.03(b)), necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time; provided, however, that no party shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees).

(d) Nothing in this Section 5.03 shall obligate Parent or the Company or any of their respective subsidiaries to take any action that is not conditional upon the Closing.

(e) Without limiting the generality of the foregoing subsections of Section 5.03, the Company and Parent shall (i) take all action necessary to ensure that no Takeover Law, or Takeover Provision is or becomes applicable to the Merger, this Agreement, the Voting Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Law or Takeover Provision becomes applicable to the Merger, this Agreement, the Voting Agreement or any other transaction contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Employee Matters.

(a) Following the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Period”), Parent shall provide, or shall cause to be provided, to officers and employees of the Company and its subsidiaries as of the Effective Time (“Affected Employees”) who continue to be employed by Parent, the Surviving Corporation or any of their respective subsidiaries following the Effective Time during such period, (i) base salaries and wage rates and cash bonus and commission opportunities substantially comparable to the total base salaries and wage rates and cash bonus and commission opportunities in the aggregate provided to the Affected Employees immediately prior to the Effective Time and (ii) employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that are substantially comparable, in the aggregate, to such employee benefits (other than any defined benefit pension benefits, retiree or life insurance benefits, and nonqualified deferred compensation benefits) that similarly situated officers and employees of Parent and its subsidiaries receive during the Benefit Period, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) Prior to the Effective Time, the Company and its subsidiaries shall take or cause to be taken all actions necessary to, effective as of immediately prior to the Closing Date, (i) terminate their participation in each Company Employee Benefit Plan that is not sponsored or maintained solely by the Company or any of its subsidiaries and is listed on Section 5.04(b) of the Company Disclosure Letter (each, an “Other Employee Benefit Plan”), (ii) ensure that the person that sponsors or maintains such Other Employee Benefit Plans assumes and retains the sponsorship of and is solely responsible for all liabilities and obligations (whether current or contingent) relating to or at any time arising under or in connection with each Other Employee Benefit Plan, including all liabilities and obligations under Code Section 4980B with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, (iii) with respect to an Other Employee Benefit Plan that is a defined contribution 401(k) plan, fully vest all Affected Employees in their account balances or accrued benefits (as applicable) under such Other Employee Benefit Plan (as applicable), and (iv) make all employer contributions that would have been made on behalf of the Affected Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. As soon as practicable following the Closing Date, each Affected Employee who immediately prior to the Closing Date is a participant in the Other Employee Benefit Plan that is a defined contribution 401(k) plan shall be entitled to elect a “direct rollover” (as described in Section 401(a)(31) of the Code of his or her account balance (including the promissory notes of any outstanding participant loans) in accordance with the terms of such plan and the requirements of applicable law.

(c) For purposes of eligibility to participate, vesting and level of vacation or severance benefits (but not for benefit accrual purposes) under the employee benefit plans, programs and policies of Parent and its subsidiaries in which any Affected Employee may participate during the Benefit Period (including the Company Employee Benefit Plans) (the “New Plans”), each Affected Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Affected Employee was entitled, immediately before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan in which such Affected Employee participated or was eligible to participate immediately prior to the Effective Time; provided that such service credit shall not be provided (i) under any defined benefit pension plans or retiree medical plans or programs of Parent and its affiliates or with respect to the level of allocations to any retirement plans of Parent and its affiliates, or (ii) if it would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, with respect to the plan year in which the Effective Time occurs, Parent shall use commercially reasonable efforts to cause (A)

each Affected Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are group health plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Employee Benefit Plan in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plans to be waived for such Affected Employee and his or her covered dependents to the extent such requirements and exclusions were waived for such Affected Employee and his or her covered dependents under the Old Plans. With respect to the plan year in which the Effective Time occurs, Parent shall cause any eligible expenses incurred under an Old Plan that is a group health plan by any Affected Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan that the Affected Employee participates following the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, treatment or visit limitations, or similar limitations applicable to such Affected Employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs; provided that such amount was taken into account for the same purpose under the similar Company Employee Benefit Plan for such period and would not result in the duplication of benefits.

(d) Subject to any written agreement between the relevant individual and Parent and/or the Surviving Corporation that, in each case, is entered into following the date hereof, Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting, LTIP Plans and other compensation contracts between either the Company or any of its subsidiaries, on the one hand, and any current or former director, officer or employee thereof, on the other hand, solely to the extent such Contracts are listed on Section 3.01(l)(i) of the Company Disclosure Letter, and all provisions for vested benefits (including benefits vested as a result of the occurrence of the Effective Time), or other vested amounts earned or accrued through the Effective Time under the Company Employee Benefit Plans, in accordance with their terms as in effect on the date hereof. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement constitute a “change of control” for purposes of the Company Employee Stock Plans, the LTIP Plans and all employment and severance contracts disclosed on Section 3.01(l)(i) of the Company Disclosure Letter.

(e) The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement and nothing in this Section 5.04, express or implied, shall confer upon any current or former employee, officer, director or independent contractor or any other person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 5.04. Nothing in this Agreement shall be construed as an amendment to any Company Employee Benefit Plan, New Plan or other compensation or benefit plan, program, policy, agreement, contract or arrangement for any purpose. No provision of this Agreement, express or implied, shall create any right in any employee or officer of the Company or any of its subsidiaries (or any other current or former director, officer, employee or independent contractor or other person) to employment or continued employment by Parent or any of its affiliates, including the Surviving Corporation, or receipt or continued receipt of any specific benefit or compensation, or preclude the ability of Parent or any of its affiliates, including the Surviving Corporation, to terminate the employment of any employee or officer at any time and for any reason.

Section 5.05 Indemnification, Exculpation and Insurance.

(a) Each of Parent and the Company agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of the Company and its subsidiaries, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, that Parent shall cause the Surviving Corporation to honor all such rights and that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to assume all indemnification agreements in effect as of the date of this Agreement and to otherwise honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.05(a).

(b) For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by the Company covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 350% of the annual cost of such policies as of the date hereof. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 350% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date hereof. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b).

(c) For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present director and officer of the Company or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party, or any other person entitled to the benefit of Section 5.05(a) and Section 5.05(b), as the case may be, to whom this Section 5.05 applies without the consent of the affected Company Indemnified Party, or such other person, as the case may be. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent, or the Surviving Corporation, as the case may be, set forth in this Section 5.05(a).

(e) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

Section 5.06 Fees and Expenses. Except as provided in this Section 5.06, and Section 7.03, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall each bear and pay one half of the costs and expenses (other than attorneys’ fees and expenses) incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees).

Section 5.07 Public Announcements. Except (A) as may be required by applicable law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable law, reasonable best efforts to consult with the other party hereto shall be made prior to any such release or public statement or (B) in connection with any actions by the Company or Company Board permitted by Section 4.03(e), or Parent’s response thereto, or any communication made in accordance with Section 4.03, the Company and Parent shall, and shall cause their subsidiaries to, consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of NYSE, shall not, and shall cause their subsidiaries not to, issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 5.08 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing, against the Company and/or the members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly (and in any event within 24 hours) notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. Parent shall have the right, at its sole discretion, to participate in the defense or settlement of any Transaction Litigation, and, in any event, the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent; provided, that after the time the Company Stockholder Approval is obtained, if requested by Parent, the Company shall use its reasonable best efforts to defend or to settle, any unresolved Transaction Litigation in consultation with Parent.

Section 5.09 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other equity interest in the Company (including derivative securities) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.10 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other in writing upon becoming aware of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of any such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger not to be satisfied. The delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation, warranty, covenant or agreement requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of any written notice or other written communication from any Governmental Authority or from any person alleging that the consent of such Governmental Authority or person is or may be required in connection with the Merger or any other transaction contemplated by this Agreement.

Section 5.11 Stock Exchange Listing; Delisting; Convertible Notes.

(a) Parent shall cause the shares of Parent Common Stock and Convertible Notes to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall take all reasonable actions to cause the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act as soon as practicable following the Effective Time.

(c) At or prior to the Closing, Parent shall cause the Indenture to be executed by and between the Parent and the Trustee (as such term is defined in the Indenture) and delivered to the Company.

(d) At all times following the Closing, Parent shall reserve and keep available at all times, free of preemptive rights, shares of Parent Common Stock for the purpose of enabling Parent to satisfy any obligation to issue shares of Parent Common Stock upon conversion of the Convertible Notes to be issued in the Merger.

Section 5.12 Reserved.

Section 5.13 Resignations. As requested by Parent, the Company will use its reasonable best efforts to obtain and cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by the Company and Parent on or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) HSR Approval. Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all pre-closing approvals or clearances required thereunder shall have been obtained.

(d) Joint Proxy/S-4. The Joint Proxy/S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy/S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

Section 6.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver at or prior to the Effective Time by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.02(p) (Voting Requirements) shall be true and correct in all respects, (ii) the representations and warranties of Parent and Merger Sub set forth in clauses (i) through (iii) of Section 3.02(b) (Capital Structure) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (iii) the representations and warranties of Parent and Merger Sub set forth in Sections 3.02(c) (Authority), 3.02(l) (Brokers) and Section 3.02(m) (Ownership of Company Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) in all material respects, and (iv) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, excluding for this purpose clause (ii)

of Section 3.02(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clauses (i) through (iv), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a), and Section 6.02(b) have been satisfied.

(d) Listing. The shares of Parent Common Stock and Convertible Notes issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) No Material Adverse Effect. Since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect that is continuing.

(f) Indenture. Parent and Trustee shall have entered into the Indenture, dated as of the Closing Date, and delivered the Indenture to the Company.

Section 6.03 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver on or prior to the Effective Time by Parent of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(s) (Vote Required) and Section 3.01(u) (Antitakeover Provisions Inapplicable) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in clauses (i) through (iii) of Section 3.01(b) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority) and 3.01(x) (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, and (iv) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, excluding for this purpose clause (ii) of Section 3.01(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i) through (iv), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since December 31, 2014, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

(e) FIRPTA. The Company shall deliver on the Closing Date, to Parent, together with proof of filing the required notice to the Internal Revenue Service under Treasury Regulation Section 1.897-2(h), a certification complying with the terms of Treasury Regulation Section 1.1445-2(c)(3) that the shares of the Company are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company in the event any law or order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to comply with its obligations under this Agreement has been a principal cause of the imposition of such law or order;

(c) by either Parent or the Company in the event that the Merger shall not have been consummated by March 18, 2016 (the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party (i) whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Termination Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunction in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding);

(d) by Parent, (i) prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board has failed to include the Company Recommendation in the Proxy Statement, (B) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms hereof, (C) the Company has delivered a Recommendation Change Notice to Parent or (D) the Company has breached in any material respect its obligations under Section 4.03 (including, with respect to the failure to satisfy its obligations pursuant to Section 5.01(c) following the expiration of the Post-Signing Period);

(e) by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) forty-five (45) days following written notice to Parent or (ii) the Termination Date; provided, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such forty-five (45) day period and (B) at any time after such forty-five (45) day period if such breach, failure to perform or inaccuracy by Parent or Merger Sub is cured within such forty-five (45) day period);

(f) by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) forty-five (45) days following written notice to the Company or (ii) the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such forty-five (45) day period and (B) at any time after such forty-five (45) day period if such breach, failure to perform or inaccuracy by the Company is cured within such forty-five (45) day period;

(g) by the Company or Parent in the event that the Company Stockholders’ Meeting, as adjourned or postponed from time to time, shall have been held, the Company Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Company Stockholders’ Meeting, and the Company shall have failed to obtain the Company Stockholder Approval;

(h) by the Company, at any time prior to the conclusion of the Post-Signing Period, in order to enter into a written definitive agreement with respect to a Company Superior Proposal in accordance with Section 4.03(e); provided, however, that such Company Superior Proposal did not result from any material breach of the provisions of Section 4.03; provided, further, that immediately prior to or substantially concurrently with such termination the Company pays to Parent or its designee in immediately available funds the Company Termination Fee pursuant to Section 7.03(a); or

(i) by the Company in the event that (A) all of the conditions set forth in Section 6.01 and Section 6.03 (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at the Closing, if there were a Closing) have been satisfied or, to the extent permitted by applicable law, waived in accordance with this Agreement, (B) the Company has delivered a notice in writing to Parent and Merger Sub (the “Closing Notice”) stating that all certificates to be delivered by the Company at Closing will be so delivered and that the Company is ready, willing and able to consummate the Closing, (C) at the time of delivery by the Company of the Closing Notice, the Closing is required to occur under Section 1.02 but has not occurred because of the failure of Parent and Merger Sub to consummate the Closing and (D) Parent and Merger Sub shall have failed to consummate the Closing on the day that is three (3) Business Days following the delivery by the Company of the Closing Notice; provided, that during such three (3) Business Day period following the delivery by the Company of the Closing Notice, no party shall be entitled to terminate this Agreement pursuant to Section 7.01(c).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives, Joint Ventures or affiliates), except that (a) the provisions of Section 4.05(e), Section 5.02(b), Section 5.06, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages (which the parties acknowledge and agree, in the case of liabilities or damages payable by Parent or Merger Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders which shall be deemed to be damages of the Company) for any Willful Breach.

Section 7.03 Company Termination Fee; Expenses. Notwithstanding anything to the contrary in this Agreement, including Section 5.06, if:

(a) (i) Parent terminates this Agreement pursuant to Section 7.01(d) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee, (A) in the case of clause (i), within two (2) Business Days following delivery of Parent’s notice of termination, and (B) in the case of clause (ii), immediately prior to or substantially concurrently with the termination of this Agreement, an amount equal to $62,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent; or

(b) Parent terminates this Agreement pursuant to Section 7.01(g) and (i) prior to such termination, a Company Takeover Proposal shall have been made or publicly announced or shall have otherwise been communicated to the Company or the Company Board, and (ii) within twelve (12) months after such termination the Company shall enter into a written definitive agreement providing for the consummation of a Company Takeover Proposal (which is subsequently consummated) or shall consummate a Company Takeover Proposal, then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, on the date of consummation of such Company Takeover Proposal, an amount equal to the Company Termination Fee. For purposes of this Section 7.03(b) the term “Company Takeover Proposal” shall have the meaning ascribed to such term in Section 4.03(a), except that all references to the “20%” and “80%” amounts in such definition shall be deemed to be references to “50.01%” and “49.99%,” respectively.

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(g), the Company shall (i) pay to Parent or its designee by wire transfer of immediately available funds to an account designated in writing by Parent within two (2) Business Days following delivery of the notice of termination all of the documented, out-of-pocket expenses incurred by Parent, Merger Sub or their respective affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $15,000,000 (the “Expense Reimbursement”); provided, however, that if the Company Termination Fee is paid following the payment of the Expense Reimbursement pursuant to this Section 7.03(c), any amounts paid pursuant to this Section 7.03(c) shall be deducted from the payment of the Company Termination Fee.

Section 7.04 Termination Fees. If Parent shall receive full payment of the Company Termination Fee (as reduced for any payment of the Expense Reimbursement) pursuant to Section 7.03, then (i) the receipt of the Company Termination Fee by Parent shall be the sole and exclusive remedy of Parent, Merger Sub and each of their respective subsidiaries and their respective stockholders and affiliates against the Company, any of the Company’s subsidiaries, any Company Joint Venture and each of their respective former, current and future Representatives, stockholders, general and limited partners, managers, members, affiliates and assignees and each former, current or future Representative, stockholder, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (each, a “Company Related Party”), for any loss or damage suffered as a result of the failure of the Merger to be consummated or for any breach or failure to perform hereunder, and (ii) following such receipt, no Company Related Party shall have any further liability or obligation with respect to this Agreement (or the termination hereof) or the transactions contemplated hereby; provided, that, payment of the Company Termination Fee shall not release any party from liability for Willful Breach. In no event shall the Company be required to pay the Company Termination Fee more than once. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent, Merger Sub nor the Company would not enter into this Agreement, and that any amounts payable pursuant to Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

SunEdison, Inc.

7550 Wisconsin Avenue

9th Floor

Telecopy No.: (443) 909-1706

Attention: Ahmad Chatila, President and Chief Executive Officer,

Martin Truong, Senior Vice President, General Counsel and Secretary

Email: achatila@sunedison.com; mtruoung@sunedison.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy No.: (212) 446-4900

Attention: George P. Stamas, Esq., Mark D. Director, Esq., William B.

Sorabella, Esq., Daniel J. Michaels, Esq.

Email: gstamas@kirkland.com; mdirector@kirkland.com;

wsorabella@kirkland.com; dmichaels@kirkland.com

if to the Company, to:

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Telecopy No.: (877) 404-4129

Attention: Shawn J. Lindquist, Chief Legal Officer

Email: slindquist@vivintsolar.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini, Michael Ringler, Robert G. Day, Brian Keyes

Email: lsonsini@wsgr.ocm, mringler@wsgr.com, rday@wsgr.com, bkeyes@wsgr.com

Section 8.03 Definitions. For purposes of this Agreement:

(a) “Acquired Entity” means the Company, each of its subsidiaries, each of the Tax Equity Funds and the Company Joint Ventures.

(b) “Acquired Entity Facility” means each solar energy project owned by one or more Acquired Entities.

(c) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(d) “Affiliate Purchaser” means TerraForm Power LLC and/or any of its affiliates (other than Parent and its subsidiaries) purchasing certain Acquired Entity Facilities pursuant to the Affiliate Sale.

(e) “Affiliate Sale” means the sale of certain Acquired Entity Facilities to Affiliate Purchaser on the Closing Date pursuant to the Affiliate Sale Agreement.

(f) “Affiliate Sale Agreement” means the Purchase Agreement, dated as of the date hereof, between Affiliate Purchaser and Parent.

(g) “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, New York.

(h) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation

(i) “Company Joint Venture” shall mean any Joint Venture of the Company or any of its subsidiaries, including for the avoidance of doubt each Tax Equity Fund;

(j) “Company LTIP Award” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share issued under an LTIP Plan.

(k) “Company Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share pursuant to any existing Company Employee Stock Plan, other than an Company LTIP Award.

(l) “Company Material Adverse Effect” means any change, effect, event, occurrence, development or change in facts (each a “Change” and collectively, “Changes”) (i) that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) that would prevent the Company from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes in the economy or the financial or securities markets in the United States or the industry or industries in which the Company or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), or (E) any changes in the Company’s stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, (F) the public announcement or pendency of this Agreement or the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of the Company and its subsidiaries taken (or not taken) with the prior consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated hereby.

(m) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-3, (iii) the Company’s auditors have not withdrawn, or notified the Company that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information, (iv) the Company or its auditors have not determined to undertake a restatement, in whole or in part, of any financial statements included in the Required Information, and (v) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period and (vi) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-3 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period; provided, however, that this term “Compliant” shall not require (i) the Company to prepare any pro forma information or financial statements or any other financial statements that are not specifically included in the definition of Required Information and (ii) shall not require the delivery of any financial information or financial statements pursuant to Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act.

(n) “Company Stock Option” means any Option granted pursuant to any Company Employee Stock Plan.

(o) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(p) “Convertible Note” shall mean one of the convertible notes issued pursuant to the Indenture, such convertible notes to be issued by Parent at the Effective Time.

(q) “Customer Agreement” means a power purchase agreement or lease agreement for the sale of power from or the lease of, respectively, an Acquired Entity Facility.

(r) “Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements (other than Parent or any of its affiliates) in connection with the Debt Financing in connection with the transactions contemplated hereby (including any debt financing of the Affiliate Purchaser in connection with the Affiliate Sale) and their respective affiliates and their respective affiliates’ general or limited partners, managers, members, agents, representatives, employees, directors, or other officers and their respective successor and assigns, including any Debt Financing Party, arranger or agent party to the Debt Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto.

(s) “Disqualified Person” means at any time during the Recapture Period for any applicable Acquired Entity Facility, (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from Tax under Section 501(a) of the Code, (c) any entity referred to in Section 54(j)(4) of the Code, (d) any person described in Section 50(d)(1) of the Code, (e) any person who is not a “United States person” as defined in Section 7701(a)(30) of the Code, unless such person is a foreign person or entity (other than a foreign partnership or foreign pass-through entity) that is subject to U.S. federal income tax on more than 50% of the gross income for the taxable year derived by such person from the applicable Acquired Entity and thus qualifies for the exception of Section 168(h)(2)(B) of the Code; (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity, but excluding a “real estate investment trust” as defined in section 856(a) of the Code and a cooperative organization described in section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (f)) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such indirect interest in the partnership or pass-through entity through a “taxable C corporation”, as that term is used in the Section 1603 Program Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the date hereof, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.

(t) “Host Customer” means a customer under a Customer Agreement.

(u) “indebtedness” means (i) indebtedness of the Company or any of its subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instrument, (iii) obligations of the Company or any of its subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (v) all obligations of the Company or any of its subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its subsidiaries.

(v) “Indenture” shall mean the indenture substantially in the form attached as Exhibit B hereto, by and between Parent and Computershare Trust Company, National Association, as trustee, dated as of the Closing Date pursuant to which the Convertible Notes are to be issued.

(w) “Joint Venture” of a person shall mean any person that is not a subsidiary of such first person, in which such first person and/or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person.

(x) “knowledge” means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03(x) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 8.03(x) of the Parent Disclosure Letter after reasonable inquiry.

(y) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries, excluding any estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries related to any Acquired Entity Facility.

(z) “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property.

(aa) “Marketing Period” means the first period of 10 consecutive calendar days commencing after the date of this Agreement throughout and on the last day of which (i) Parent shall have received all of the Required Information and during which period such information shall remain Compliant; provided, that if the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent reasonably believes the Company has not completed delivery of the Required Information and within five (5) calendar days after delivery of such notice by the Company delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered to Parent) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.03 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 10 consecutive calendar day period; provided, however, that (A) any date from and including November 25, 2015 through and including November 29, 2015, will not be counted as a calendar day for purposes of determining such 10 consecutive calendar day period and (B) if not ended on or prior to August 20, 2015, shall commence no earlier than September 8, 2015 and (C) if not ended on or prior to December 18, 2015, shall commence no earlier than January 4, 2016; provided, further, that the Marketing Period shall end on any date that is the date on which the Debt Financing is obtained by Parent. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if at any time prior or during such 10 consecutive calendar day period, (i) the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements previously covered by the withdrawn audit opinion by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent and (ii) any Required Information ceases to be Compliant.

(bb) “LTIP Plans” means the V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for District Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Sales Managers; V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Regional Managers (Technicians); V Solar Holdings Amended and Restated 2013 Long Term Incentive Pool Plan for Operational Leaders; and the Vivint Solar, Inc. Amended and Restated 2013 Long Term Incentive Pool Plan for Recruiting Regional Sales Managers.

(cc) “Offering Documents” means customary prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

(dd) “Options” means any subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(ee) “Parent Employee Stock Plan” means the 2001 Equity Incentive Plan of Parent and 2010 Amended and Restated Equity Incentive Plan of Parent.

(ff) “Parent Joint Venture” shall mean any Joint Venture of Parent or any of its subsidiaries.

(gg) “Parent Material Adverse Effect” means any Change (i) that is materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that would prevent Parent or Merger Sub from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing to the extent resulting from (A) changes in applicable law or international or national legal, political or regulatory conditions generally (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes in the economy or the financial, or securities markets in the United States or elsewhere in the world or the industry or industries in which Parent or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), (D) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole, as compared to similarly situated persons), or (E) any changes in Parent’s stock price or trading volume or any failure in and of itself of such person to meet any internal or published projections, forecasts, budgets or revenues predictions, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on Parent, (F) the public announcement or pendency of this Agreement or the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of Parent and its subsidiaries taken (or not taken) with the prior consent of the Company, or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other transactions contemplated hereby.

(hh) “Parent Restricted Stock Unit” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Parent Common Stock or benefits measured by the value of such a Share.

(ii) “Parent Stock Option” means any Option to purchase Shares of Parent Common Stock.

(jj) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(kk) “Post-Signing Period” means the period beginning immediately following the execution and delivery of the Voting Agreement on the date of this Agreement and ending at 11:59 p.m. New York City time on the fortieth (40th) Business Day following the date of this Agreement; provided, that the Post-Signing Period shall be extended until one (1) Business Day following the expiry of such period of time as is necessary to allow the Company to comply with its obligations under clauses (D), (E) and (F) of Section 4.03(e) in respect of a Company Superior Proposal for which the Company has provided a Recommendation Change Notice to Parent prior to the time at which the Post-Signing Period would otherwise have expired.

(ll) “Recapture Period” means, with respect to any Acquired Entity Facility, the period commencing on the date that such project was placed in service for U.S. federal income Tax purposes and ending on the fifth (5th) anniversary thereof.

(mm) “Required Information” means (i) audited financial statements of the Company on a consolidated basis and each Tax Equity Fund (but, with respect to the Tax Equity Funds, only to the extent such audited financial statements have been prepared for its investors prior to the anticipated Closing Date (which date shall be September 30, 2015, unless one or more of the conditions to the Closing set forth in Section 6.03 has not been satisfied as of such date, in which case the anticipated Closing Date shall be the first date thereafter upon which the conditions to the Closing in Section 6.03 are anticipated to be capable of being satisfied, the “Anticipated Closing Date”) for each of the two fiscal years immediately preceding, and ending more than 90 days prior to, the Anticipated Closing Date and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity and cash flows for the two fiscal years (or shorter available period) immediately preceding, and ended more than 90 days prior to, the Anticipated Closing Date, of the Company on a consolidated and each Tax Equity Fund (but, with respect to the Tax Equity Funds, only to the extent such financial statements have been prepared for its investors prior to the Anticipated Closing Date); and (ii) unaudited financial statements for any interim period or periods of the Company on a consolidated basis and the Tax Equity Funds (but, with respect to the Tax Equity Funds, only to the extent such unaudited financial statements have been prepared for its investors prior to the Anticipated Closing Date) ended after the date of the most recent audited financial statements and more than 45 calendar days prior to the Anticipated Closing Date;

(nn) “Section 1603” means Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended.

(oo) “Section 1603 Grant” means any cash grant obtained with respect to an Acquired Entity Facility pursuant to Section 1603.

(pp) “Section 1603 Grant Application” means an “Application for Section 1603 Payments for Specified Renewable Energy Property in Lieu of Tax Credits” filed with respect to any Acquired Entity Facility, together with any exhibits, annexes, schedules, attachments, reports, or other documents filed together with such application.

(qq) “Section 1603 Grant Project” means each Acquired Entity Facility for which a Section 1603 Grant was awarded.

(rr) “Section 1603 Guidance” means (a) Section 1603 of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, (b) the program guidance released by the U.S. Treasury Department’s Office of the Fiscal Assistant Secretary and entitled “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and revised March 2010 and April 2011, and any revision, update, clarification, addition or supplement thereto or replacement thereof, (c) the Frequently Asked Questions and Answers and the Frequently Asked Questions and Answers (Begun Construction) released by the U.S. Treasury Department’s Office of the Fiscal Assistant Secretary, and any revision, update, clarification, addition or supplement thereto or replacement thereof and (d) any other rules, guidance, regulations, notices, promulgations, announcements, instructions, or terms and conditions released, posted, published or issued by the U.S. Treasury Department, the IRS or any other Governmental Entity in respect of a Section 1603 Grant.

(ss) “Stockholders Agreement” means that certain Stockholders Agreement, dated as of October 6, 2014, by and among the Company and the other parties thereto.

(tt) “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person; provided, however, that no Company Joint Venture shall be deemed to be a “subsidiary” of the Company.

(uu) “Tax Equity Fund” means each entity listed on Section 8.03(uu) of the Company Disclosure Letter.

(vv) “Tax Equity Investor” means each person or entity listed on Section 8.03(vv) of the Company Disclosure Letter.

(ww) “Tax Equity Transaction Documents” means the agreements, instruments and other documents set forth on Annex A of the Company Disclosure Letter.

(xx) “Willful Breach” means a material breach that is a consequence of an act or a failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement. For the avoidance of doubt, a failure of a party to consummate the Merger when required pursuant to Section 1.02 and the other terms of this Agreement (and, in the case of Parent, regardless of whether Parent has obtained or received the proceeds of the Debt Financing) shall be deemed a “Willful Breach.”

Section 8.04 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

(b) Each of Parent and the Company has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(c) Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) after the Effective Time, for the provisions of Article II, which shall be enforceable by the holders of Company Common Stock to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II, (ii) after the Effective Time for the provisions of Section 5.05(a), which shall be enforceable by the Company Indemnified Parties,

(iii) the rights of holders of the Company’s common stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger, or fraud, which right is hereby acknowledged by Parent and Merger Sub, (iv) the provisions of Section 7.04, which shall be enforceable by the Company Related Parties, (v) the provisions of Section 8.15, which shall be enforceable by the Non-Recourse Parties and (vi) the provisions of, Section 8.09(c), Section 8.13 and Section 8.14, which shall be enforceable by the Debt Financing Parties and the Affiliate Purchaser. The third party beneficiary rights referenced in clause (iii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivative or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of such right. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 8.07 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) Sections 8.06, 8.09, 8.13, 8.14, 8.15 and this Section 8.07 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 8.06, 8.07, 8.09, 8.13, 8.14, or 8.15, in each case solely as such Section relates to the Affiliate Purchaser and Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.09 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their Debt Financing Commitments and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in the Debt Financing Commitments, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein (including the Affiliate Sale) in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York. The parties hereto further agree that all of the provisions of Section 8.14 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.09(c).

(d) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment shall relieve the assigning party of any of its obligations hereunder) and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources. Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, or the Affiliate Purchaser under the Affiliate Sale Purchase Agreement. .

Section 8.11 Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.11, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Debt Financing Parties. Notwithstanding anything to the contrary contained herein, neither the Debt Financing Parties (in their capacity as such) shall have any liability to the Company, its subsidiaries or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company (on behalf of itself and its subsidiaries) agrees that neither it nor any Company stockholder (other than Parent and Merger Sub) shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party or the Affiliate Purchaser in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitments.

Section 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, Representative or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name:	Ahmad Chatila
Title:	President and Chief Executive Officer

SEV MERGER SUB INC.

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	President

VIVINT SOLAR, INC.

By:	/s/ Gregory S. Butterfield
Name:	Gregory S. Butterfield
Title:	Chief Executive Officer

Exhibit B

SunEdison, Inc.

(Company)

Computershare Trust Company, National Association

(Trustee)

2.25% Convertible Senior Notes due 2020

INDENTURE

Dated as of [            ], 2015

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)
(a)(2)
(a)(3)
(a)(4)
(a)(5)
(b)
(c)
311 (a)
(b)
(c)
312 (a)
(b)
(c)
313 (a)
(b)(1)
(b)(2)
(c)
(d)
314 (a)
(b)
(c)(1)
(c)(2)
(c)(3)
(d)
(e)
(f)
315 (a)
(b)
(c)
(d)
(e)
316 (a) (last sentence)
(a)(1)(A)
(a)(1)(B)
(a)(2)
(b)
(c)
317 (a)(1)
(a)(2)
(b)
318 (a)
(b)
(c)

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

i

Section 12.08	Notices	82
Section 12.09	No Recourse Against Others	83
Section 12.10	Tax Withholding	83
Section 12.11	Waiver of Jury Trial	83
Section 12.12	U.S.A. Patriot Act	83
Section 12.13	Force Majeure	83
Section 12.14	Submission to Jurisdiction	83

INDENTURE, dated as of [            ], 2015, between SunEdison, Inc., a Delaware corporation, as issuer (the “Company”), and Computershare Trust Company, National Association, as trustee, conversion agent, registrar, bid solicitation agent and paying agent (in such capacities, the “Trustee”, “Conversion Agent”, “Registrar”, “Bid Solicitation Agent” and “Paying Agent”, respectively).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the creation of an issue of the Company’s 2.25% Convertible Senior Notes due 2020 (the “Notes”), having the terms, tenor, amount and other provisions hereinafter set forth, and, to provide therefor, has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes, when duly executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the legal, valid and binding obligations of the Company, in accordance with the terms of the Notes and this Indenture, have been done and performed, and the execution of this Indenture and the issue hereunder of the Notes have in all respects been duly authorized;

NOW, THEREFORE, THIS INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of each other and the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions and References. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein”, “hereof”, “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision. The word “or” is not exclusive and the word “including” means including without limitation. The terms defined in this Article include the plural as well as the singular. References to any Article, Section, Schedule or Exhibit are to this Indenture except as herein otherwise expressly provided.

“Act” has the meaning specified in Section 1.03.

“Additional Interest” means all amounts, if any, payable by the Company pursuant to Section 6.03.

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01, with the same terms as the Initial Notes except to the extent permitted otherwise under Section 2.01.

“Additional Shares” has the meaning specified in Section 4.06.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning specified in Section 2.06(b).

“Agent” means any Paying Agent, Registrar, Conversion Agent or any other agent appointed pursuant to this Indenture.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Authenticating Agent” means any Person authorized by the Trustee to act on behalf of the Trustee to authenticate Notes.

“Bid Solicitation Agent” means any agent the Company may appoint in the future (which may be the Company and initially shall be the Company) to solicit market bid quotations for the Notes as may be required pursuant to Section 4.01(b)(ii).

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Board Resolution” when used with reference to the Company means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Change in Control” means an event that will be deemed to have occurred at the time, after the first date of original issuance for the Initial Notes, any of the following occurs:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company or its Subsidiaries, or the Company’s or its Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing 50% or more of the total voting power of the Company’s Common Equity, or has the power, directly or indirectly, to elect a majority of the members of the Company’s board of directors;

(2) the Company consolidates with, enters into a binding share exchange, merger or similar transaction with or into another person other than one or more of its subsidiaries or Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated assets of the Company, or any Person consolidates with, or merges with or into, the Company; provided, that any merger, binding share exchange, consolidation or similar transaction pursuant to which the Persons that “beneficially owned,” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Company’s Common Equity immediately prior to such transaction “beneficially own,” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Common Equity representing at least a majority of the total voting power of all outstanding classes of the Common Equity of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Change in Control”; or

(3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture).

provided that, notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred if at least 90% of the consideration paid for the Common Stock in a transaction or transactions described under clauses (1) or (2) of this definition of “Change in Control” above (excluding cash payments for any fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock traded on a Permitted Exchange, or will be so traded immediately following such transaction (“Publicly Traded Securities”), and as a result therefrom, such consideration becomes the Reference Property for the Notes; provided, further, that, notwithstanding anything to the contrary in the foregoing, to the extent the Company continues to own at least 51% of the voting power of any of the Company’s Yieldco Subsidiaries (including TerraForm Power) the stock of which has been offered to the public, the offering to the public (and any subsequent dispositions of the Company’s interests in such entity) will not constitute a “Change in Control”.

If any transaction in which the Common Stock is replaced by the Reference Property comprised of securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period and any related Fundamental Change Purchase Date, references to the Company in this definition of “Change in Control” will apply to such other entity instead.

“Clause A Distribution” has the meaning specified in Section 4.04(c).

“Clause B Distribution” has the meaning specified in Section 4.04(c).

“Clause C Distribution” has the meaning specified in Section 4.04(c).

“Close of Business” means 5:00 p.m., New York City time.

“Closing Sale Price” of the Common Stock for any day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) at 4:00 p.m. New York City time on that day as reported in composite transactions for the Exchange, or if the Common Stock is not listed on the Exchange, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. New York City time on such date (or, in either case, the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of the Common Stock is not so reported, the “Closing Sale Price” will be the average of the mid-point of the last bid and last ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Notes shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“common stock” includes any stock of any class of Capital Stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.

“Company” has the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 9, shall include its successors and assigns.

“Company Order” means a written request or order signed in the name of the Company by one of its Officers, and delivered to the Trustee.

“Conversion Agent” has the meaning specified in Section 5.02.

“Conversion Date” has the meaning specified in Section 4.02(b).

“Conversion Notice” has the meaning specified in Section 4.02(b).

“Conversion Period” means, with respect to any Note surrendered for conversion, (i) if the relevant Conversion Date occurs prior to the 30th Scheduled Trading Day immediately preceding the Maturity Date, the 25 consecutive VWAP Trading Day period beginning on, and including, the third VWAP Trading Day immediately following such Conversion Date; and (ii) if the relevant Conversion Date occurs on or after the 30th Scheduled Trading Day immediately preceding the Maturity Date, the 25 consecutive VWAP Trading Day period beginning on, and including, the 27th Scheduled Trading Day immediately preceding the Maturity Date.

“Conversion Price” means, in respect of each Note, as of any date, $100 divided by the Conversion Rate in effect on such date.1

“Conversion Rate” means initially [            ] shares of Common Stock per $100 principal amount of Notes, subject to adjustment as set forth herein.

“Corporate Trust Office” means, with respect to the office of the Trustee, the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 8472 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129, Attn: SunEdison, Inc. 2020 Notes Administrator, or such other address in the continental United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“corporation” means a corporation, association, joint stock company, limited liability company or business trust.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.

“Daily Conversion Value” means, for each VWAP Trading Day during any Conversion Period, one-twenty-fifth (1/25th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

“Daily Measurement Value” means, for any conversion of Notes, the applicable Specified Dollar Amount divided by 25.

[1]	Initial conversion price shall be 140% of the Measurement Price (as defined in the Agreement and Plan of Merger by and among the Company, SEV Merger Sub Inc., a Delaware corporation, and the Company (as that term is used therein) dated as of July 20, 2015) but such Measurement Price shall not exceed $33.62 or be less than $27.51.

“Daily Net Share Settlement Number” means, for each $100 principal amount of Notes surrendered for conversion, for each of the 25 consecutive VWAP Trading Days during the Conversion Period, a number of shares of Common Stock equal to (A) the difference between the Daily Conversion Value for such VWAP Trading Day and the Daily Measurement Value, divided by (B) the Daily VWAP for such VWAP Trading Day

“Daily Settlement Amount” for each $100 principal amount of Notes surrendered for conversion, for each of the 25 consecutive VWAP Trading Days during the Conversion Period, will consist of: (i) if the Daily Conversion Value for such VWAP Trading Day exceeds the Daily Measurement Value, (x) a cash payment equal to the Daily Measurement Value; and (y) a number of shares of Common Stock equal to the Daily Net Share Settlement Number for such VWAP Trading Day; or (ii) if the Daily Conversion Value for such VWAP Trading Day is less than or equal to the Daily Measurement Value, a cash payment equal to the Daily Conversion Value.

“Daily VWAP” for the Common Stock (or any security that is part of the Reference Property), in respect of any VWAP Trading Day, means the per share volume-weighted average price of the Common Stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SUNE.N Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the Reference Property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day or, if such volume-weighted average price is unavailable (or the Reference Property is not a security), the market value of one share of the Common Stock (or other Reference Property) on such VWAP Trading Day as determined in good faith by the Board of Directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the Reference Property is not a security). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in the form of a Global Note, the Person designated as Depositary by the Company until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder. The Company has appointed The Depository Trust Company as the initial Depositary for the Notes.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the U.S. that is legal tender for the payment of public and private debts at the time of payment.

“Effective Date” means, with respect to a Fundamental Change or a Make-Whole Fundamental Change, as applicable, the date such Fundamental Change or Make-Whole Fundamental Change occurs or becomes effective.

“Event of Default” has the meaning specified in Section 6.01.

“Ex-Dividend Date” means, except to the extent otherwise provided under Section 4.04(c), the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange” means The New York Stock Exchange or its successor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“Fundamental Change Company Notice” has the meaning specified in Section 3.02(a).

“Fundamental Change Expiration Time” has the meaning specified in Section 3.03(a)(i).

“Fundamental Change Purchase Date” has the meaning specified in Section 3.01.

“Fundamental Change Purchase Notice” has the meaning specified in Section 3.03(a)(i).

“Fundamental Change Purchase Price” has the meaning specified in Section 3.01.

“Global Note” means a Note evidencing all or part of a series of Notes, issued to the Depositary for such series or its nominee, and registered in the name of such Depositary or nominee.

“Holder” means the Person in whose name a Note is registered in the Register.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in Section 2.01.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each [            ] and [            ]2 of each year, beginning on, in the case of the Initial Notes, [            ], 2016.3

“Issue Date” means, with respect to any Notes, the date the Notes are originally issued as set forth on the face of the Notes under this Indenture.

“Last Original Issuance Date” means the last date of original issuance of the Initial Notes.

“Make-Whole Fundamental Change” means (i) any Change in Control (determined after giving effect to any exceptions or exclusions from the definition of “Change in Control” but without giving effect to the proviso in clause (2) of the definition thereof).

“Make-Whole Fundamental Change Period” has the meaning specified in Section 4.06.

“Market Disruption Event” means, if the Common Stock is listed for trading on the Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Maturity Date” means [            ], 2020.4

“Merger Event” has the meaning specified in Section 4.07(a).

“Non-Affiliate Legend” has the meaning specified in the Form of Note attached hereto as Exhibit A.

“Note” or “Notes” has the meaning specified in the first paragraph of the Recitals of this Indenture.

“Offer Expiration Date” has the meaning specified in Section 4.04(e).

“Officer” or “officer” shall mean, the Chairman of the Board of Directors, the Chief Executive Officer, the President, a Vice President (whether or not designated by a number or word or words added before or after the title “Vice President”) or any Director of the Company.

[2]	To be the first of the month to occur after the date of issuance and the date occurring 6 months thereafter, respectively.
[3]	To be the first Interest Payment Date to occur after the note that is 6 months following the date of issuance.
[4]	To be the first day of the month to occur after the date that is 5 years following the date of issuance.

“Officer’s Certificate” means a certificate signed by an Officer of the Company and delivered to the Trustee.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of, or counsel for, the Company or an Affiliate of the Company, who is reasonably satisfactory to the Trustee.

“Outstanding” means, with respect to the Notes, any Notes authenticated by the Trustee except (i) Notes cancelled by it, (ii) Notes delivered to it for cancellation and (iii)(A) Notes replaced pursuant to Section 2.09 hereof, on and after the time such Note is replaced (unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a protected purchaser), (B) Notes converted pursuant to Article 4 hereof, on and after their Conversion Date, (C) any and all Notes, the principal of which has become due and payable as of the Maturity Date, on a Fundamental Change Purchase Date or otherwise and in respect of which the Paying Agent is holding, in accordance with this Indenture, money sufficient to pay all of the Notes then payable, and (D) any and all Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor. In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, direction, notice, consent or waiver, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company will be considered as though not Outstanding, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent or waiver, only such Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be disregarded.

“Paying Agent” means, initially, the Trustee or any Person authorized by the Company in the future to pay the principal amount of, any premium on, interest on, or the Fundamental Change Purchase Price of any Notes on behalf of the Company.

“Permitted Exchange” has the meaning specified in the definition of “Termination of Trading” under this Section 1.01.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Notes” means permanent, non-global certificated Notes in definitive, fully registered form issued in minimum denominations of $100 principal amount and integral multiples of $100 in excess thereof.

“Publicly Traded Securities” has the meaning specified in the definition of “Fundamental Change” under this Section 1.01.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Reference Property” has the meaning specified in Section 4.07(a).

“Register” and “Registrar” have the respective meanings specified in Section 2.06.

“Regular Record Date” means, with respect to any Interest Payment Date, [•] (whether or not a Business Day) and [•] (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Relevant Distribution” has the meaning specified in Section 4.04(c).

“Reporting Event of Default” has the meaning specified in Section 6.03.

“Resale Restriction Termination Date” has the meaning specified in Section 2.08(b)(ii).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department (or any other successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject and who in each case shall have direct responsibility for the administration of this Indenture.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed for trading. If the Common Stock is not so listed, “Scheduled Trading Day” means a “Business Day.”

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 4.03(a)(ii).

“Settlement Election” has the meaning specified in Section 4.03(a)(i).

“Settlement Election Notice” has the meaning specified in Section 4.03(a)(i).

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to be elected) by the Company in accordance with Section 4.03(a)(i).

“Significant Subsidiary” means, with respect to any Person at any given time, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date.

“Specified Dollar Amount” means, for any conversion of Notes, the maximum cash amount per $100 principal amount of Notes to be received by the Holder upon conversion as specified in the Company’s Specified Dollar Amount Election Notice (which may be part of the Settlement Election Notice) or otherwise deemed to be elected by the Company in respect of such conversion as provided herein.

“Specified Dollar Amount Election” has the meaning specified in Section 4.03(a)(i).

“Specified Dollar Amount Election Notice” has the meaning specified in Section 4.03(a)(i).

“Spin-Off” has the meaning specified in Section 4.04(c).

“Stock Price” has the meaning specified in Section 4.06(c).

“Subsidiary” of any Person means (a) any corporation, association or other business entity of which more than 50% of the outstanding total voting power ordinarily entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other voting members of the governing body thereof is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or (b) any partnership the sole general partner or the managing general partner of which is the Company or a Subsidiary of the Company or the only general partners of which are the Company or of one or more Subsidiaries of the Company (or any combination thereof).

“Successor Company” has the meaning specified in Section 9.01(a).

“Termination of Trading” means that the Common Stock (or other Reference Property into which the Notes are then convertible) are not approved for listing on any of the Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (such exchanges or any of their respective successors, a “Permitted Exchange”).

“TerraForm Power” means TerraForm Power, Inc., a Subsidiary of the Company.

“Trading Day” means a day on which (i) the Exchange or, if the Common Stock is not listed on the Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day and (ii) a Closing Sale Price for the Common Stock is available on such securities exchange or market. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” means, on any date of determination, the average of the secondary market bid quotations per $100 principal amount of Notes obtained by the Bid Solicitation Agent (or, if the Company is acting as the Bid Solicitation Agent, the Company) for $1,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that, if three such bids cannot reasonably be obtained by the Company or the Bid Solicitation Agent, as applicable, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Company or the Bid Solicitation Agent, as applicable, that one bid shall be used. If on any date of determination, (i) the Company or the Bid Solicitation Agent, as applicable, cannot reasonably obtain at least one bid for $1,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, (ii) the Company fails to request the Bid Solicitation Agent to obtain bids when required or (iii) the Company requests that the Bid Solicitation Agent obtain bids and the Bid Solicitation Agent fails to make such determination (or, if the Company is the Bid Solicitation Agent, the Company fails to make such determination), then, in each case, the Trading Price per $100 principal amount of Notes on such date of determination or on each Trading Day of such failure (as the case may be) will be deemed to be less than 98% of the product of (i) the Closing Sale Price of the Common Stock on such date and (ii) the then-current Conversion Rate.

“Trigger Event” has the meaning specified in Section 4.04(c).

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to Section 11.12, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unit of Reference Property” has the meaning specified in Section 4.07(a).

“U.S.” means the United States of America.

“Valuation Period” has the meaning specified in Section 4.04(c).

“Vice President,” when used with respect to the Company or the Trustee, as applicable, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.

“VWAP Market Disruption Event” means (i) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event and (ii) the Exchange or, if the Common Stock is not listed on the Exchange, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day. For these purposes, a “VWAP Trading Day” includes only those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

“Yieldco Subsidiaries” means a dividend growth-oriented public company, created by a parent company that bundles renewable and/or conventional long-term contracted operating assets in order to generate predictable cash flows and that allocates cash available for distribution each year or quarter to shareholders in the form of dividends.

Section 1.02 References to Interest. Any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest, if, in such context, Additional Interest, is, was or would be payable pursuant hereto. Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

Section 1.03 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be made, given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent, or of the holding by any Person of Notes, shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The amount of Notes held by any Person executing any such instrument or writings as the Holder thereof, the numbers of such Notes and the date of his holding the same may be proved by the production of such Notes or by a certificate executed, as depositary, by any trust company, bank, banker or member of a national securities exchange (wherever situated), if such certificate is in form satisfactory to the Trustee, showing that at the date therein mentioned such Person had on deposit with such depositary, or exhibited to it, the Notes therein described; or such facts may be proved by the certificate or affidavit of the Person executing such instrument or writing as the Holder thereof, if such certificate or affidavit is in form satisfactory to the Trustee. The Trustee and the Company may assume that such ownership of any Notes continues until (1) another certificate bearing a later date issued in respect of the same Notes is produced or (2) such Notes are produced by some other Person or (3) such Notes are no longer Outstanding.

(d) The fact and date of execution of any such instrument or writing and the amount and number of Notes held by the Person so executing such instrument or writing may also be proved in any other manner that the Trustee deems sufficient. The Trustee may in any instance require further proof with respect to any of the matters referred to in this Section 1.03.

(e) The principal amount (except as otherwise contemplated in clause (ii) of the definition of “Outstanding”), serial numbers of Notes held by any Person and the date of holding the same shall be proved by the Register.

(f) Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(g) The Company may but shall not be obligated to set a record date for purposes of determining the identity of Holders of any Outstanding Notes entitled to vote or consent to any action by vote or consent authorized or permitted by Sections 2.11, 6.02, 6.04, 6.05, 6.06, 8.02 or 11.11. Such record date shall be not less than 10 nor more than 60 days prior to the first solicitation of such consent or the date of the most recent list of Holders of such Notes furnished to the Trustee pursuant to Section 5.13 prior to such solicitation.

(h) If the Company solicits from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of the record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE 2.

THE NOTES

Section 2.01 Title and Terms; Payments. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture (the “Initial Notes”) is initially limited to $350,000,000, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.09, 2.11, or 3.07. The Company may, from time to time after the execution of this Indenture, execute and deliver to the Trustee for authentication Additional Notes of an unlimited aggregate principal amount, and the Trustee shall thereupon authenticate and deliver said Additional Notes to or upon receipt of a Company Order, without any further action by the Company hereunder; provided, however, that (1) if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, any such Additional Notes will have a separate CUSIP number for so long as they remain not fungible; (2) such Additional Notes must be issued pursuant to the same terms (other than the date of issuance for such Notes and, if applicable in accordance with Section 2.14, the date from which interest will initially accrue and the date of the first interest payment) as the Initial Notes; (3) the Trustee must receive an Officer’s Certificate to the effect that such issuance of Additional Notes complies with the provisions of this Indenture, including each provision of this paragraph and all conditions precedent to the issuance and authentication of such Additional Notes have been satisfied; and (4) the Trustee must receive an Opinion of Counsel which shall state (a) that the form of such Additional Notes has been established by a supplemental indenture or pursuant to the Board Resolutions in accordance with this Section 2.01 and Section 2.04 and in conformity with the provisions of this Indenture; (b) that the terms of such Additional Notes have been established in accordance with this Section 2.01 and in conformity with the other provisions of this Indenture and all conditions precedent to the issuance and authentication of such Additional Notes have been satisfied; and (c) that such Additional Notes have been duly authorized, executed and delivered by the Company and, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

The Notes shall be known and designated as the “2.25% Convertible Senior Notes due 2020” of the Company. The principal amount shall be payable on the Maturity Date unless no longer Outstanding because earlier purchased or converted in accordance with this Indenture.

The principal amount of Physical Notes shall be payable in U.S. dollars at the Corporate Trust Office and at any other office or agency maintained by the Company for such purpose. Interest on Physical Notes will be payable (i) to Holders holding Physical Notes having an aggregate principal amount of $1,000,000 or less of Notes, by check mailed to such Holders at the address set forth in the Register and (ii) to Holders holding Physical Notes having an aggregate principal amount of more than $1,000,000 of Notes, either by check mailed to such Holders or, upon written application by a Holder to the Company and Registrar at least three Business Days prior to the relevant Interest Payment Date, by wire transfer in immediately available funds to such Holder’s account within the U.S., which application shall remain in effect until the Holder notifies the Registrar to the contrary in writing. The Company will pay or cause the Trustee or Paying Agent to pay principal of, and interest on, Global Notes in U.S. dollars and in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note, on each Interest Payment Date, Fundamental Change Purchase Date, the Maturity Date or other payment date, as the case may be.

Section 2.02 Ranking. The Notes constitute direct unsecured, senior obligations of the Company.

Section 2.03 Denominations. The Notes shall be issuable only in registered form without coupons and in minimum denominations of $100 and any integral multiple of $100.

Section 2.04 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Company by one of its Officers.

Notes bearing the manual or facsimile signatures of individuals who were at any time Officers of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes. The Company Order shall specify the amount of Notes to be authenticated, and shall further specify the amount of such Notes to be issued as one or more Global Notes or as one or more Physical Notes. The Trustee in accordance with such Company Order shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.05 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the Physical Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officer executing such Notes may determine, as evidenced by such Officer’s execution of such Notes; provided that any such temporary Notes shall bear legends on the face of such Notes as set forth in the Form of Note attached hereto as Exhibit A and/or Section 2.11.

After the preparation of Physical Notes, the temporary Notes shall be exchangeable for Physical Notes upon surrender of the temporary Notes at any office or agency of the Company designated pursuant to Section 5.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in exchange therefor a like principal amount of Physical Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Physical Notes.

Section 2.06 Registration; Registration of Transfer and Exchange.

(a) The Company shall cause to be kept at the applicable Corporate Trust Office of the Trustee in the continental United States a register (the register maintained in such office and in any other office or agency designated pursuant to Section 5.02 being herein sometimes collectively referred to as the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration and transfer of Notes. The Trustee is hereby appointed registrar (the “Registrar”) for the purpose of registering the transfer and exchange of the Notes as herein provided.

Upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 5.02 for such purpose, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal amount and tenor, each such Note bearing such restrictive legends as may be required by this Indenture (including the Form of Note attached hereto as Exhibit A and Section 2.11).

At the option of the Holder and subject to the other provisions of Section 2.11, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount and tenor, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 2.11 not involving any transfer.

Neither the Company nor the Registrar shall be required to exchange or register a transfer of any Note in the circumstances set forth in Section 2.11(a)(iv).

(b) Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf any Agent Member may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee, the Agents and any of their respective agents as the absolute owner and Holder of such Global Note for all purposes whatsoever. Neither the Trustee nor any Agent shall have any liability, responsibility or obligation to any Agent Members or any other Person on whose behalf Agent Members may act with respect to (i) any ownership interests in the Global Note, (ii) the accuracy of the records of the Depositary or its nominee, (iii) any notice required hereunder, (iv) any payments under or with respect to the Global Note or (v) actions taken or not taken by any Agent Members.

(c) Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, any Agent or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 2.07 Reserved.

Section 2.08 Reserved.

Section 2.09 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Trustee, the Company shall execute, and the Trustee shall, upon Company Order, authenticate and deliver, in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of written notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.09, the Company or Trustee may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.09 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.10 Persons Deemed Owners. Subject to the rights of Holders as of the Regular Record Date to receive payments of interest on the related Interest Payment Date, prior to due presentment of a Note for registration of transfer, the Company, the Trustee, each Agent, and any of their respective agents may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving payment of the principal of such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, the Agents nor any of their respective agents shall be affected by notice to the contrary.

Section 2.11 Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 2.11, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Physical Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-Registrar will be required to exchange or register a transfer of any Note (i) that has been surrendered for conversion or (ii) as to which a Fundamental Change Purchase Notice has been delivered and not withdrawn, except to the extent any portion of such Note is not subject to the foregoing.

(v) Neither the Trustee nor any Agent will have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law or by Section 2.11(c):

(i) all Notes will be represented by one or more Global Notes5;

(ii) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture; and

(iii) each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Transfer and Exchange of Global Notes for Physical Notes.

(i) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Physical Notes if the Depositary delivers notice to the Company that:

(A) the Depositary is unwilling or unable to continue to act as Depositary; or

(B) the Depositary is no longer registered as a clearing agency under the Exchange Act or is otherwise no longer permitted under applicable law to continue as Depositary for such Global Note;

[5]	NTD: To be updated if physical notes are issued.

and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

In each such case, the Company will, in accordance with Section 2.04, promptly execute, and, upon receipt of a Company Order, the Trustee will, in accordance with Section 2.04, promptly authenticate and deliver, for each beneficial interest in each Global Note so exchanged, an aggregate principal amount of Physical Notes equal to the aggregate principal amount of such beneficial interest, registered in such names and in such authorized denominations as the Depositary specifies.

(ii) In addition, if an Event of Default has occurred with regard to the Notes represented by the relevant Global Note and such Event of Default has not been cured or waived, any owner of a beneficial interest in a Global Note may deliver a written request through the Depositary to exchange such beneficial interest for Physical Notes.

In such case, (A) the Registrar will deliver notice of such request to the Company and the Trustee, which notice will identify the aggregate principal amount of such beneficial interest and the CUSIP of the relevant Global Note; (B) the Company will, in accordance with Section 2.04, promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 2.04, will promptly authenticate and deliver, to such owner, for the beneficial interest so exchanged by such owner, Physical Notes registered in such owner’s name having an aggregate principal amount equal to the aggregate principal amount of such beneficial interest as the Depositary specifies; and (C) the Trustee, in accordance with the Applicable Procedures, will cause the principal amount of such Global Note to be decreased by the aggregate principal amount of the beneficial interest so exchanged. If all of the beneficial interests in a Global Note are so exchanged, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Trustee’s customary procedures and the Applicable Procedures.

(d) Transfer and Exchange of Physical Notes.

(i) If Physical Notes are issued, a Holder may transfer a Physical Note by: (A) surrendering such Physical Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar; and (B) satisfying all other requirements for such transfer set forth in this Section 2.11. Upon the satisfaction of conditions (A) and (B) of the immediately preceding sentence, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 2.04, promptly authenticate and deliver, in the name of the designated transferee or transferees, one or more new Physical Notes, of any authorized denomination, having like aggregate principal amount.

(ii) If Physical Notes are issued, a Holder may exchange a Physical Note for other Physical Notes of any authorized denominations and aggregate principal amount equal to the aggregate principal amount of the Notes to be exchanged by surrendering such Notes, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 5.02. Whenever a Holder surrenders Notes for exchange, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order and in accordance with Section 2.04, will promptly authenticate and deliver the Notes that such Holder is entitled to receive, bearing registration numbers not contemporaneously outstanding.

(iii) If Physical Notes are issued, a Holder may transfer or exchange a Physical Note for a beneficial interest in a Global Security by (A) surrendering such Physical Note for registration of transfer or exchange, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 5.02; (B) satisfying all other requirements for such transfer set forth in this Section 2.11; and (C) providing written instructions to the Trustee to make, or to direct the Registrar to make, an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), and (C), the Trustee will cancel such Physical Note and cause, in accordance with the Applicable Procedures, the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Physical Note, and will credit or cause to be credited the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Physical Note. If no Global Notes are then Outstanding, the Company, in accordance with Section 2.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order and in accordance with Section 2.04, will authenticate, a new Global Note in the appropriate aggregate principal amount.

Section 2.12 Purchase of Notes; Cancellation. The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or by tender offer at any price or by private agreement. The Company will cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation. For the avoidance of doubt, any such Notes purchased by the Company will be retired and no longer Outstanding hereunder.

The Company shall deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Trustee shall promptly cancel all Notes surrendered for registration of transfer, exchange, payment, purchase, repurchase, conversion or cancellation in accordance with its standard procedures. If the Company shall acquire any of the Notes in any manner whatsoever, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

The Registrar shall retain, in accordance with its customary procedures, copies of all letters, notices and other written communications received pursuant to this Section 2.12. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Section 2.13 CUSIP Numbers. In issuing the Notes, the Company may use “CUSIP” numbers (if then generally in use); provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Notes, notice, or elsewhere. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.14 Payment and Computation of Interest. The Notes will bear cash interest at a rate of 2.25% per year until the Maturity Date, unless earlier purchased, converted or redeemed in accordance with the provisions herein. Interest on the Notes will accrue from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, (x) in the case of the Initial Notes, [•] or (y) in the case of any other Notes, the date of original issuance of such Notes. Interest will be paid to the Person in whose name a Note is registered at the Close of Business on the Regular Record Date immediately preceding the relevant Interest Payment Date semiannually in arrears on each Interest Payment Date; provided that, if any Interest Payment Date, Maturity Date or Fundamental Change Purchase Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided, however, that for any period in which a particular interest rate is applicable for less than a full semiannual period, interest on the Notes will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed over a 30-day month.

Unless the context otherwise requires, payments of the Fundamental Change Purchase Price, principal and interest on any Note, in each case, that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

The Company will pay Additional Interest under certain circumstances as provided in Section 6.03.

ARTICLE 3.

REPURCHASE AT THE OPTION OF THE HOLDERS

Section 3.01 Purchase at Option of Holders upon a Fundamental Change. If a Fundamental Change occurs, then each Holder shall have the right, at such Holder’s option, to require the Company to purchase for cash all of such Holder’s Notes, or any portion of such Holder’s Notes that is equal to $100, or an integral multiple of $100, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 or more than 35 Business Days after the Company provides the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to but excluding the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which it relates, the Company shall instead pay interest accrued to the Interest Payment Date to the Holder of record of the Note as of the close of business on Regular Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note subject to purchase and will not include any accrued and unpaid interest. Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 3.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes). In the event the principal amount of the Notes is accelerated following delivery of a Fundamental Change Company Notice (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes), the Trustee will promptly (i) return to the respective Holders thereof any Physical Notes tendered to it or (ii) effect appropriate book-entry transfers to the respective beneficial holders thereof any beneficial interests in a Global Note tendered to it in compliance with the Applicable Procedures, in which case, upon such return or transfer, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02 Fundamental Change Company Notice.

(a) General. On or before the 10th Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Notes, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent to the Holders in accordance with Section 12.08(c) (with a copy to the Trustee). Simultaneously with providing such Fundamental Change Company Notice, the Company shall issue a press release announcing the occurrence of such Fundamental Change and make the press release available on the Company’s website. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the Effective Date of the Fundamental Change, and whether the Fundamental Change is a Make Whole Fundamental Change, in which case the notice shall state the Effective Date of the Make Whole Fundamental Change;

(iii) information about the Holder’s right to convert the Notes;

(iv) information about the Holder’s right to require the Company to purchase the Notes;

(v) the last date on which a Holder of Notes may exercise the purchase right pursuant to Section 3.01;

(vi) the Fundamental Change Purchase Price;

(vii) the Fundamental Change Purchase Date;

(viii) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(ix) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate resulting from the Fundamental Change;

(x) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with Section 3.05;

(xi) the procedures required for exercise of the purchase option upon the Fundamental Change, including that the Holder must exercise the purchase option prior to the Fundamental Change Expiration Time; and

(xii) that the Holder shall have the right to withdraw any Notes surrendered for purchase prior to the Fundamental Change Expiration Time and the procedures required for withdrawal of any such exercise as described in 3.05;

(b) No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to Section 3.01.

(c) At the Company’s written request, the Trustee shall give the Fundamental Change Company Notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the Fundamental Change Company Notice shall be prepared by the Company; provided, further that the Company shall have delivered to the Trustee, at least five Business Days before the Fundamental Change Company Notice is required to be given to the Holders (or such shorter period agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and attaching the form of Fundamental Change Company Notice and including the information required by

Section 3.02(a). Neither the Trustee nor the Paying Agent shall be responsible for determining if a Fundamental Change has occurred or for delivering a Fundamental Change Company Notice to Holders or for the content of any Fundamental Change Company Notice.

Section 3.03 Repurchase Procedures.

(a) Purchases of Notes under Section 3.01 shall be made, at the option of the Holder thereof, upon:

(i) if the Notes to be purchased are Physical Notes, delivery to the Trustee by the Holder of a duly completed notice in the Form of Fundamental Change Purchase Notice (the “Fundamental Change Purchase Notice”) together with the Physical Notes duly endorsed for transfer, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, (the “Fundamental Change Expiration Time”); and

(ii) if the Notes to be purchased are Global Notes, delivery to the Trustee of the beneficial interest in such Global Notes, by book-entry transfer, in compliance with the Applicable Procedures and the satisfaction of any other requirements of the Depositary in connection with tendering beneficial interests in a Global Note for purchase by the Fundamental Change Expiration Time.

The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

(i) if certificated, the certificate numbers of such Holder’s Notes;

(ii) the portion of the principal amount of such Notes to be purchased, which must be such that the principal amount not purchased equals $100 or an integral multiple of $100; and

(iii) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.

(b) Notice to Company. The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

Section 3.04 Effect of Fundamental Change Purchase Notice. Upon receipt by the Paying Agent of Physical Notes and a Fundamental Change Purchase Notice or beneficial interests in a Global Note by book-entry transfer as specified in Section 3.03, the Holder of the tendered Note shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.05) thereafter be entitled to receive solely the Fundamental Change Purchase Price, in cash with respect to such Note (and any previously accrued and unpaid interest on such Note, if applicable). Such Fundamental Change Purchase Price shall be paid to such Holder, provided that the conditions in this Article 3 have been satisfied (including, without limitation, the proper delivery or book-entry transfer of such Note as required under Section 3.03(a)) and subject to the Paying Agent holding money sufficient to pay the Fundamental Change Purchase Price, promptly following the later of the applicable Fundamental Change Purchase Date and the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.01.

Section 3.05 Withdrawal of Fundamental Change Purchase Notice. A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Company Notice, as applicable, at any time prior to the Fundamental Change Expiration Time, as applicable, specifying:

(a) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;

(b) if certificated, the certificate numbers of the withdrawn Notes; and

(c) the principal amount, if any, of each Note that remains subject to the Fundamental Change Purchase Notice, which must be such that the principal amount of such Holder’s Notes not purchased equals $100 or an integral multiple of $100;

provided, however, that if the Notes are Global Notes, the notice must comply with the Applicable Procedures.

The Paying Agent will promptly return to the respective Holders thereof any Physical Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.05.

Section 3.06 Deposit of Fundamental Change Purchase Price. Prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of the tendered Notes on the Fundamental Change Purchase Date, then (a) such tendered Notes will cease to be Outstanding and (except as provided below in clause (b)) interest will cease to accrue thereon (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent) and (b) all other rights of the Holders of such tendered Notes will terminate (other than (x) the right to receive the Fundamental Change Purchase Price and (y) the right of the Holder of record on such Regular Record Date to receive any interest payment pursuant to Section 3.01, if applicable).

Section 3.07 Notes Purchased in Whole or in Part. Any Note that is to be purchased pursuant to this Article 3, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and, to the extent that only a part of the Note so surrendered is to be purchased, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.08 Covenant To Comply with Applicable Laws upon Purchase of Notes. In connection with any purchase of Notes under Section 3.01, the Company shall, in each case if required by law, (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent any such rules are applicable, (ii) file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Company in connection with offer by the Company to purchase Notes under Section 3.01, in each case, so as to permit the rights and obligations under this Article 3 to be exercised in the time and in the manner specified under this Article 3.

Section 3.09 Repayment to the Company. To the extent that the aggregate amount of money deposited by the Company pursuant to Section 3.06 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall, upon demand of the Company, promptly return any such excess to the Company.

ARTICLE 4.

CONVERSION

Section 4.01 Right To Convert. (a) Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, to convert all or any portion of its Notes at an initial Conversion Rate of [            ] shares of Common Stock per $100 aggregate principal amount of Notes (equivalent to an initial Conversion Price of approximately $[            ] per share of Common Stock) into the Settlement Amount determined in accordance with Section 4.03(a)(ii), (x) prior to the Close of Business on the Business Day immediately preceding [three months prior to maturity], 2020, only upon satisfaction of one or more of the conditions described in Section 4.01(b), and (y) on or after [insert date inserted in immediately preceding brackets], 2020, at any time until the Close of Business on the second Scheduled Trading Day immediately preceding the stated Maturity Date regardless of whether the conditions described in Section 4.01(b) are satisfied.

(b) (i) A Holder may surrender all or any portion of its Notes for conversion during any calendar quarter commencing after the quarter ending [the fiscal quarter in which the notes were issued], 2015 if the Closing Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the applicable Conversion Price in effect on each applicable Trading Day. Neither the Trustee nor the Conversion Agent shall have any obligation (x) to determine whether the market price condition described in this Section 4.01(b)(i) has been met or (y) to verify the Company’s determination regarding such market price condition.

(ii) If, prior to the Close of Business on the Business Day immediately preceding [three months before maturity ], 2020 the Trading Price per $100 principal amount of Notes on each Trading Day during any ten consecutive Trading-Day period (the “Measurement Period”) is less than 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day, a Holder may surrender Notes for conversion at any time during the five consecutive Trading Days following such Measurement Period. Whenever the condition to conversion set forth in this Section 4.01(b)(ii) has been met, the Company shall so notify the Holders, the Trustee and the Bid Solicitation Agent and the Conversion Agent (in each case, if other than the Trustee) in writing. The Trading Price shall be determined by the Company pursuant to this Section 4.01(b)(ii) and the definition of “Trading Price” set forth in Section 1.01. The Company shall provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company in accordance with the definition of Trading Price, along with the appropriate contact information for each. However, the Bid Solicitation Agent (if other than the Company) shall have no obligation to solicit market bid quotations for the Company to determine the Trading Price of the Notes unless the Company has requested such solicitation in writing; and the Company shall have no obligation to make such request (or, if the Company is the Bid Solicitation Agent, to determine the Trading Price of the Notes) unless a Holder of a Note provides it and the Trustee with reasonable evidence that the Trading Price per $100 principal amount of Notes would be less than 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day. At such time, the Company shall instruct the Bid Solicitation Agent in writing to solicit market bid quotations for the Notes from three independent nationally recognized securities dealers selected by the Company for the Company to determine (or, if the Company is the Bid Solicitation Agent, the Company shall determine) the Trading Price per $100 principal amount of the Notes beginning on such Trading Day and on each successive Trading Day until the Trading Price per $100 principal amount of Notes for a Trading Day is greater than or equal to 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day. If, on any Trading Day after the condition to conversion set forth in this Section 4.01(b)(ii) has been met, the Trading Price per $100 principal amount of Notes is greater than or equal to 98% of the product of (x) the Closing Sale Price of the Common Stock on such Trading Day and (y) the Conversion Rate in effect on such Trading Day, the Company will so notify the Holders, the Trustee, the Bid Solicitation Agent and the Conversion Agent (if other than the Trustee) in writing.

(iii) If the Company elects to issue or distribute, as the case may be, to all or substantially all holders of the Common Stock to (x) any rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 calendar days after the declaration date for such issuance, shares of the Common Stock, at a price per share that is less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date for such issuance; or (y) cash, debt securities (or other evidence of indebtedness) or other assets or securities (excluding dividends or distributions in respect of which an adjustment to the Conversion Rate is made pursuant to Section 4.04(a)), which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Stock as of the Trading Day immediately preceding the declaration date for such distribution, then, in either case, the Company must deliver notice of such distribution, and of the Ex-Dividend Date for such distribution, to the Holders at least 35 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution. After the Company has delivered such notice, Holders may surrender their Notes for conversion at any time until the earlier of (a) Close of Business on the Business Day immediately preceding such Ex-Dividend Date and (b) the Company’s announcement that such issuance or distribution will not take place. Neither the Trustee nor the Conversion Agent shall have any obligation (I) to determine whether a distribution described in this Section 4.01(b)(iii) has occurred or (II) to verify the Company’s determination regarding such a distribution.

(iv) If a transaction or event that constitutes a Fundamental Change or a Make Whole Fundamental Change occurs prior to the Close of Business on the Business Day immediately preceding [            ], 2020, a holder may surrender Notes for conversion at any time from and after the date that is 35 Scheduled Trading Days prior to the anticipated effective date of the transaction or event (or, if later, the date on which the Company gives notice of such transaction) until the Close of Business on (1) if such transaction or event is a Fundamental Change, the Business Day immediately preceding the related Fundamental Change Purchase Date, or (2) otherwise, on the 40th Scheduled Trading Day immediately following the effective date for such transaction or event. To the extent commercially reasonably practicable, the Company will give notice to Holders of the anticipated effective date for such transaction or event not less than 35 Scheduled Trading Days prior to the anticipated effective date or, if the Company does not have knowledge of such transaction or event or the Company determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated effective date of such transaction or event at least 35 Scheduled Trading Days prior to the anticipated effective date, within one Business Day of the date upon which the Company receives notice, or otherwise becomes aware of, such transaction or event, unless the Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated effective date of such transaction or event (but in no event later than the actual effective date of such transaction or event). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to the Holders before the earlier of (i) the actual effective date of such transaction or event and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated transaction or event or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such anticipated transaction or event. Neither the Trustee nor the Conversion Agent shall have any obligation to (x) determine whether a Fundamental Change or Make Whole Fundamental Change has occurred or (y) verify the Company’s determination regarding such occurrence or non-occurrence.

(v) Holders will have the right to surrender Notes for conversion if the Company is a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s property and assets that does not also constitute a Fundamental Change, in each case pursuant to which the Common Stock would be converted into cash, securities or other property. In such event, Holders will have the right to surrender Notes for conversion at any time from and including the 35th Scheduled Trading Day prior to the anticipated effective date of such transaction to, and including, the 40th Scheduled Trading Day following the effective date of such transaction. To the extent commercially reasonably practicable, the Company will give notice to Holders of the anticipated effective date for such transaction not less than 35 Scheduled Trading Days prior to the anticipated effective date or, if the Company does not have knowledge of such transaction or it determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated effective date of such transaction at least 35 Scheduled Trading Days prior to the anticipated effective date, within one Business Day of the date upon which the Company receives notice, or otherwise becomes aware, of such transaction, unless the Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated effective date of such transaction (but in no event later than the actual effective date of such transaction). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to Holders before the earlier of (i) the actual effective date of such transaction and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated transaction or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such anticipated transaction. Neither the Trustee nor the Conversion Agent shall have any obligation (x) to determine whether a corporate event described in this Section 4.01(b)(v) has occurred or (y) to verify the Company’s determination regarding such a corporate event.

Section 4.02 Conversion Procedures.

(a) Each Physical Note shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the Applicable Procedures.

(b) To exercise the conversion privilege with respect to a beneficial interest in a Global Note, the Holder must comply with the Applicable Procedures for converting, and effecting a book-entry transfer to the Conversion Agent of, a beneficial interest on a Global Note and pay the funds, if any, required by Section 4.02(f) and any taxes or duties if required pursuant to Section 4.02(g), and the Conversion Agent must be informed of the conversion in accordance with the customary practice of the Depositary.

To exercise the conversion privilege with respect to any Physical Notes, the Holder of such Physical Notes shall:

(i) duly sign and complete a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(ii) deliver the Conversion Notice, which is irrevocable, and the Note to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay all transfer or similar taxes as set forth in Section 4.02(g); and

(v) if required, make any payment required under Section 4.02(f).

If, upon conversion of a Note, any shares of Common Stock are to be issued to a Person other than the Holder of such Note, the related Conversion Notice shall include such other Person’s name and address.

If a Note has been submitted for repurchase pursuant to a Fundamental Change Purchase Notice, such Note may not be converted except to the extent such Note has been withdrawn by the Holder and is no longer submitted for repurchase pursuant to a Fundamental Change Purchase Notice or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.07 prior to the relevant Fundamental Change Expiration Time.

For any Note, the date on which the Holder of such Note satisfies all of the applicable requirements set forth above with respect to such Note shall be the “Conversion Date” with respect to such Note.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion immediately prior to the Close of Business on the applicable Conversion Date; provided, however, that except to the extent required by Section 4.04, the person in whose name any shares of Common Stock shall be issuable upon conversion, if any, shall be treated as a stockholder of record (i) as of the Close of Business on the last VWAP Trading Day of the applicable Conversion Period in a Combination Settlement and (ii) as of the Close of Business on the Conversion Date in a Physical Settlement. At the Close of Business on the Conversion Date for a Note, the converting Holder shall no longer be the Holder of such Note.

(c) Endorsement. Any Notes surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.

(d) Physical Notes. If any Physical Notes in a denomination greater than $100 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Physical Notes so surrendered, without charge, new Physical Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Physical Notes.

(e) Global Notes. Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, such Holder must accompany such Note with an amount of cash equal to the amount of interest that will payable on such Note on the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (1) if the Conversion Date follows the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(g) Taxes Due upon Conversion. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares be issued in a name other than the Holder’s name, in which case the Holder will pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(h) Notes may only be converted in multiples of $1,000 unless the beneficial Holder exercising the Notes is then converting all the Notes it then holds. If a beneficial Holder seeks to convert Notes in a principal amount other than a multiple of $1,000 it will be deemed to make a representation that it is submitting for conversion all of the Notes it then holds. The Company may request written representation of the same prior to the conversion of any Notes.

Section 4.03 Settlement Upon Conversion.

(a) Settlement. Subject to this Section 4.03 and Sections 4.06 and 4.07, upon conversion of any Note, the Company shall pay or deliver, as the case may be, to Holders, in full satisfaction of its conversion obligation under Section 4.01, in respect of each $100 principal amount of Notes being converted, a Settlement Amount consisting of, at the election of the Company, solely cash (“Cash Settlement”), solely shares of Common Stock (together with cash in lieu of any fractional share of Common Stock pursuant to Section 4.03(b)) (“Physical Settlement”) or a combination of cash and shares of Common Stock (“Combination Settlement”).

(i) Settlement Election. All conversions occurring on or after [three months prior to maturity], 2020 shall be settled using the same Settlement Method. Prior to[three months prior to maturity], 2020, the Company will use the same Settlement Method for all conversions occurring on the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates. If the Company elects a Settlement Method (a “Settlement Election”) and a Specified Dollar Amount, if applicable (a “Specified Dollar Amount Election”), the Company shall provide to the Holders so converting, the Trustee and the Conversion Agent a notice of such Settlement Method (each such notice, a “Settlement Election Notice”) or such Specified Dollar Amount (each such notice, a “Specified Dollar Amount Election Notice”), no later than the Close of Business on the second Trading Day immediately following the related Conversion Date (or, in the case of any conversions occurring on or after[three months prior to maturity] , 2020, no later than [three months prior to maturity], 2020). If the Company does not timely elect a Settlement Method, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement, and the Company shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation, and the Specified Dollar Amount per $100 principal amount of Notes shall be deemed to be $100. If the Company elects Combination Settlement but does not timely notify converting Holders of the Specified Dollar Amount per $100 principal amount of Notes, such Specified Dollar Amount will be deemed to be $100.

In addition, the Company may, prior to [three months prior to maturity], 2020, at its option, irrevocably elect Combination Settlement with a particular Specified Dollar Amount for all conversions subsequent to its notice to Holders thereof by notice of such election to Holders, the Trustee and the Conversion Agent.

(ii) Settlement Amount. The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Company elects Physical Settlement, the Company shall deliver to the converting Holder, in respect of each $100 principal amount of its Notes being converted, a number of shares of Common Stock equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares of Common Stock pursuant to Section 4.03(b);

(B) if the Company elects (or is deemed to have elected) Cash Settlement, the Company shall pay to the converting Holder, in respect of each $100 principal amount of its Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 25 consecutive VWAP Trading Days during the related Conversion Period; and

(C) if the Company elects (or is deemed to have elected) Combination Settlement, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $100 principal amount of its Notes being converted, an amount of cash and number of shares of Common Stock, if any, equal to the sum of the Daily Settlement Amounts for each of the 25 consecutive VWAP Trading Days during the related Conversion Period.

(iii) Delivery Obligation. The Settlement Amounts upon conversion of the Notes will, in the case of cash be paid, by the Company through the Conversion Agent and in the case of Common Stock, be delivered by the Company through its stock transfer agent. The Company shall pay or deliver, as the case may be, the Settlement Amount due in respect of its conversion obligation under this Section 4.03, (i) on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, unless such Conversion Date occurs following the regular record date immediately preceding the Maturity Date, in which case the Company will make such delivery (and payment, if applicable) on the Maturity Date and (ii) on the third Business Day immediately following the last VWAP Trading Day of the related Conversion Period, in any other case; provided, however, that if prior to the Conversion Date for any converted Notes, the Common Stock has been replaced by Reference Property consisting solely of cash, the Company will pay the conversion consideration due in respect of such conversion on the tenth Trading Day immediately following the related Conversion Date, and, notwithstanding the foregoing in this Section 4.03, no Conversion Period will apply to those conversions. For the avoidance of doubt, in the case of Cash Settlement or Combination Settlement, if a VWAP Market Disruption Event occurs on a Scheduled Trading Day during the Conversion Period, or if such Scheduled Trading day is not a Trading Day for any other reason, then the Daily Conversion Value or Daily Settlement Amount, as applicable, will be determined on the next following Trading Day, and delivery of the Settlement Amount will be delayed accordingly. No interest will accrue on account of such delay.

(b) Fractional Shares. Notwithstanding the foregoing, the Company will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Company will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of such fraction of a share and (i) in a Physical Settlement, the Daily VWAP on the relevant Conversion Date, or if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day or (ii) in the case of any other Settlement Method, the Daily VWAP on the last VWAP Trading Day of the relevant Conversion Period (subject to Section 4.03(c) immediately below).

(c) Conversion of Multiple Notes by a Single Holder. If a Holder surrenders more than one Note for conversion on a single Conversion Date, the Company will calculate the amount of cash and the number of shares of Common Stock due with respect to such Notes as if such Holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such Holder on such Conversion Date or, if the Notes surrendered for conversion are beneficial interests in a Global Note, based on such other aggregate number of Notes, or beneficial interests therein, being surrendered by the Holder for conversion on the same date as the Depositary may otherwise request.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Note, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Company’s delivery or payment, as the case may be, of cash, shares of Common Stock or a combination of cash and shares of Common Stock into which a Note is convertible will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding, the Conversion Date; provided, however, that subject to Section 4.02(f), if a Holder converts a Note after the Close of Business on a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Note on such Regular Record Date.

As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the Settlement Amount for any Note includes both cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the amount of cash delivered upon such conversion.

(e) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

On the first Business Day immediately following the last VWAP Trading Day of the Conversion Period applicable to any Note surrendered for conversion in a Cash Settlement or a Combination Settlement, the Company will deliver a written notice to the Conversion Agent and the Trustee (if not also the Conversion Agent) stating the amount of cash and the number of shares of Common Stock, if any, that the Company is obligated to pay or deliver, as the case may be, to satisfy its conversion obligation with respect to each Note converted on such Conversion Date.

(f) Exchange in Lieu of Conversion. When a Holder surrenders Notes for conversion, the Company may, at its election, direct the Conversion Agent to surrender, on or prior to the first Business Day immediately following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to pay and/or deliver, as the case may be, in exchange for such Notes, the Settlement Amount that the Company would be obligated to deliver upon the conversion of such Notes at the time the Company would otherwise be required to deliver such consideration. By the Close of Business on the Business Day immediately following the Conversion Date, the Company will notify the Holder surrendering Notes for conversion, the Trustee and the Conversion Agent that it has directed the designated financial institution to make an exchange in lieu of conversion and that the designated financial institution has agreed to make such exchange in lieu of conversion. A copy of such notice shall include wire instructions and delivery instructions and shall be delivered to the conversion agent and to the designated institution.

(i) If the designated institution accepts any such Notes, it will deliver the amount of cash, if any, and the number of shares of Common Stock, if any, due upon conversion of such Notes directly to the Holder of such Notes no later than 11:00 a.m., New York City time, on the date the Company would have otherwise been required to deliver such consideration. In the case of Notes held through the Depositary, the designated institution shall (a) wire such cash, if any, to the Holder, (b) process a transfer to such Holder of such number of shares of Common Stock. Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange in lieu of conversion but does not timely deliver the related consideration, or if such designated institution does not accept the Notes for exchange, the Company will deliver the relevant consideration to the Holder on the applicable settlement date therefor as if the Company had not made an exchange in lieu of conversion election.

(ii) The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require the financial institution to accept any Notes. The Company will not pay any consideration to, and the Company may, but will not be obligated to, otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Section 4.04 Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 4.04, except that no adjustment to the Conversion Rate will be made for a given transaction if Holders of the Notes will participate in that transaction, without conversion of the Notes, on the same terms and at the same time as a holder of a number of shares of Common Stock equal to the principal amount of a Holder’s Notes (expressed in thousands) multiplied by the Conversion Rate would participate.

(a) If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company subdivides or combines the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x   OS1

                       OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately after the Open of Business on the effective date of such share split or combination, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (a) will become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution (regardless of whether the dividend or distribution is scheduled to occur after the Maturity Date), or immediately after the Open of Business on the effective date of such subdivision or combination of Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days from the announcement date for such distribution, to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be increased based on the following formula

CR1 = CR0 x	OS0 + X
OS0 + Y

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.

Any increase made under this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution, regardless of whether the distribution date is scheduled to occur after the Maturity Date. To the extent that such rights, options or warrants expire prior to the Maturity Date and shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants were scheduled to be distributed prior to the Maturity Date and are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 4.04(b) and Section 4.01(b)(iii)(x), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price that is less than the average of the Closing Sale Prices of the Common Stock for each Trading Day in the applicable 10 consecutive Trading-Day period, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors or a duly authorized committee thereof.

(c) If an Ex-Dividend Date occurs for a distribution (the “Relevant Distribution”) of shares of the Company’s Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company’s or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of Common Stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (a) or (b) above; (ii) dividends or distributions paid exclusively in cash; and (iii) Spin-Offs), then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day-period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) of the shares of Capital Stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Any increase made under the above portion of this clause (c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is scheduled to be paid or made prior to the Maturity Date and is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $100 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, without having to convert its Notes, the amount and kind of the Relevant Distribution that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. In the case of rights, options or warrants, if such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if the Ex-Dividend Date for the distribution of such rights, options or warrants had not occurred.

With respect to an adjustment pursuant to this clause (c) where there has been an Ex-Dividend Date for a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0 =	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the first 10 consecutive Trading-Day period commencing on, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Valuation Period”); and

MP0 =	the average of the Closing Sale Prices of Common Stock over the Valuation Period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references within this clause (c) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last VWAP

Trading Day of such Conversion Period. In respect of any conversion during the Valuation Period for any Spin-Off, references within this clause (c) related to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date.

For purposes of the second adjustment formula set forth in this Section 4.04(c), (i) the Closing Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Closing Sale Price of the Common Stock in the definition of “Closing Sale Price” set forth in Section 1.01, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject to Section 4.04(g), for the purposes of this Section 4.04(c), rights, options or warrants distributed to all or substantially all holders of the Common Stock entitling them to acquire the Company’s Capital Stock or other securities, (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.04(c) (and no adjustment to the Conversion Rate under this Section 4.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04(c). If any such rights, options or warrants, distributed prior to the Issue Date are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04(c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any Holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of Sections 4.04(a) through (c), if any dividend or distribution to which this Section 4.04(c) applies includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 4.04(a) also applies (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants entitling holders of the Common Stock to subscribe for or purchase shares of the Common Stock to which Section 4.04(b) also applies (the “Clause B Distribution”), then (i) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a distribution to which this Section 4.04(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required to be made under this Section 4.04(c) with respect to such Clause C Distribution shall be made, (ii) the Clause B Distribution, if any, shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.04(b) with respect thereto shall then be made, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause B Distribution and the Clause A Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (B) any shares of Common Stock included in the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 4.04(b), and (iii) the Clause A Distribution, if any, shall be deemed to immediately follow the Clause C Distribution or the Clause B Distribution, as the case may be, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution, and (B) any shares of Common Stock included in the Clause A Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.04(a).

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all, or substantially all, holders of the outstanding Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0 =	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C =	the amount in cash per share that the Company pays or distributes to substantially all holders of the Common Stock.

Any increase made under this clause (d) shall become effective immediately after the Open of Business on the Ex-Dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this clause (d) is scheduled to be paid or made prior to the Maturity Date but is not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $100 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the applicable Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock, and if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors or a duly authorized committee thereof) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the time (the “Offer Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Offer Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date.

The adjustment to the Conversion Rate under the preceding paragraph of this clause (e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Offer Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Offer Expiration Date. If the Trading Day next succeeding the Offer Expiration Date is less than 10 Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references within this clause (e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration Date to, and including, the last VWAP Trading Day of such conversion period. In respect of any conversion during the 10 Trading Days commencing on, and including, the Trading Day next succeeding the Offer Expiration Date, references within this clause (e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.

(f) Special Settlement Provisions. Notwithstanding anything to the contrary herein, if a Holder converts a Note in a Combination Settlement, and the Daily Settlement Amount for any VWAP Trading Day during the Conversion Period applicable to such Note:

(i) is calculated based on a Conversion Rate adjusted on account of any event described in Sections 4.04(a) through (e); and

(ii) includes any shares of Common Stock that, but for this provision, would entitle their holder to participate in such event;

then, although the Company will otherwise treat such Holder as the holder of record of such shares of Common Stock on the last VWAP Trading Day of such Conversion Period, the Company will not permit such Holder to participate in such event on account of such shares of Common Stock.

In addition, notwithstanding anything to the contrary herein, if a Holder converts a Note and:

(i) Combination Settlement is applicable to such Note and shares of Common Stock are deliverable to settle the Daily Net Share Settlement Number for a given Trading Day within the Conversion Period applicable to such Note;

(ii) any distribution, transaction or event described in Sections 4.04(a)-(e) has not yet resulted in an adjustment to the applicable Conversion Rate on such Trading Day; and

(iii) the shares of Common Stock deliverable in respect of such Trading Day are not entitled to participate in the relevant distribution or transaction (because such shares of Common Stock were not held on a related Record Date or otherwise), then the Company will adjust the number of shares of Common Stock delivered in respect of the relevant Trading Day to reflect the relevant distribution or transaction.

If a Holder converts a Note and:

(i) Physical Settlement is applicable to such Note;

(ii) any distribution or transaction described in Sections 4.04(a)-(e) has not yet resulted in an adjustment to the applicable Conversion Rate on a given Conversion Date; and

(iii) the shares of Common Stock deliverable on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because such shares of Common Stock were not held on a related Record Date or otherwise), then the Company will adjust the number of shares of Common Stock delivered in respect of the relevant Trading Day to reflect the relevant distribution or transaction. Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date pursuant to Section 4.03 based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Poison Pill. If a Holder converts a Note, to the extent that the Company has a rights plan in effect, if Physical Settlement applies to such Note, on the Conversion Date applicable to such Note, and if Combination Settlement applies to such Note on any VWAP Trading Day in the Conversion Period applicable to such Note, the Holder converting such Note will receive, in addition to any shares of Common Stock otherwise received in connection with such conversion on such Conversion Date or such VWAP Trading Day, as the case may be, the rights under the rights plan, unless prior to such Conversion Date or such VWAP Trading Day, as the case may be, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, Distributed Property as described in Section 4.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the Effective Date for any Fundamental Change or Make-Whole Fundamental Change (ii) in the case of any Note to which Physical Settlement applies, the Conversion Date, and, in the case of any Note to which Cash Settlement or Combination Settlement applies, each VWAP Trading Day of the applicable Conversion Period and (iii) every one year anniversary of the date hereof. In addition, the Company shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of Common Stock a Holder would have held on a given day had it converted its Notes.

(i) Limitation on Adjustments. Except as stated in this Section 4.04, the Company will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 4.04(a) through (e) would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination).

In addition, notwithstanding anything to the contrary herein, the Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s subsidiaries;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement or employee stock purchase plan of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 4.04(i)(ii) immediately above and outstanding as of the date the Notes were first issued;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest on the Notes, if any.

For purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.05 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Company to calculate the Closing Sale Prices, the Daily VWAPs or any function thereof over a span of multiple days (including during an Conversion Period), the Company will make appropriate adjustments to each, if any, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer Expiration Date of the event occurs, at any time during the period when such Closing Sale Prices, the Daily VWAPs or function thereof is to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and applicable requirements of the Exchange, the Company is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if such increase is irrevocable for such period and the Board of Directors determines that such increase would be in the Company’s best interest; provided that the Company must give at least 15 days’ prior notice of any such increase in the Conversion Rate. To the extent permitted by applicable law and applicable requirements of the Exchange, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Section 4.06 Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.6

(a) Increase in the Conversion Rate. If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, then the Company shall, to the extent provided herein, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described in this Section 4.06. A conversion of Notes shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Close of Business on the Business Day immediately prior to the related Fundamental Change Purchase Date or, if such Make-Whole Fundamental Change is not also a Fundamental Change, the 35th Business Day immediately following the Effective Date for such Make-Whole Fundamental Change (such period, the “Make-Whole Fundamental Change Period”).

(b) Cash Mergers. Notwithstanding anything to the contrary herein, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change” is comprised entirely of cash, then, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Note shall be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and shall be deemed to be an amount equal to the applicable Conversion Rate (including any adjustment as described in this Section 4.06) multiplied by such Stock Price. In such event, the Company’s conversion obligation will be determined and paid to Holders in cash on the third Business Day following the applicable Conversion Date. Otherwise, the Company will settle any conversion of the Notes following the Effective Date for a Make-Whole Fundamental Change in accordance with Section 4.03 (but subject to Section 4.04).

(c) Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Holder that converts its Notes in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”), and the price (the “Stock Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change, as determined under the two immediately following sentences. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change,” the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

[6]	The brackets will be filled in once the conversion price is determined based on the methodology of the Company’s May 2015 Convertible Notes Indentures.

(d) Interpolation and Limits. The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(i) If the Stock Price is between two Stock Prices in the table or the Effective Date is between two dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later dates, as applicable, based on a 365- or 366-day year, as applicable.

(ii) If the Stock Price is greater than $[•] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

(iii) If the Stock Price is less than $[•] per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of a Make-Whole Fundamental Change to exceed [•] shares of Common Stock per $100 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 4.04.

(iv) The Stock Prices set forth in the column headings of the table in Schedule A shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.04.

(e) Notices. The Company will notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any Make-Whole Fundamental Change and issue a press release as soon as practicable after the Company first determines the anticipated Effective Date of such Make-Whole Fundamental Change (and make the press release available on the Company’s website). The Company will use its commercially reasonable efforts to give notice to Holders of the anticipated Effective Date of such Make-Whole Fundamental Change not more than 70 Scheduled Trading Days nor less than 35 Scheduled Trading Days prior to the anticipated Effective Date or, if the Company does not have knowledge of such Make-Whole Fundamental Change or the Company determines, in its commercially reasonable discretion, that it is impractical or inadvisable to disclose the anticipated Effective Date of such Make-Whole Fundamental Change at least 35 Scheduled Trading Days prior to the anticipated Effective Date, within one business day of the date upon which the Company receives notice, or otherwise becomes aware, of such Make-Whole Fundamental Change or receives notice, or otherwise becomes aware of, such Make-Whole Fundamental Change, unless the Company determines, in its commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose the anticipated Effective Date of such Make-Whole-Fundamental Change (but in no event later than the actual Effective Date of such Make-Whole Fundamental Change). Notwithstanding the foregoing, in no event will the Company be required to provide such notice to Holders before the earlier of (i) the actual Effective Date of such Make-Whole Fundamental Change and (ii) the earlier of such time as the Company or its Affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated Make-Whole Fundamental Change or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which the Company’s equity is then listed the circumstances giving rise to such Make-Whole Fundamental Change.

Section 4.07 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) Merger Events. In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment was made pursuant to Section 4.04(a));

(ii) any consolidation, merger or combination involving the Company;

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety;

(iv) any binding share exchange; or

(v) a liquidation or dissolution of the Company;

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event,” any such common stock, other securities, other property or assets (including cash or any combination thereof), “Reference Property,” and (i) the amount and kind of Reference Property that a holder of one share of Common Stock is entitled to receive in the applicable Merger Event, or (ii) if as a result of the applicable Merger Event, each share of Common Stock is converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the per share of Common Stock weighted average of the amounts and kinds of Reference Property received by the holders of Common Stock that affirmatively make such an election (disregarding, for these purposes, any arrangement to deliver cash in lieu of any fractional security or other unit of Reference Property), a “Unit of Reference Property”) then, the Company or such successor or purchasing person shall enter into a supplemental indenture to provide that, at the effective time of such Merger Event, the consideration due upon conversion of any Notes will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 4 were instead a reference to the same number of Units of Reference Property (it being understood that no adjustment will be made pursuant to Sections 4.04(a)-(e) with respect to any portion of Reference Property that does not consist of Capital Stock), and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for such change; provided, however, that at and after the effective time of the Merger Event, (x) the Company will continue to have the right to determine the Settlement Method upon conversion of the Notes pursuant to Section 4.03(a)(i) and (y) (i) any amount payable in cash upon conversion of the Notes in accordance with Section 4.03 and 4.06 shall continue to be payable in cash, (ii) the number of shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 4.03 and 4.06 shall instead be deliverable in Units of Reference Property and (iii) the Daily VWAP and the Closing Sale Price will, to the extent reasonably possible, be calculated based on the value of a Unit of Reference Property and the definitions of VWAP Trading Day and VWAP Market Disruption Event shall be determined by reference to the components of a Unit of Reference Property.

The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 4.07. Such supplemental indenture described in the immediately preceding paragraph shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor person. If, in the case of any such Merger Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a person other than the successor or purchasing person, as the case may be, in such Merger Event, then such indenture shall also be executed by such other person.

(b) Notice of Supplemental Indentures. The Company shall cause written notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 4.07 shall similarly apply to successive Merger Events. Additionally, if the Company executes a supplemental indenture pursuant to this Section 4.07, it shall promptly file with the Trustee an Officer’s Certificate (in addition to the documents that the Trustee is entitled to receive under Article 8) briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Unit of Reference Property, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

(c) Prior Notice. In addition, at least 20 Scheduled Trading Days before any Merger Event, the Company shall give notice to Holders of such Merger Event, or, if the Company has not publicly announced such Merger Event at such time, as promptly as practicable after publicly announcing such Merger Event. In any such notice, the Company shall also specify the composition of the Unit of Reference Property for such Merger Event, or, if the Company has not determined the composition of such Unit of Reference Property at such time, the Company will provide an additional written notice to Holders that states the composition of such Unit of Reference Property as promptly as practicable after determining its composition.

Section 4.08 Certain Covenants.

(a) Reservation of Shares. To the extent necessary to satisfy its obligations under this Indenture, prior to issuing any shares of Common Stock, the Company will reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Notes.

(b) Certain other Covenants. The Company covenants that all shares of Common Stock that may be issued upon conversion of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder or due to a change in registered owner). The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

(c) [RESERVED].

Section 4.09 Responsibility of Trustee.

The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same or to determine or verify whether any facts exist which make the Notes eligible for conversion or have caused the Notes to no longer be eligible for conversion. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company or a designated institution to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent.

Section 4.10 Notice of Adjustment to the Trustee. Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent (if other than the Trustee) an Officer’s Certificate (upon which the Trustee and Conversion Agent may conclusively rely) setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date as of which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to the Holder of each Note at his or her last address appearing on the Register provided for in Section 2.06 of this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality, effectiveness or validity of any such adjustment and shall not be an Event of Default under this Indenture.

Section 4.11 Notice to Holders.

(a) Notice to Holders Prior to Certain Actions. The Company shall deliver notices of the events specified below at the times specified below and containing the information specified below unless, in each case, (i) pursuant to this Indenture, the Company is already required to deliver notice of such event containing at least the information specified below at an earlier time or, (ii) the Company, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Company shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Company, deliver notice to each Holder with a copy to the Trustee containing such information. In each case, the failure by the Company to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(i) Voluntary Increases. If the Company increases the Conversion Rate pursuant to Section 4.05(b), the Company shall mail to the Holders a notice of the increased Conversion Rate and the period during which such increased Conversion Rate will be in effect at least 15 calendar days prior to the date the increased Conversion Rate takes effect, in accordance with the applicable law.

(ii) Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall deliver notice to the Holders as promptly as possible, but in any event at least 15 calendar days prior to the earlier of (i) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (ii) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Common Stock is expected to be entitled, or may elect, to receive in such event. The Company shall deliver an additional notice to holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Common Stock is expect to be entitled to receive in such event, changes.

(b) Notices After Certain Actions and Events. Whenever an adjustment to the Conversion Rate becomes effective pursuant to Sections 4.04, 4.05 or 4.06, the Company will (i) file with the Trustee an Officer’s Certificate stating that such adjustment has become effective, the Conversion Rate, and the manner in which the adjustment was computed and (ii) deliver written notice to the Holders stating that such adjustment has become effective and the Conversion Rate or conversion privilege as adjusted. Failure to give any such notice, or any defect therein, shall not affect the validity of any such adjustment.

ARTICLE 5.

COVENANTS

Section 5.01 Payment of Principal and Interest and the Fundamental Change Purchase Price.

The Company covenants and agrees that it will cause to be paid the principal of (including the Fundamental Change Purchase Price), premium, if any, on and accrued and unpaid interest, if any, on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 5.02 Maintenance of Office or Agency.

The Company will maintain in the continental United States an office of the Paying Agent, an office of the Registrar and an office or agency where Notes may be surrendered for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture (other than the type contemplated by Section 12.14) may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee.

The Company may also from time to time designate as co-registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the continental United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Registrar, Conversion Agent, and its Corporate Trust Office shall be considered as one such office or agency of the Company for each of the aforesaid purposes. The Company or its Affiliates may act as Paying Agent or Registrar.

With respect to any Global Note, the Corporate Trust Office of the Trustee or any Paying Agent shall be the place of payment where such Global Note may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such payment, conversion, presentation, surrender or delivery effected pursuant to the Applicable Procedures for such Global Note shall be deemed to have been effected at the place of payment for such Global Note in accordance with the provisions of this Indenture.

Section 5.03 Provisions as to Paying Agent.

(a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree, subject to the provisions of this Section 5.03:

(i) that it will hold all sums held by it as such agent for the payment of the principal of, any premium on, accrued and unpaid interest, if any, on and Fundamental Change Purchase Price for the Notes in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal of, any premium on, accrued and unpaid interest, if any, on and Fundamental Change Purchase Price for the Notes, deposit with the Paying Agent a sum sufficient to pay such principal, premium, accrued and unpaid interest or Fundamental Change Purchase Price, as the case may be, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action, provided that, if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal, any premium, accrued and unpaid interest, if any, or Fundamental Change Purchase Price, as the case may be, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal of, premium on, accrued and unpaid interest on or Fundamental Change Purchase Price for the Notes when the same shall become due and payable.

(c) Anything in this Section 5.03 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by any Paying Agent hereunder as required by this Section 5.03, such sums to be held by the Trustee upon the trusts herein contained and upon such payment by the any Paying Agent to the Trustee, such Paying Agent (if other than the Company) shall be released from all further liability with respect to such sums.

(d) Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, any premium on, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price for any Note and remaining unclaimed for two years after such principal, premium, accrued and unpaid interest or Fundamental Change Purchase Price has become due and payable shall be paid to the Company on written request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 calendar days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 5.04 Reports.

The Company will furnish to the Trustee, within 15 calendar days after it is required to file the same with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Company files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee for the purposes of this Section 5.04 at the time of such filing through the EDGAR system (or such successor thereto). The Company shall comply with Section 314(a) of the Trust Indenture Act.

Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates) or any other agreement or document.

Section 5.05 Statements as to Defaults. The Company is required to deliver to the Trustee (i) within 120 days after the end of each fiscal year ending December 31, an Officer’s Certificate stating whether or not the signers thereof know of any default of the Company that occurred during the previous year and whether the Company, to the Officer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and (ii) within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any events that would constitute Defaults or Events of Default, setting forth the details of such Defaults or Events of Default, their status and the action the Company is taking or proposes to take in respect thereof. Such Officer’s Certificate shall also comply with any additional requirements set forth in Section 5.07. The Trustee shall not be deemed to have notice of any Default or Event of Default except in accordance with Section 11.03(i).

Section 5.06 Additional Interest Notice. If Additional Interest is payable by the Company pursuant to Section 6.03, the Company shall deliver to the Trustee and the Paying Agent an Officer’s Certificate, prior to the Regular Record Date for each applicable Interest Payment Date, to that effect stating (a) the amount of such Additional Interest that is payable and (b) the date on which such interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. The Trustee shall have no obligation to calculate or determine, or verify the Company’s calculations or determinations of, the amount of any Additional Interest payable by the Company under this Indenture. If the Company has paid Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 5.07 Compliance Certificate and Opinions of Counsel.

(a) Except as otherwise expressly provided in this Indenture, upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished; provided that no Opinion of Counsel shall be required to be delivered in connection with the issuance of the Initial Notes on the date hereof.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

(c) All applications, requests, certificates, statements or other instruments given under this Indenture shall be without personal recourse to any individual giving the same and may include an express statement to such effect.

Section 5.08 Reserved.

Section 5.09 Corporate Existence. Subject to Article 9, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if, in the judgment of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company.

Section 5.10 Restriction on Resales. The Company shall not, and shall procure that no “affiliate” (as defined under Rule 144) of the Company shall, resell any of the Notes that have been reacquired by the Company or any such “affiliate” (as defined under Rule 144).

Section 5.11 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 5.12 Par Value Limitation. The Company shall not take any action that, after giving effect to any adjustment pursuant to Article 4, would result in the issuance of shares of Common Stock for less than the par value of such shares of Common Stock.

Section 5.13 Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee:

(a) semi-annually, not later than the 10th day after each Regular Record Date, a list, in such form as the Trustee may reasonably require, containing all the information in the possession or control of the Company, or any of its Paying Agents other than the Trustee, of the names and addresses of the Holders, as of such preceding Regular Record Date, and

(b) at such other times as the Trustee may request in writing, within 15 days after the receipt by the Company of any such request, a list of similar form and content as of a date the Trustee may reasonably require.

ARTICLE 6.

REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an “Event of Default”:

(a) the Company’s failure to pay the principal of or any premium, if any, on any Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise;

(b) the Company’s failure to comply with its obligations under Article 4 to pay or deliver the Settlement Amount owing upon conversion of any Note (including any Additional Shares or cash in lieu thereof) which failure continues for five Business Days;

(c) the Company’s failure to pay any interest on any Note when due, and such failure continues for a period of 30 days;

(d) the Company’s failure to pay the Fundamental Change Purchase Price when due;

(e) the Company’s failure to issue a Fundamental Change Company Notice in accordance with the provisions of Section 3.02(a), notice of a Make Whole Fundamental Change in accordance with the provisions of Section 4.06(e) or notice of a distribution in accordance with the provisions of Section 4.01(b)(iii);

(f) the Company’s failure to perform any other covenant required by the Company in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically addressed in Sections 6.01(a) through (e) above) and such failure continues for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding (a copy of which notice, if given by Holders, must also to be given to the Trustee) has been received by the Company;

(g) any indebtedness for money borrowed by, or any other payment obligation of, the Company or any of its Subsidiaries that is a Significant Subsidiary at such time (other than any non-recourse indebtedness of a special purpose Significant Subsidiary of the Company), in an outstanding principal amount, individually or in the aggregate, in excess of $50.0 million (or its foreign currency equivalent at the time) is not paid at final maturity (or when otherwise due, after giving effect to any applicable grace period) or is accelerated;

(h) the Company or any of its Subsidiaries that is a Significant Subsidiary at such time fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50.0 million, provided that, no Event of Default will be deemed to occur under this clause (g) if such judgments are paid, discharged or stayed within 30 days after the entry of such judgment;

(i) the Company or any Significant Subsidiary of the Company (i) commences a voluntary case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s or such Significant Subsidiary of the Company’s property, (iii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iv) makes a general assignment for the benefit of creditors, or (v) fails generally to pay its debts as they become due; or

(j) an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary of the Company (i) seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days.

Section 6.02 Acceleration; Rescission and Annulment.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company) occurs and is continuing, either the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding by written notice to the Company and the Trustee, may declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes then Outstanding to be due and payable immediately. If an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company occurs, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all Notes shall automatically become immediately due and payable.

(b) Notwithstanding anything to the contrary in Section 6.02(a), Section 6.04 or any other provision of this Indenture, if, at any time after the principal of, and accrued and unpaid interest, if any, on, the Notes shall have been so declared due and payable in accordance with Section 6.02(a), and before any judgment or decree of a court of competent jurisdiction for the payment of the monies due shall have been obtained, and each of the conditions set forth in the immediately following clauses (i), (ii) and (iii) is satisfied:

(i) the Company delivers or deposits with the Trustee the amount of cash sufficient to pay all matured installments of principal and interest upon all the Notes, and the principal of and accrued and unpaid interest, if any, on all Notes which shall have become due otherwise than by acceleration (with interest on such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit), and such amount as shall be sufficient to pay the Trustee its reasonable compensation and reimburse the Trustee for its reasonable expenses, disbursements and advances (including the fees and expenses of its agents and counsel);

(ii) rescission and annulment would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) any and all Events of Default under this Indenture, other than the non-payment of the principal of the Notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, the Holders of a majority of the aggregate principal amount of Notes then Outstanding, by written notice to the Company and to the Trustee, may waive all Defaults and Events of Default with respect to the Notes (except for any Default or Event of Default arising from (a) the Company’s failure to pay principal (including the Fundamental Change Purchase Price) of, or any interest on, any Notes), (b) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a) or (c) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and may rescind and annul the declaration of acceleration resulting from such Defaults or Events of Default (except for any Default or Event of Default arising from (x) the Company’s failure to pay principal (including the Fundamental Change Purchase Price) of, or any interest on, any Notes), (y) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a) or (z) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and their consequences; provided, that no such rescission or annulment will extend to or will affect any subsequent Default or Event of Default or shall impair any right consequent on such Default or Event of Default.

Section 6.03 Additional Interest.

(a) Notwithstanding Section 6.02, to the extent the Company elects, the sole remedy for an Event of Default (i) relating to any obligations the Company has or is deemed to have under Section 314(a)(1) of the Trust Indenture Act or (ii) under Section 6.01(f) relating to the Company’s failure to comply with Section 5.04 (which will be the 60th day after written notice is provided to the Company in accordance with such an event of default) (such Event of Default, a “Reporting Event of Default”), will, after the occurrence of such Reporting Event of Default, (i) consist exclusively of the right to receive Additional Interest at an annual rate equal to 0.25% of the aggregate principal amount of the Notes then Outstanding for each day during the 180-day period beginning on, and including, the day on which such a Reporting Event of Default occurs during which such Reporting Event of Default is continuing (or, if applicable, the earlier date on which such Reporting Event of Default is cured or waived) and (ii) consist exclusively of the right to receive Additional Interest on the Notes at an annual rate equal to 0.50% per annum of the principal amount of such tranche of notes outstanding for each day during the 185-day period immediately following such 180-day period, in each case payable in the same manner and on the same dates as the stated interest payable on the Notes.

(b) If the Reporting Event of Default is continuing on the 366th day after the date on which such Reporting Event of Default occurred, the Notes will be subject to acceleration as provided in Section 6.02(a).

(c) In order to elect to pay the Additional Interest as the sole remedy during the first 365 days after the occurrence of a Reporting Event of Default, the Company must notify all Holders of Notes, the Trustee and the Paying Agent in writing of such election on or before the Close of Business on the fifth Business Day after the date on which such Reporting Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice of such election or to pay the Additional Interest when due, the Notes will be immediately subject to acceleration by declaration of the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes Outstanding as provided in Section 6.02. Nothing in this Section 6.03 shall affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default.

Section 6.04 Waiver of Past Defaults. Subject to Section 6.02(b), the Holders of not less than a majority of the aggregate principal amount of Notes then Outstanding, by written notice to the Company and to the Trustee, may waive any Default or Event of Default (except for any Default or Event of Default arising from (a) the Company’s failure to pay principal of, or any interest on, any Notes), (b) the Company’s failure to pay or deliver the Settlement Amounts due upon conversion of any Note within the applicable time period set forth under Section 4.03(a), or (c) the Company’s failure to comply with any provision of this Indenture the modification of which would require the consent of the Holder of each Outstanding Note affected) and rescind any acceleration resulting from such Default or Event of Default and its consequences; provided, that no such waiver will extend to or will affect any subsequent Default or Event of Default or shall impair any right consequent on such Default or Event of Default.

Section 6.05 Control by Majority. The Trustee will not be obligated to exercise any of its rights or powers at the request of the Holders unless the Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense. Subject to this Indenture, applicable law and the Trustee’s indemnification, the Holders of a majority in aggregate principal amount of the Outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any Holder.

Section 6.06 Limitation on Suits. Subject to Section 6.07, no Holder will have any right to institute any proceeding under this Indenture, or for the appointment of a receiver or Trustee, or for any other remedy under this Indenture or with respect to the Notes unless:

(a) the Holder has previously delivered to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default and have offered reasonable indemnity to the Trustee to institute such proceeding as Trustee;

(c) the Trustee has failed to institute a proceeding within 60 days after such notice, request and offer; and

(d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the then Outstanding Notes a direction inconsistent with such written request within 60 days after such notice, request and offer.

Section 6.07 Rights of Holders to Receive Payment and to Convert. Notwithstanding anything to the contrary elsewhere in this Indenture, the above limitations set forth under Section 6.06 do not apply to a suit instituted by a Holder for the enforcement of a payment of the principal (including the Fundamental Change Purchase Price, if applicable) of, or any accrued and unpaid interest on, any Note, on or after the applicable due date or the right to convert the Note or to receive the Settlement Amounts due upon conversion in accordance with Article 4, and such right to receive any such payment or delivery, as the case may be, on or after the applicable due dates shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection of Indebtedness; Suit for Enforcement by Trustee. If an Event of Default specified in Section 6.01(a), 6.01(b), 6.01(c) or 6.01(d) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, interest on, Fundamental Change Purchase Price for and the Settlement Amounts due upon the conversion of the Notes and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 11.07.

Section 6.09 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 11.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 11.07 out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13 Delay or Omission Not a Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in this Indenture) or by the Holders, as the case may be.

Section 6.14 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it will pay out the money or property in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 11.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, premium on, accrued and unpaid interest on, the Fundamental Change Purchase Price for, and any cash due upon conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.14. If the Trustee so fixes a record date and a payment date, at least 15 calendar days prior to such record date, the Trustee will deliver to each Holder (at the Company’s cost and expense) a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder, by such Holder’s acceptance of a Note, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 6.15 shall not apply to (i) any suit instituted by the Trustee, (ii) any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the Notes then Outstanding, (iii) any suit instituted by any Holder for the enforcement of the payment of the principal (including the Fundamental Change Purchase Price) of, or any interest on, any Note on or after the applicable due date expressed or provided for in this Indenture, (iv) any suit for the enforcement of the right to convert any Note or to receive the Settlement Amounts due upon conversion of any Note in accordance with the provisions of Article 4, or (v) any suit for the enforcement of the right of a beneficial owner to exchange its beneficial interest in a Global Note for a Physical Note if an Event of Default has occurred and is continuing in accordance with Section 2.11.

Section 6.16 Waiver of Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.17 Notices from the Trustee. If a Default occurs and is continuing and is known to the Trustee, the Trustee must send notice of such Default to each Holder within 90 days after such Event of Default has occurred. Except in the case of a Default in the payment of the principal of, premium, if any, or interest on any Note or of a Default in the payment or delivery of the Settlement Amounts due upon conversion of any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

ARTICLE 7.

SATISFACTION AND DISCHARGE

Section 7.01 Discharge of Liability on Notes. When (a) the Company shall deliver to the Registrar for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, an amount of cash (and, to the extent applicable, deliver to the Holders a number of shares of Common Stock to satisfy the Company’s obligations with respect to outstanding conversions), sufficient to pay all amounts due on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Notes are due and payable solely in cash at the Maturity Date or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee, and the Company shall have paid or caused to be paid all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations, indemnities and immunities of the Trustee hereunder and the obligations of the Company in respect thereof), and the Trustee, on written demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel (each stating that all conditions precedent to the discharge of the Indenture have been complied with) and at the cost and expense of the Company, shall execute instruments acknowledging satisfaction and discharge of this Indenture. Notwithstanding the foregoing, the Company hereby agrees to reimburse the Trustee for any costs or expenses thereafter incurred by the Trustee, including the reasonable fees and expenses of its counsel, and to compensate the Trustee for any services thereafter rendered by the Trustee in connection with this Indenture or the Notes.

Section 7.02 Deposited Monies to Be Held in Trust by Trustee. Subject to Section 7.04, all monies deposited with the Trustee pursuant to Section 7.01 shall be held in trust for the sole benefit of the Holders of the Notes, and such monies and shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment of all sums or amounts due and to become due thereon for principal and interest, if any.

Section 7.03 Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all excess monies then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such amounts.

Section 7.04 Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two (2) years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on written demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holders shall thereafter look only to the Company for any payment that such Holder may be entitled to collect unless an applicable abandoned property law designates another person.

Section 7.05 Reinstatement. If the Trustee or the Paying Agent is unable to apply any monies in accordance with Section 7.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.01 until such time as the Trustee or the Paying Agent is permitted to apply all such amounts in accordance with Section 7.02; provided, however, that if the Company makes any payment of interest on, principal of or delivery in respect of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the monies held by the Trustee or Paying Agent.

ARTICLE 8.

SUPPLEMENTAL INDENTURES

Section 8.01 Supplemental Indentures Without Consent of Holders.

Without the consent of any Holder, the Company (when authorized by a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency in this Indenture or the Notes;

(b) to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of the Company’s obligations under this Indenture;

(c) to add guarantees with respect to the Notes;

(d) to secure the Notes;

(e) to add to the Company’s covenants such further covenants, restrictions or conditions for the benefit of the Holders or surrender any right or power conferred upon the Company by this Indenture;

(f) to make any change that does not adversely affect the rights of any Holder in any material respect;

(g) to make any change to comply with the Trust Indenture Act, or any amendment thereto;

(h) make any change as required by applicable law including appropriate transfer restrictions; or

(i) upon the occurrence of an event described in Section 4.07(a), solely (i) to provide that such Notes are convertible into or by reference to Reference Property, subject to the provisions in Sections 4.03 and 4.07, and (ii) to effect the related changes to the terms of such Notes under Section 4.07.

Section 8.02 Supplemental Indentures With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) and by Act of said Holders delivered to the Company and the Trustee, the Company, and the Trustee may amend the Notes or enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture, and the Holder of a majority in aggregate principal amount of the Outstanding Notes may waive the Company’s compliance with any provision herein without notice to the other Holders; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby:

(a) change the stated Maturity Date of the principal of or any interest on the Notes;

(b) reduce the principal amount of or interest on the Notes;

(c) reduce the amount of principal payable upon acceleration of the Maturity Date of any Note;

(d) change the place or currency of payment of principal of or interest on any Note;

(e) impair the right of any Holder to receive payment of principal of and interest on its Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, such Holder’s Notes;

(f) modify the provisions with respect to the purchase rights of Holders as described in Section 3.01 in a manner adverse to Holders;

(g) make any change that impairs or adversely affects the rights of Holders to convert their Notes;

(h) modify the ranking provisions of this Indenture; or

(i) make any change to the provisions of this Article 8 which require each Holder’s consent or in the waiver provisions in Section 6.04 of this Indenture except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of Outstanding Notes.

It shall not be necessary for any Act or consent of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof.

Section 8.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 8 becomes effective, the Company shall provide to the Holders a written notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

Section 8.04 Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment or supplement authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplement, the Trustee shall receive, and shall be fully protected in conclusively relying upon, in addition to the documents required by Section 5.07, an Officer’s Certificate and an Opinion of Counsel provided at the expense of the Company providing that such amendment or supplement is authorized or permitted by this Indenture and such amendment or supplement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 8.05 Conformity With Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

ARTICLE 9.

SUCCESSOR COMPANY

Section 9.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 9.03, the Company shall not consolidate with, enter into a binding share exchange with, or merge with or into, another Person or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to another Person, unless:

(a) the resulting, surviving transferee or successor Person (the “Successor Company”), if not the Company, is a corporation organized and existing under the laws of the U.S., any state of the U.S. or the District of Columbia and the Successor Company expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture with respect to the Notes;

(c) all other conditions specified in this Article 9 are met.

Notwithstanding anything to the contrary in the foregoing, the offering to the public, and any subsequent dispositions of the Company’s interests in, any of the Company’s Yieldco Subsidiaries (including TerraForm Power) in which the Company continues to own at least 51% of the voting power, shall not be prohibited by this Section 9.01.

Upon any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person, the Successor Company (if not the Company) shall succeed to, and may exercise every right and power of the Company under this Indenture.

Section 9.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and premium (including any Fundamental Change Purchase Price), if any, and accrued and unpaid interest, if any, on all of the Notes, the due and punctual payment or delivery of any Settlement Amount due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company under this Indenture, such Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if it had been named herein as the party of the first part; provided, however, that in the case of a sale, assignment, conveyance, transfer, lease or other disposition to one or more of its Subsidiaries of all or substantially all of the properties and assets of the Company, the Notes will remain convertible based on the Settlement Amount, in accordance with Section 4.03 but subject to adjustment (if any) in accordance with Section 4.06. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer or other disposition to another Person (but not in the case of a lease), the Person named as the “Company” in the first paragraph of this Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 9 may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture.

In case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition to another Person, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 9.03 Officer’s Certificate and Opinion of Counsel to Be Given to Trustee. In the case of any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition pursuant to Section 9.01, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel stating that any such consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Indenture.

ARTICLE 10.

NO REDEMPTION

Section 10.01 No Redemption. The Company shall not be permitted to redeem the Notes, and no sinking fund is provided for the Notes.

ARTICLE 11.

THE TRUSTEE

Section 11.01 Duties and Responsibilities of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are provided in the Trust Indenture Act and as specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee. In case an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care in its exercise as a prudent person would use in the conduct of his or her own affairs.

(b) Prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, and subject to Sections 315(a) through (d) of the Trust Indenture Act:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and applicable law, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this subsection (c) does not limit the effect of this Section 11.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding determined as provided in Section 1.03 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture;

(d) Whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 11.01.

(e) The Trustee shall not be liable in respect of any payment (as to the correctness or calculation of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Registrar with respect to the Notes.

(f) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(g) None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 11.02 [RESERVED]

Section 11.03 Rights of the Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon or other paper or document (whether in its original or facsimile form) believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to the Trustee by a Board Resolution.

(c) The Trustee may consult with counsel of its own selection and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture (including upon the occurrence and during the continuance of an Event of Default), unless such Holders shall have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, expenses and liabilities which may be incurred therein or thereby.

(e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney (at the reasonable expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation).

(f) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(g) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) In the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company.

(n) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(o) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any trust account, funds held hereunder or this Indenture (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of funds), the Trustee is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 11.04 Trustee’s Disclaimer.The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee under this Indenture and the Trustee shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes.

Section 11.05 Trustee or Agents May Own Notes. The Trustee or any Agent, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not Trustee or Agent. The Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.

Section 11.06 Monies to be Held in Trust. Subject to the provisions of Section 7.02, all monies and properties received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on or the investment of any money received by it hereunder except as may be agreed in writing from time to time by the Company and the Trustee.

Section 11.07 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, such compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to from time to time in writing between the Company and the Trustee, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its own negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction.

The Company also covenants to indemnify each of the Trustee and the Agents (and their respective officers, directors and employees), in any capacity under this Indenture and their respective agents for, and to hold each of them harmless from and against, any and all loss, liability, claim, damage, cost or expense incurred without negligence or willful misconduct on its own part and arising out of or in connection with the acceptance or administration of this trust and the performance of its duties and/or the exercise of its rights hereunder or in any other capacity hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, a Holder or any other Person) of liability in the premises. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company may defend the claim and the Trustee shall cooperate in the defense; provided, the Company shall not settle any such claim without the consent of the Trustee (which consent shall not be unreasonable withheld). The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent.

The obligations of the Company under this Section 11.07 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a lien prior to that of the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the Holders of particular Notes. The obligation of the Company under this Section 11.07 shall survive the payment of the Notes, the satisfaction and discharge of this Indenture and/or the resignation or removal of the Trustee.

When the Trustee, any Agent, and any of their respective agents incur expenses or render services after an Event of Default specified in Section 6.01(i) and 6.01(j) with respect to the Company occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 11.08 Officer’s Certificate as Evidence. Subject to Section 11.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee.

Section 11.09 Conflicting Interests of Trustee. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, this Indenture.

Section 11.10 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus, together with its parent (which, in the case of Computershare Trust Company, National Association is Computershare, Inc.) of at least $50,000,000 (or if such Person is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $50,000,000). If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 11.10 the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.10, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 11.11 Resignation or Removal of Trustee.

(a) The Trustee may at any time resign by giving written notice of such resignation to the Company and to the Holders of Notes. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment thirty (30) days after such notice of resignation is given to the Company and the Holders, the resigning Trustee may, upon ten (10) Business Days’ notice to the

Company and the Holders, appoint a successor identified in such notice or may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor trustee, or, if any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, subject to the provisions of Section 6.15, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall fail to comply with Section 11.09 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months; or

(ii) the Trustee shall cease to be eligible in accordance with the provisions of Section 11.10 and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, the Company may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.15, any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee; provided, however, that if no successor Trustee shall have been appointed and have accepted appointment thirty (30) days after either the Company or the Holders has removed the Trustee, the Trustee so removed may petition at the Company’s expense any court of competent jurisdiction for an appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c) The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may at any time remove the Trustee and nominate a successor trustee which shall be deemed appointed as successor trustee unless, within ten (10) days after notice to the Company of such nomination, the Company objects thereto, in which case the Trustee so removed or any Holder, or if such Trustee so removed or any Holder fails to act, the Company, upon the terms and conditions and otherwise as in Section 11.11(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 11.11 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 11.12.

Section 11.12 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 11.11 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amount then due it pursuant to the provisions of Section 11.07, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a lien upon all property and funds held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 11.07.

No successor trustee shall accept appointment as provided in this Section 11.12 unless, at the time of such acceptance, such successor trustee shall be qualified under the provisions of Section 11.09 and be eligible under the provisions of Section 11.10.

Upon acceptance of appointment by a successor trustee as provided in this Section 11.12, the Company (or the former trustee, at the written direction of the Company) shall give or cause to be given notice of the succession of such trustee hereunder to the Holders of Notes in accordance with Section 12.08(c). If the Company fails to give such notice within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be given at the expense of the Company.

Section 11.13 Succession by Merger, Etc. Any corporation into which the Trustee may be merged or exchanged or with which it may be consolidated, or any corporation resulting from any merger, exchange or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee (including any trust created by this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that in the case of any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, such corporation shall be qualified under the provisions of Section 11.09 and eligible under the provisions of Section 11.10.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or any authenticating agent appointed by such successor trustee may authenticate such Notes in the name of the successor trustee; and in all such cases such certificates shall have the full force that is provided in the Notes or in this Indenture; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, exchange or consolidation.

Section 11.14 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Company (or any such other obligor).

Section 11.15 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 11.16 Reports by Trustee to Holders. Within 60 days after each May 15, beginning with the May 15 following the issue date, the Trustee will mail to each Holder, as provided in Trust Indenture Act Section 313(c), a brief report, if required by Trust Indenture Act Section 313(a), and file such reports with each stock exchange upon which its Notes are listed and with the Commission as required by Trust Indenture Act Section 313(d).

ARTICLE 12.

MISCELLANEOUS

Section 12.01 Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 12.02 Governing Law. This Indenture and the Notes, and any claim, controversy or dispute arising under or related to this Indenture or the Notes, will be governed by, and construed in accordance with, the laws of the State of New York, (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

Section 12.03 No Note Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 12.04 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act. All Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

Section 12.05 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Agent or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.06 Calculations. Neither the Trustee nor any Agent shall be responsible for making any calculation with respect to any matter under this Indenture or the Notes (including, for the avoidance of doubt, the trading price of the Notes). Except as otherwise expressly provided in this Indenture, the Company and its designated agents shall be responsible for making all calculations called for under this Indenture and the Notes. These calculations include, but are not limited to, determinations of any Fundamental Change Purchase Price, the Closing Sale Prices of the Common Stock, accrued interest payable on the Notes, the Conversion Rate, the Settlement Amount and the amount of Additional Interest that may be payable by Company from time to time. The Company shall make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent and all other agents appointed by the Company herein are entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holders upon the written request of that Holder.

Whenever the Company is required to calculate or make adjustments to the Conversion Rate, the Company will do so to the 1/10,000th of a share of Common Stock, rounding any additional decimal places up or down in a commercially reasonable manner.

Section 12.07 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.08 Notices.

(a) Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, election, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Company or the Trustee shall be in writing and delivered in person or mailed by first class mail, postage prepaid, overnight courier or transmitted by facsimile transmission or electronic transmission in PDF format as follows:

(i) if to the Trustee by any Holder or by the Company, at its Corporate Trust Office;

(ii) if to the Company by the Trustee or by any Holder, at the address of its principal office at SunEdison, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, Attention: General Counsel.

(b) The Company or the Trustee, by notice given to the other in the manner provided in this Section 12.08, may designate additional or different addresses for subsequent notices or communications.

(c) Notices to Holders will be sent to the address of each Holder as it appears in the Register. Notices will be deemed to have been given on the date of mailing or electronic transmission to such Holder. Whenever a notice is required to be given by the Company, such notice may be given by the Trustee on the Company’s behalf. With respect to Global Notes, notice shall be sufficiently given if given to the Depositary for the Notes (or its designee), pursuant to customary procedures of such Depositary.

(d) Whenever the Company is required to deliver notice to the Holders, the Company will, by the date it is required to deliver such notice to the Holders, deliver a copy of such notice to the Trustee and the Agents. Notices to the Trustee shall be deemed given upon actual receipt thereof.

(e) In respect of this Indenture, the Trustee, in each of its capacities, including without limitation as the Trustee, Registrar, Paying Agent and Conversion Agent, shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 12.09 No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10 Tax Withholding. Nothing herein shall preclude any tax withholding required by law or regulation. Each Holder agrees, and each beneficial owner of an interest in a Note by its acquisition of such interest is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note (or, in certain circumstances, against any payments on the Common Stock).

Section 12.11 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.13 Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, disasters, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.14 Submission to Jurisdiction.

(a) The Company hereby irrevocably consents to jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York and the County of New York, over any suit, action or proceeding with respect to this Indenture or the Notes or the transactions contemplated hereby. The

Company waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the Notes or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the City of New York and County of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the City of New York and County of New York was brought in an inconvenient court and agrees not to plead or claim the same. The Company hereby irrevocably appoints Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for the term of this Indenture. Nothing in this Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

SunEdison, Inc.

By:
Name:
Title:

Computershare Trust Company, National Association, as Trustee, Registrar, Paying Agent and Conversion Agent

By:
Name:
Title:

SCHEDULE A

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased pursuant to Section 4.06 based on the hypothetical Stock Prices and the dates set forth below.

[THIS TABLE SHALL BE BASED ON THE KYNEX CONVERTIBLE BOND PRICING MODEL USED FOR CONVERTIBLE NOTES OFFERINGS BY EXCHANGE LISTED COMPANIES IN THE UNITED STATES].

A-2

EXHIBIT A

[FORM OF FACE OF NOTE]

[For all Notes, include the following legend (the “Non-Affiliate Legend”):]

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

[For Global Notes, include the following legend (the “Global Notes Legend”):]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

SunEdison, Inc.

2.25% Convertible Senior Notes due 2020

No.: [            ]

CUSIP:         [•]

Principal

Amount $ [            ] as revised by the Schedule of Increases and Decreases in the Global Note attached hereto

SunEdison, Inc., a Delaware corporation (the “Company”), promises to pay to [            ] [include “Cede & Co.” for Global Note] or registered assigns, the principal amount of [add principal amount in words] $[            ] [For Global Notes, include the following: as revised by the Schedule of Increases and Decreases in the Global Note attached hereto,] on [            ], 2020 (the “Maturity Date”).

Interest Payment Dates: [            ] and [            ].

Regular Record Dates: [            ] and [            ].

Additional provisions of this Security are set forth on the other side of this Note.

IN WITNESS WHEREOF, SunEdison, Inc. has caused this instrument to be signed manually or by facsimile by one of its duly authorized Officers.

SunEdison, Inc.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

Computershare Trust Company, National Association, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

SunEdison, Inc.

2.25% Convertible Senior Notes due 2020

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued under the Indenture dated as of [            ], 2015 by and between the Company and Computershare Trust Company, National Association, herein called the “Trustee,” and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

This Note does not benefit from a sinking fund. This Note shall not be redeemable at the Company’s option.

As provided in and subject to the provisions of the Indenture, upon the occurrence of a Fundamental Change, the Holder of this Note will have the right, at such Holder’s option, to require the Company to purchase this Note, or any portion of this Note such that the principal amount of this Note that is not purchased equals $100 or an integral multiple of $100, on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

As provided in and subject to the provisions of the Indenture, the Holder hereof has the right, prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert this Note or a portion of this Note such that the principal amount of this Note converted equals $100 or an integral multiple of $100, into a number of shares of Common Stock determined in accordance with Article 4 of the Indenture and subject to adjustment as set forth therein.

As provided in and subject to the provisions of the Indenture, the Company will make all payments in respect of the Fundamental Change Purchase Price for and the principal amount of, this Note to the Holder that surrenders this Note to the Paying Agent to collect such payments in respect of this Note. The Company will pay cash amounts in money of the U.S. that at the time of payment is legal tender for payment of public and private debts.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Note, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity to the Trustee, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, and shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of the principal hereof, premium, if any, or interest hereon, the Fundamental Change Purchase Price with respect to and the amount of cash, the number of shares of Common Stock or the combination thereof, as the case may be, due upon conversion of this Note or after the respective due dates expressed in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Fundamental Change Purchase Price), premium, interest on and the amount of cash, a number of shares of Common Stock or a combination of cash and shares of Common Stock, if any, as the case may be, due upon conversion of, this Note at the time, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer to the Trustee, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon a new Note of this series and of like tenor for the same aggregate principal amount will be issued to the designated transferee.

The Notes are issuable only in registered form without coupons in minimum denominations of $100 and integral multiples of $100.7 As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Subject to the rights of the Holders as of the Regular Record Date to receive interest on the related Interest Payment Date, prior to due presentment of this Note for registration of transfer, the Company, the Trustee, the Agents and any of their respective agents may treat the Person in whose name the Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, the Agents nor any agents shall be affected by notice to the contrary.

[7]	The Company may instead elect to have denominations in $1,000 or such other denomination required by the Depository Trust Company (“DTC”) with respect to any Notes held through DTC.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

Upon the issuance of any new Note, the Company may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including fees and expenses of the Trustee) connected therewith.

All defined terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. If any provision of this Note limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To: SunEdison, Inc.

The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is such that the principal amount of the portion of this Note that will not be converted equals $100 or an integral multiple of $100 in excess thereof) below designated, into a number of shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (if less than all):

$

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) another guarantee program acceptable to the Trustee.)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered Holder.

(Name)

(Address)

Please print name and address

(including zip code)

(Social Security or other Taxpayer

Identifying Number)

Dated:

Signature(s)

(Sign exactly as such Person’s name appears above)

Signature Guarantee

(Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Notes Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.)

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:        SunEdison, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a Fundamental Change Company Notice from SunEdison, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (i) the entire principal amount of this Note, or the portion thereof (that is such that the portion not to be purchased has a principal amount equal to $100 or an integral multiple of $100 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

Principal amount to be purchased (if less than all):

$

Certificate number (if Notes are in certificated form)

Dated:

Signature(s) (Sign exactly as your name appears on the other side of this Note) Social Security or Other Taxpayer Identification Number

ATTACHMENT 3

[Insert for Global Note]

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

Initial Principal Amount of Global Note:

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar, Note Custodian or authorized signatory of Trustee